Exhibit 10.1

SHARE PURCHASE AGREEMENT

AMONG

CIVEO CORPORATION

AND

NORALTA LODGE lTD.

AND

THE Persons Defined as Vendors in this Agreement

AND

LANCE TORGERSON

AND

1818939 Alberta ltd.

AND

2040618 Alberta ltd.

AND

2040624 Alberta ltd.

AND

2073357 ALBERTA LTD.

AND

2073358 ALBERTA LTD.

Dated as of and with effect November 26, 2017

TABLE OF CONTENTS

PAGE

Article 1 DEFINITIONS AND INTERPRETATION	3

Definitions	3
Interpretation	17
Knowledge of a Party	18
Accounting Terms and Computations	18
Interpretation not Affected by Party Drafting	18

Article 2 SHARE PURCHASE	18

Purchase and Sale	18
Purchase Consideration and Payment of Purchase Price	18
Allocation of Purchase Price	20
Consideration Shares	20
Purchase Price Adjustments	20
Purchase Price Adjustment Dispute Resolution	24
Tax Elections	25
Cash Payments	26
Closing Date	26
Resale Restrictions	26
Pre-Closing Transactions	26

Article 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	27

Incorporation, Organization and Authority of the Purchaser	27
Necessary Proceedings	27
Issuance of Consideration Shares	27
Valid and Binding Obligations	27
Required Consents	27
No Breach Caused by this Agreement	28
Current Share Capital	28
Financial Statements	28
Material Change	28
Public Disclosure	29
Governmental Approvals	29
Compliance with Laws	29
No Brokers and Finders	29
WTO Investor	30
Title to Assets	30
No Reporting Issuer Status	30
No Bankruptcy	30
Financial Ability	30
Compliance with Laws	30
Material Contracts	31
No Inducement or Reliance	31

- ii -

Article 4 REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE CORPORATION	32

Incorporation, Organization, Corporation Structure and Authority	32
Necessary Proceedings	32
Valid and Binding Obligation	32
Required Consents	33
Capital	33
Rights to Acquire Securities	33
Title to Assets	33
Operation and Condition of Assets	34
Warranties and Claims	34
Permits	34
Financial Statements	34
Absence of Undisclosed Liabilities	35
Indebtedness	35
Accountants	35
Material Change	35
Compliance with Laws	35
Guarantees	36
Tax Matters	36
Deferred Payments	37
Material Contracts	38
Other Disclosures	38
Outstanding Dispositions	38
Corporate Records	38
No Breach Caused by this Agreement	38
Litigation	39
No Brokers and Finders	39
Employee, Consultant, Officer and Director Obligations	39
Employee Benefit Plans	40
Employment Matters	40
Intellectual Property	41
Governmental Entity Approvals	43
No Reporting Issuer Status	43
Off-Balance Sheet Arrangements	43
Owned Real Property	43
Leased Real Property	45
Environmental and Safety Laws	46
Shareholders' Agreements, etc.	47
No Bankruptcy	47
Investments in Competitors	48
Protection of Confidentiality	48
Privacy	48
Partnerships or Joint Ventures	48
Insurance	48
Related Party Transactions	48
Customers and Suppliers	49
Dividends and Distributions	49
Leases	49
No Default under Lending Agreements	49
Accounts Receivable	49
Bank Accounts	50

- iii -

Restrictions on Doing Business	50
Incorporation, Organization, Corporation Structure and Authority of Dene Koe GP and Dene Koe LP	50
Capital of Dene Koe GP and Dene Koe GP	50
Rights to Acquire Securities re: Dene Koe GP and Dene Koe GP	51
Absence of Undisclosed Liabilities	51
Indebtedness of Dene Koe GP and Dene Koe LP	51
Dene Koe GP and Dene Koe LP Compliance with Laws	51
Material Contracts of Dene Koe GP and Dene Koe LP	52
Disclosure	52
Litigation Against Dene Koe GP or Dene Koe LP	52
Insurance re: Dene Koe GP and Dene Koe LP	52
Bank Accounts of Dene Koe GP and Dene Koe LP	52
No Employees or Owned or Leased Real Property of Dene Koe GP and Dene Koe LP	53
Intellectual Property of Dene Koe GP and Dene Koe LP	53
Business of Dene Koe GP and Dene Koe LP	53
No Bankruptcy of Dene Koe GP or Dene Koe LP	53
No Equipment Leased or Owned or Guarantees given by Dene Koe GP or Dene Koe LP	53
Material Change	53
Compliance with Laws	53

Article 5 REPRESENTATIONS AND WARRANTIES OF THE VENDORS	54

Ownership of Purchased Shares	54
Incorporation, Organization, Authority and Capacity	54
Necessary Proceedings	55
Valid and Binding Obligation	55
Residency	56
No Bankruptcy	56
Securities Law Matters	56
No Inducement or Reliance	56
Torgerson Representations and Warranties	57

Article 6 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES	57

Survival of Covenants, Representations and Warranties	57

Article 7 COVENANTS OF THE VENDORS AND THE CORPORATION	57

General Covenants	57
Covenants in Respect of Business	59
Necessary Consents	62
Non-Solicitation	62
Employee Severance	63
Representation and Warranty Insurance	63

Article 8 COVENANTS OF THE PURCHASER	63

General Covenants	63
Covenants in Respect of Purchaser Business	65
Preservation of Files and Records	65
Employee Severance	65
Excluded Privileged Communications	66
Representation and Warranty Insurance	66

- iv -

Article 9 MUTUAL COVENANTS	66

Notice of Material Change	66
Consummation of the Transaction	67
Regulatory Approvals	67
Purchaser Access to the Corporation	68
Tax Matters	68
Privacy	69

Article 10 INDEMNIFICATION	70

Indemnification by the Purchaser	70
Indemnification by the Vendors	70
Limitation on Indemnification	71
Procedure for Indemnification	74

Article 11 CONDITIONS PRECEDENT	76

Mutual Conditions Precedent	76
Conditions Precedent for the Benefit of the Purchaser	77
Conditions Precedent for the Benefit of the Vendors	78

Article 12 CLOSING	79

Time of Closing	79
Deliveries on the Closing Date	79

Article 13 TERMINATION	81

Termination Rights	81
Effect of Termination	82

Article 14 EXPENSES	82

Professional Fees	82

Article 15 DISPUTE RESOLUTION	82

Commercially Reasonable Efforts to Settle Disputes	82
Arbitration	83

Article 16 GENERAL	83

Public Announcement/Proxy Statement	83
Independent Legal Advice	84
Entire Agreement	84
Further Assurances	85
Commercially Reasonable Efforts	85
Closing Date Determinations	85
Severability	85
Applicable Law	85
Governing Language	85
Attornment	86
Successors and Assigns	86
Time of Essence	86
Notices	86
Waiver	88
Amendments	88

- v -

Remedies Cumulative	88
Third Parties	88
Disclosure Letter	88
Counterparts	88

Schedule

Schedule "A" – Purchased Shares and Allocation of Purchase Price

Exhibits

Exhibit "1" – Form of Escrow Agreement

Exhibit "2" – Form of Non-Competition Agreement

Exhibit "3" – Purchaser Preferred Shares Terms

Exhibit "4" – Form of Registration Rights Agreement

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of and with effect the 26th day of November, 2017.

AMONG:

CIVEO CORPORATION, a corporation incorporated under the Laws of the Province of British Columbia (the "Purchaser"),

AND:

TORGERSON FAMILY TRUST, a trust resident in the Province of British Columbia ("Torgerson Trust"),

AND:

2073357 ALBERTA LTD. , a corporation incorporated under the Laws of the Province of Alberta ("SmithCo"),

AND:

2073358 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("Smith HoldCo"),

AND:

1818939 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("1818939"),

AND:

2040618 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("2040618"),

AND:

2040624 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("2040624"),

AND:

989677 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("989677"),

AND:

LANCE TORGERSON, an individual residing in the City of Kelowna, in the Province of British Columbia ("Torgerson"),

AND:

NORALTA LODGE LTD., a corporation incorporated under the Laws of the Province of Alberta (the "Corporation").

WHEREAS:

A.	the Purchaser wishes to acquire all of the Purchased Shares on the Closing Date;

B.	the Vendors, the Corporation, SmithCo, 1818939, 2040618 and 2040624 wish to complete the Pre-Closing Transactions prior to Closing;

C.	the Vendors wish to sell the Purchased Shares to the Purchaser on the Closing Date after completion of the Pre-Closing Transactions; and

D.	Torgerson is the beneficial shareholder of 989677 and a beneficiary and trustee of the Torgerson Trust.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1          In this Agreement, including the recitals hereto, the following terms have the meanings ascribed thereto as follows:

(a)	"Accounting Firm" has the meaning given in Section 2.7;

(b)

"Accounts Receivable" means all accounts, notes, bills and other receivables, trade accounts and trade receivables, and other amounts owing to the Corporation and its Subsidiaries, together with any unpaid interest or fees accrued thereon which are outstanding on the Closing Date and the full benefit of all security or collateral for such amounts, including all advances and deposits;

(c)	"Acquisition" means the acquisition of all of the Purchased Shares by the Purchaser from the Vendors pursuant to the terms and conditions of this Agreement;

(d)

"Acquisition Proposal" means a proposal or offer by a third party to: (a) acquire in any manner, directly or indirectly, beneficial ownership of all or a portion equal to or greater than 15% of the Assets of the Corporation or its Subsidiaries; (b) to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over any of the outstanding securities of the Corporation or its Subsidiaries; or (c) to combine with the Corporation or its Subsidiaries, whether by:

(i)	an arrangement, amalgamation, merger, consolidation, joint venture, partnership or other business combination;

(ii)	by means of a recapitalization or sale of shares in the capital of the Corporation or a Subsidiary (including through the issuance of securities from treasury); or

(iii)

a takeover bid or similar transaction involving the Corporation or a Subsidiary, including any single or multi-step transaction or series of related transactions which is structured to permit any such transaction with any such third party, or any public announcement of an intention to do any of the foregoing, provided, however, that an Acquisition Proposal shall not include any of the Pre-Closing Transactions;

(e)

"Affiliate" means, with respect to a specified Person, a Person that controls, is controlled by or is under common control with the subject Person and, for the purpose of this definition, "control", "controlling" or "controlled" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contact, partnership agreement, trust arrangement or other means, either directly or indirectly, that results in control in fact; provided that direct or indirect ownership of shares of a corporation carrying 50% or more of the voting rights shall constitute control of such Person;

(f)

"Agreement" means this agreement, including the recitals and all forms, Schedules and Exhibits attached to this agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(g)	"Amalco" means the successor corporation resulting from the Pre-Closing Amalgamation;

(h)	"Ancillary Transaction Documents" means the Escrow Agreement, Escrowed Shares Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement;

(i)

"Anti-Corruption Laws" mean: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the Corruption of Foreign Public Officials Act (Canada); (iii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further "amended and supplemented from time to time; and (iv) any other anti-corruption or anti-bribery Law, regulation or requirement applicable to the Corporation, or any Subsidiary, including Laws against bribery in the Criminal Code (Canada);

(j)	"Arbitration Award" has the meaning given in Section 15.2(d);

(k)	"ARC Application" has the meaning given in Section 9.3(a);

(l)	"ASPE" means accounting standards for private enterprises, as issued by the Accounting Standard Board and as adopted in Canada, as in effect from time to time;

(m)

"Assets" means, collectively, all assets associated or used in connection with the Business, including all Corporate Records, Leased Premises, Real Property, Equipment, Equipment Leases, Operating Leases, Intellectual Property, Office Equipment, Vehicles, Working Capital and other assets associated therewith or used in the operation thereof;

(n)	"Base Cash Consideration" means Cdn.$209,500,000.00;

(o)

"Benefit Plans" means all health, welfare, supplemental or regular unemployment benefit, bonus, profit sharing, commission, deferred compensation, disability, employee assistance, life insurance, severance or termination, change-of-control benefit, retention bonus, profit sharing, stock option, stock purchase, stock appreciation, phantom stock or other equity incentive, pension or retirement plans and all other employee compensation or benefit plans, programs, policies or arrangements which are maintained by, contributed to or binding upon the Corporation or its Subsidiaries (whether funded or unfunded, insured or self-insured, written or oral, registered or non-registered) for the benefit of current or former Employees (or the dependents or beneficiaries thereof) or with respect to which the Corporation or its Subsidiaries has any Liability, but excluding any pension, workers' compensation, unemployment insurance or other comparable plan or program established or administered by any Governmental Entity;

(p)

"Borrowed Money Indebtedness" means, without duplication, the unpaid principal amount, accrued interest, premiums, penalties, breakage costs, exit fees and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all Indebtedness for borrowed money of the Corporation or any of its Subsidiaries, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Business, but does not include amounts in respect of any such Indebtedness or obligations solely between or among the Corporation and any Subsidiary and, without limiting the generality of the foregoing, includes all amounts owing under the July 13, 2017 Second Amended and Restated Credit Agreement among the Corporation, as borrower, HSBC Bank of Canada as administrative agent, lead arranger and sole bookrunner and syndication agent, and the lenders thereto, including any amounts in respect of early termination costs associated therewith;

(q)

"Business" means the business of providing workforce accommodation, workforce lodging, and logistics, catering and facility management services relating to workforce accommodation and workforce lodging, in each case for the oil and gas industry as conducted in the Province of Alberta by the Corporation, the Subsidiaries, Dene Koe GP and Dene Koe LP up to and including the Closing Date;

(r)	"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in Edmonton, Alberta or Houston, Texas;

(s)	"Business Information" has the meaning given in Section 16.2;

(t)	"CA Notification" has the meaning given in Section 9.3(a);

(u)

"Cash and Cash Equivalents" means cash, cash equivalents, marketable securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments, net of outstanding cheques, of the Corporation and its Subsidiaries at the Closing Time, but excluding any amount of Restricted Cash;

(v)

"Change of Control Agreement" means any Contract to which the Corporation is a party or by which it is bound, including any Contract with an Employee, that contains "change of control" provisions that are, will be, or may be activated in connection with the entering into of this Agreement or the Closing, or as result of the change of control of the Corporation on closing and any actions taken by the Corporation or the Purchaser in respect of an Employee's employment after Closing (as more particularly set forth in the Contract among such Employee and the Corporation) and that, as a consequence thereof, immediately, on demand or notice, with the lapse of time or otherwise: (i) the Corporation or its Subsidiaries will or could be required to pay any amount, transfer any property or asset or incur any Liability; (ii) with respect to Material Contracts only, another party to such Contract will or could be entitled to terminate the Contract; or (iii) with respect to Material Contracts only, the terms or conditions of the Contract, or the respective rights or obligations of the Corporation or the other party will otherwise be materially changed;

(w)

"Claims" means any suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review;

(x)	"Closing" means the completion of the transactions contemplated herein;

(y)	"Closing Balance Sheet" has the meaning given in Section 2.6(b);

(z)

"Closing Date" means the first Business Day of the month following the month during which the conditions precedent in Article 11 are either satisfied or waived (provided that the Closing Date shall not be less than two Business Days after satisfaction or waiver of such conditions precedent), or such other date as mutually agreed to by the Parties, but in any event no later than the End Date;

(aa)	"Closing Statement" has the meaning given in Section 2.6(b);

(bb)	"Closing Time" means 12:03 a.m. (Mountain Time) on the Closing Date;

(cc)	"Commissioner" means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(dd)	"Competition Act" means the Competition Act R.S.C., 1985, c. C-34;

(ee)

"Competition Act Clearance" means the occurrence of one or more of the following in respect of the transactions contemplated by this Agreement: (i) the Purchaser shall have received an advance ruling certificate under Section 102 of the Competition Act and such certificate shall not have been withdrawn or rescinded, or (ii) (x) the Commissioner shall have confirmed in writing that he does not, at that time, intend to make an application under Section 92 of the Competition Act (a "no action letter"), on terms satisfactory to the Purchaser, acting reasonably, and such no action letter shall not have been amended or rescinded, and (y) the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act or the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated under subsection 123(2) of the Competition Act;

(ff)

"Confidentiality Agreements" means, collectively, the confidentiality and non-disclosure agreement entered into between Purchaser and the Corporation, dated June 8, 2017 and accepted and agreed to as of June 13, 2017 and the non-disclosure agreement entered into between the Purchaser and the Corporation dated October 3, 2017;

(gg)

"Connected Persons" has, with respect to the Vendors, the Corporation and its Subsidiaries, the meaning given in Section 4.1(s)(i) and has, with respect to the Purchaser and its Affiliates, the meaning given in Section 3.1(u)(i);

(hh)	"Consideration Shares" means, collectively, the Purchaser Common Shares and Purchaser Preferred Shares issuable pursuant to Sections 2.3(a)(ii) and 2.3(a)(iii) hereof, respectively;

(ii)

"Contracts" of any Person means all contracts, leases, sub-leases, licenses, sub-licenses, commitments, entitlements, understandings, engagements, deeds, indentures, mortgages, securities, warranties, guarantees, instruments, bargains, promises, covenants and other agreements to which such Person is a party or by which such Person is bound, whether written, oral or otherwise, and includes all quotations, orders or tenders issued by such Person which remain open for acceptance, which if accepted will be binding on the party thereto;

(jj)

"Corporate Records" means the corporate records and minute books of the Corporation and its Subsidiaries, including all constating documents and by-laws, or the equivalent, of the Corporation and its Subsidiaries, all minutes of meetings and resolutions of shareholders, and directors (and any committees), all notices filed with Governmental Entities under applicable corporate Laws, and all corporate registers;

(kk)	"Corporation" means Noralta Lodge Ltd. and for greater certainty shall include any corporate predecessor thereto;

(ll)	"Corporation Accountants" means PricewaterhouseCoopers LLP, chartered professional accountants;

(mm)

"Corporation Financial Statements" means (i) the audited consolidated financial statements of the Corporation and its Subsidiaries, comprised of the consolidated balance sheets as at May 31, 2017 and May 31, 2016 and the consolidated statements of retained earnings, consolidated statements of operations, and consolidated statements of cash flows for each of the years ended May 31, 2017, May 31, 2016 and May 31, 2015, including all notes thereto, and the report thereon, to the Directors of the Corporation, of the Corporation Accountants, and (ii) the unaudited interim consolidated financial statements, comprised of the consolidated balance sheet, consolidated statement of retained earnings, consolidated statement of earnings, and consolidated statement of cash flows of the Corporation and its Subsidiaries for the three month period ended August 31, 2017;

(nn)

"Current Assets" means all Accounts Receivable, income Taxes receivable, inventory, Restricted Cash, prepaid expenses, deposits, and goods and services Tax recoverable of the Corporation and its Subsidiaries at the Closing Time, in each case to the extent any such item is considered to be a current asset in accordance with ASPE, but for all purposes, shall exclude any advances to the Corporation's shareholders (including the Shareholder Advance), any related party receivables and any Cash and Cash Equivalents;

(oo)

"Current Liabilities" means all accounts payable, income Taxes payable, accrued liabilities, government remittances (source deductions), the current portion of asset retirement obligations, goods and services Tax payable and other accrued liabilities of the Corporation and its Subsidiaries at the Closing Time, in each case to the extent any such item is considered to be a current liability in accordance with ASPE and excluding accrued interest;

(pp)	"Dene Koe GP" means Noralta FMFN General Partner Ltd.;

(qq)	"Dene Koe LP" means Dene Koe Workforce Lodging & Services Limited Partnership;

(rr)	"Disclosing Party" has the meaning given in Section 1.1(kkkkkk);

(ss)	"Disclosure Document" has the meaning given in Section 16.2;

(tt)	"Disclosure Letter" means the disclosure letter relating to this Agreement delivered by the Vendors to the Purchaser on the date of this Agreement;

(uu)	"Dispute" has the meaning given in Section 15.1;

(vv)	"Dispute Notice" has the meaning given in Section 15.1;

(ww)

"Economic Sanctions" means all Laws restricting or prohibiting international business activities with foreign states and state and non-state actors, including but not limited to, in the case of Canada, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and in the case of the United States, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, and the various executive orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control;

(xx)

"Employees" means all individuals who are employed or engaged as directors, officers, employees or consultants of the Corporation or any of its Subsidiaries, or who are otherwise entitled to receive any form of compensation from the Corporation or any of its Subsidiaries (including deferred or contingent compensation) for regular and ongoing services rendered, including any employees of the Corporation or any of its Subsidiaries on disability leave, parental leave or other leave of absence;

(yy)

"Encumbrance" means any lien, mortgage, charge, hypothecation, security interest, option, right of first refusal, pre-emptive right, easement, servitude, indenture, deed of trust, statutory or deemed trust, right of way, encroachment, license to third parties, lease to third parties, security agreement, or other encumbrance or restriction or limitation on use of real or personal property, whether fixed or floating, or irregularity or imperfection in title thereto;

(zz)	"End Date" has the meaning given in Section 13.1(b);

(aaa)

"Environmental Laws" means all Laws relating to environmental health or safety, or pollution or the protection of the environment, including Laws relating to Releases or the manufacture, processing, distribution, treatment, storage, disposal, transportation, sale, offer for sale, distribution, labeling, handling or use of Hazardous Substances;

(bbb)

"Equipment" means all machinery, equipment, fixtures, tools, personal property and other tangible property (including all tangible personal property that is not included in Trade Inventory, Office Equipment or Vehicles) owned by the Corporation or any Subsidiary and used in carrying on the Business;

(ccc)

"Equipment Leases" means all finance or capital leases, conditional sales Contracts, title retention agreements and other similar agreements relating to any of the Equipment, Office Equipment or Vehicles, all of which are set out in Schedule 1.1(ccc) of the Disclosure Letter;

(ddd)	"Escrow Agent" means Alliance Trust Company, acting as escrow agent pursuant to the Escrow Agreement and the Escrowed Shares Escrow Agreement;

(eee)

"Escrow Agreement" means the escrow agreement in respect of the Escrow Amount to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, substantially in the form attached hereto as Exhibit "1";

(fff)	"Escrow Amount" has the meaning given in Section 2.3(a)(v);

(ggg)	"Escrowed Shares" has the meaning given in Section 2.3(a)(ii);

(hhh)

"Escrowed Shares Escrow Agreement" means the escrow agreement in respect of the Escrowed Shares to be entered into by and between the Purchaser, the Vendors and the Escrow Agent as at the Closing Time, in the form mutually agreed upon by the Vendors and the Purchaser;

(iii)	"Estimated Working Capital" has the meaning given in Section 2.6(a)(i);

(jjj)	"Excess Expenditures" has the meaning given in Section 2.6(d)(vi);

(kkk)	"Excess Working Capital" has the meaning given in Section 2.6(a)(i);

(lll)	"Final Working Capital Deficiency" has the meaning given in Section 2.6(d)(i)(A);

(mmm)	"Fundamental Representations" means

(i)

In the case of the Vendors and Torgerson, the representations and warranties set forth in the first sentence of Section 4.1(a) and Section 4.1(b) (Incorporation, Organization, Corporate Structure and Authority), Sections 4.1(d)(i) and 4.1(d)(ii) (Necessary Proceedings), Section 4.1(e) (Valid and Binding Obligation), Section 4.1(g) (Capital), Section 4.1(h) (Rights to Acquire Securities), Section 4.1(i) (Title to Assets), Section 5.1(a) (Ownership of Purchased Shares), Section 5.1(b), Section 5.1(c), Section, 5.1(e), Section 5.1(f), Section 5.1(g) (Incorporation, Organization, Authority and Capacity), Sections 5.1(h)(i) and 5.1(h)(ii) (Necessary Proceedings) and Section 5.1(i) (Valid and Binding Obligation);

(ii)

In the case of the Purchaser, the representations and warranties set forth in Section 3.1(a) (Incorporation, Organization and Authority of the Purchaser), Section 3.1(b) (Necessary Proceedings), Section 3.1(c) (Issuance of Consideration Shares), Section 3.1(d) (Valid and Binding Obligation) and Section 3.1(g) (Current Share Capital).

(nnn)	"GAAP" means U.S. generally accepted accounting principles;

(ooo)

"Governmental Entity" means any government, parliament, legislature, regulatory authority, governmental department, government agency, government commission, government tribunal, crown corporation, court (federal, provincial or local) or other Law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

(ppp)	"Grantor" has the meaning given in Section 2.9;

(qqq)

"Hazardous Substances" means any substance or material that is defined or otherwise designated under Law (in effect at Closing) as being hazardous, dangerous or toxic or a pollutant or contaminant, the manufacture, processing, distribution, treatment, storage, disposal, transportation, sale, offer for sale, distribution, labeling, handling or use of which is prohibited, controlled or regulated under Law;

(rrr)	"ICA Application" has the meaning given in Section 9.3(b);

(sss)

"ICA Approval" means, in respect of the transactions contemplated by this Agreement, (a) (i) the Purchaser shall not have received notice from a Governmental Entity under either Section 25.2(1) or Section 25.3(2) of the Investment Canada Act, or (ii) if the Purchaser has received such a notice, the Purchaser shall have subsequently received one of the following notices, as applicable: (x) under Section 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the transactions contemplated by the Agreement will be made under Section 25.3(1) of the Investment Canada Act, (y) under Section 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (z) under Section 25.4(1) of the Investment Canada Act indicating that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement, in each case on terms and conditions satisfactory to the Purchaser, acting reasonably; and (b) the Minister of Canadian Heritage has sent a notice to the Purchaser under the Investment Canada Act stating the Minister of Canadian Heritage is satisfied or is deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

(ttt)

"Indebtedness" means, in respect of the Business and without duplication, (i) Borrowed Money Indebtedness; (ii) all obligations under capitalized leases or leases required to be capitalized, determined on a consolidated basis in accordance with ASPE; (iii) all letters of credit or similar facilities (to the extent drawn down); (iv) any declared but unpaid dividends; and (v) all obligations of the type referred to above of other Persons for the payment of which the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations together with any penalties, interest or fees arising from the items set out above, provided that none of the foregoing items shall be considered "Indebtedness" if such items have been included as Current Liabilities in the Working Capital adjustment calculation required by Section 2.6(c);

(uuu)	"Indemnified Party" has the meaning given in Section 10.3;

(vvv)	"Indemnifying Party" has the meaning given in Section 10.3;

(www)

"Intellectual Property" means any and all intellectual property (whether foreign or domestic, registered or unregistered) owned by the Corporation and/or its Subsidiaries, licensed to the Corporation and/or its Subsidiaries or used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained, including without limitation: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trade-marks, trade-names, trade dress, logos, business names, corporate names, domain names, uniform resource locators (URLs) and the internet websites related thereto, and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all industrial designs and all applications, registrations and renewals in connection therewith; (v) all proprietary, technical or confidential information, including all trade secrets, processes, procedures, know-how, show-how, formulae, methods, data, databases and corresponding information contained therein; (vi) all Software (including all source code, object code and related documentation); and (vii) all processes and information, manufacturing, engineering and other drawings and manuals, technology, technical information, technical assistance, engineering data and engineering specifications and similar materials recording or evidencing expertise or information used by the Corporation or its Subsidiaries in the Business; in each case together with: (A) all copies and tangible embodiments of the foregoing (in whatever form or medium); (B) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (C) all Intellectual Property Rights related thereto;

(xxx)

"Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent Law or other invention or discovery Law, industrial design Law, copyright Law, moral rights Law, trade-secret Law, confidential information Law, semi-conductor chip protection Law, trade-mark Law, unfair competition Law or other similar Laws;

(yyy)	"Investment Canada Act" means, the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.);

(zzz)	"Joint Defence Agreement" means the joint defence, common interest privilege and confidentiality agreement between the Vendors' Counsel and the Purchaser's Counsel dated September 1, 2017;

(aaaa)

"Laws" means, with respect to any Person, all applicable statutes, codes, ordinances, regulations, statutory rules, published policies, or published guidelines of any Governmental Entity to the extent they have the force of law, and terms and conditions of any order, grant of approval, permission, authority or license of any Governmental Entity, and, to the extent applicable to the Purchaser, shall include the published rules and published policies of the New York Stock Exchange and "Law" means any one of them;

(bbbb)	"Leased Premises" means the premises which are the subject matter of the Real Property Leases;

(cccc)

"Liabilities" shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

(dddd)

"Losses" means damages, losses, deficiencies, costs, charges, Claims, causes of action, indemnities, fines, penalties, expenses (including legal fees, charges and disbursements) and any other Liabilities whatsoever;

(eeee)

"Material Adverse Effect" means, when used with respect to either the Purchaser or the Corporation, the Subsidiaries of the Corporation, Dene Koe GP or Dene Koe LP, as applicable, any effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization or financial condition of the Purchaser, on the one hand, or the Corporation, the Subsidiaries of the Corporation (taken as a whole) or Dene Koe GP or Dene Koe LP, on the other hand, as applicable, other than any matter, action, effect, occurrence, or change arising or resulting from: (i) general economic, market, financial, currency exchange, securities, bullion or commodity prices in Canada, the United States or elsewhere; (ii) conditions affecting the oil and natural gas industry, hospitality and lodging industry and/or petroleum services industry generally; (iii) in respect of the Purchaser only, any matter that has prior to the date of this Agreement been publicly disclosed in the Purchaser's SEC Reports; (iv) in respect of the Purchaser only, any change in the trading price or volume of the Purchaser Common Shares (it being understood that the causes underlying such change may be taken into account); (v) any change in ASPE, GAAP or Laws or interpretations thereof; (vii) any adverse change or effect attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations or delays in customer orders, any reductions in sales, or any disruption in supplier, distributor, partner or similar relationships or any loss of Employees), (viii) the unionization of any Employees or the filing of any certification applications to unionize any Employees or the occurrence of any similar union activities, and (ix) matters permitted or contemplated by this Agreement or consented to or approved in writing by either the Purchaser (with respect to the Corporation or its Subsidiaries) or the Vendors (with respect to the Purchaser);

(ffff)

"Material Contracts" means all contracts or other obligations or rights (and all amendments, modifications and supplements thereto to which any Party is a party affecting the obligations of any Party thereunder) to which a Party is a party or by which any of their representative properties or assets are bound that are material to the business, property or assets of the Party;

(gggg)	"material fact" has the meaning given in the Securities Act (British Columbia);

(hhhh)	"misrepresentation" has the meaning given in the Securities Act (British Columbia);

(iiii)

"Non-Competition Agreements" means the non-competition and non-solicitation agreements to be entered into between the Purchaser and each of the Vendors, Torgerson and Corey Smith at Closing, in the forms attached hereto as Exhibit "2";

(jjjj)	"Objection" has the meaning given in Section 2.6(c);

(kkkk)	"Office Equipment" means all furniture, personal computers, computer hardware, office equipment and office supplies owned by the Corporation or its Subsidiaries and used in carrying on the Business;

(llll)

"Operating Leases" means all operating leases and licenses and other similar agreements relating to any of the Equipment, Office Equipment or Vehicles, as set out in Schedule 1.1(llll) of the Disclosure Letter;

(mmmm)

"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day to day operations of the Person;

(nnnn)

"Owned Real Property" means any lands which are owned by the Corporation or any Subsidiary, including lands which are leased by the Corporation or any Subsidiary, Dene Koe GP or Dene Koe LP as landlord, to any other Person, as set out in Schedule 4.1(vv) of the Disclosure Letter;

(oooo)	"Party" means a party to this Agreement and "Parties" means all parties to this Agreement;

(pppp)

"Permits" means in respect of a Party, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the respective businesses of the Party or any of its Subsidiaries;

(qqqq)

"Permitted Encumbrances" means: (i) Encumbrances for current Taxes not yet due and payable or, if due and payable, Taxes which are not material and are being contested in good faith; (ii) registered agreements with municipalities or public utilities if they have been complied with or adequate security has been furnished to secure compliance; (iii) builders' liens, warehousemens' liens, garageman's liens, materialmens' liens and similar Encumbrances in respect of costs related to the Assets incurred in the Ordinary Course (and which are not material in any event); (iv) Encumbrances granted in the Ordinary Course to a public utility, municipality or Governmental Entity; (v) servitudes, easements, zoning restrictions, rights-of-way, restrictions that run with the land, encroachments and other similar rights in Real Property or any interest therein that do not materially adversely affect the use or value of the property subject thereto; and (vi) the implied conditions, reservations, limitations and exceptions pursuant to the Land Titles Act (Alberta) and the Personal Property Security Act (Alberta) and all exceptions and reservations contained in the original Crown grant or transfer or contained in any other grant or disposition from the Crown and the usual statutory exceptions and reservations to title; (vii) a claim of right, title, use or jurisdiction which may be made or established by any First Nations, Métis, tribal or native authorities or communities by virtue of their status as aboriginal peoples to or over any lands, waters, plants, animals or products harvested or mined from any of the assets and any and all lands relating to the assets of the Parties or their Subsidiaries or Affiliates; (viii) in the case of the Corporation, Encumbrances securing Indebtedness reflected in the Corporation Financial Statements that will be discharged on Closing or which form part of any assumed capital leases or assets included in the Working Capital; (ix) Encumbrances and prior claims in the Ordinary Course reserved in or exercisable under any Real Property leases securing the payment of rent and for compliance with the terms of such Real Property leases not yet due or delinquent; (x) obligations relating to current operations or obligations under any lease entered into in the Ordinary Course or any guarantee of such obligation given in the Ordinary Course; (xi) Encumbrances imposed in the Ordinary Course by Laws or any Governmental Entity (whether inchoate, undetermined or otherwise) not yet due or delinquent; (xi) Encumbrances in respect of pledges or deposits under workers' compensation, social security or similar Laws, so long as such Encumbrances are not yet due or are being contested in good faith by appropriate proceedings; (xii) any purchase-money security interests incurred or assumed in the Ordinary Course; and (xiii) Encumbrances listed in Schedule 1.1(qqqq) of the Disclosure Letter in the case of the Corporation or its Subsidiaries;

(rrrr)

"Person" means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ssss)

"Personal Information" means information about an identifiable individual (other than any information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession such as the individual's name, position name or title, work address, work telephone number, work fax number or work electronic address);

(tttt)	"Pre-Closing Amalgamation" means the amalgamation of the Corporation, SmithCo, 1818939 and 2040618 to form Amalco on or prior to the Closing Date in accordance with the Pre-Closing Transactions;

(uuuu)

"Pre-Closing Transactions" means, collectively, the transactions set forth in Schedule 1.1(uuuu) of the Disclosure Letter to be completed by the Corporation, the Vendors, SmithCo, Smith HoldCo, 1818939, 2040618,2040624 and certain Employees on or prior to Closing;

(vvvv)	"Privileged Communications" has the meaning given in Section 8.7(a);

(wwww)	"Purchase Price" has the meaning given in Section 2.2;

(xxxx)	"Purchased Shares" means, collectively, all of the issued and outstanding shares of Amalco as set out in Part 2 of Schedule "A";

(yyyy)	"Purchaser" has the meaning given in the preamble to this Agreement;

(zzzz)	"Purchaser Common Shares" means the Common Shares in the capital of the Purchaser;

(aaaaa)	"Purchaser Indemnified Parties" has the meaning given in Section 10.2(a);

(bbbbb)

"Purchaser Financial Statements" means (i) the Purchaser's audited consolidated financial statements as of and for the twelve months ended December 31, 2016 and December 31, 2015, including the notes thereto and the report of the Purchaser's auditors thereon; and (ii) the Purchaser's unaudited interim financial statements for the period ended September 30, 2017;

(ccccc)	"Purchaser Preferred Shares" means the Class A Series 1 Preferred Shares in the capital of the Purchaser having the terms set out in Exhibit "3";

(ddddd)	"Purchaser Shares" means, collectively, the Purchaser Common Shares and Purchaser Preferred Shares;

(eeeee)	"Purchaser's Counsel" means Bennett Jones LLP and Gibson, Dunn & Crutcher LLP;

(fffff)

"Real Property" means all lands and other real property, including all buildings, plants, structures, facilities and equipment erected therein or thereupon and all improvements and fixtures situated on or forming a part thereof (including Systems), together with all easements, rights of way, privileges and appurtenances belonging to and enduring to the benefit thereof;

(ggggg)

"Real Property Leases" means all leases, sub-leases, licenses, sub-licenses and similar agreements relating to any Real Property entered into by the Corporation or any of its Subsidiaries, Dene Koe GP or Dene Koe LP as tenant, as set out in Schedule 1.1(ggggg) of the Disclosure Letter;

(hhhhh)	"Recipient" has the meaning given in Section 1.1(kkkkkk);

(iiiii)

"Registration Rights Agreement" means the Registration Rights, Lock-Up and Standstill Agreement to be entered into between the Purchaser and each of the Vendors, at Closing, in the form attached hereto as Exhibit "4";

(jjjjj)	"Regulatory Approvals" means the Competition Act Clearance and the ICA Approval;

(kkkkk)

"Release" means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment as described under any Environmental Laws;

(lllll)

"Representation and Warranty Insurance" means representation and warranty insurance policy number 16640421 dated with effect November 26, 2017 between the Purchaser and AIG Insurance Company of Canada;

(mmmmm)	"Required Work" means the work described in Schedule 1.1(mmmmm);

(nnnnn)	"Required Work Cap" has the meaning given in Section 2.6(d)(vi);

(ooooo)	"Required Work Portion of the Escrow Amount" means Cdn.$1,500,000.00;

(ppppp)

"Restricted Cash" means any cash of the Corporation or any of its Subsidiaries which is not freely usable by the Purchaser at Closing because it is subject to restrictions, limitations, or taxes on use or distribution by Law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction;

(qqqqq)	"Restrictive Covenant" has the meaning given in Section 2.9;

(rrrrr)	"SEC" means the United States Securities and Exchange Commission;

(sssss)	"SEC Reports" has the meaning given in Section 3.1(j);

(ttttt)	"Securities Acts" means the Securities Act (British Columbia) and all blanket rulings, policy statements, orders, rules and notices of the British Columbia Securities Commission;

(uuuuu)	"Securities Authorities" means the New York Stock Exchange and any applicable securities commissions or similar regulatory authorities in the United States or Canada;

(vvvvv)

"Shareholder Advance" means the full amount of all advances to 989677 previously made by the Corporation and outstanding as at the Closing Time (and for reference being Cdn.$5,662,065.70 as at August 31, 2017);

(wwwww)	"Shareholder Approvals" has the meaning given to it in Section 3.1(c);

(xxxxx)

"Software" means all software computer programs, including all versions thereof and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts, but specifically limited, in the case of commercially available software purchased by the Corporation or any Subsidiary, to the license granted on the purchase of such software and related documentation and manuals;

(yyyyy)

"Subsidiary" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary and in respect of the Corporation shall include each of 1698915 Alberta Ltd., 1201148 Alberta Ltd., and 2054976 Alberta Ltd.;

(zzzzz)

"Suncor Contract" means the accommodation services agreement dated June 22, 2017 among Suncor Energy Oil Sands Limited Partnership, Suncor Energy Services Inc., Dene Koe LP and the Corporation (Agreement No. 4600024147) ), together with all appendices;

(aaaaaa)	"Syncrude Contract" means the procurement, construction or services contract No. A2591165 dated May 1, 2017 between Syncrude Canada Ltd. and Dene Koe LP;

(bbbbbb)

"Systems" means all mechanical and electrical systems used in connection with the operation and maintenance of any Real Property, including heating, ventilating, air conditioning, plumbing, electrical, sprinkler and drainage systems;

(cccccc)	"Target Working Capital" means Cdn.$15,100,000;

(dddddd)	"Tax Act" means the Income Tax Act (Canada), as amended;

(eeeeee)	"Tax Representations" means those representations set out in Section 4.1(u);

(ffffff)

"Taxes" means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity in the nature of a tax, whatsoever including without limitation any income taxes, withholdings, goods and services taxes, harmonized sales tax, value added tax, provincial sales tax and capital tax, interest, additions to tax and penalties applicable thereto;

(gggggg)	"Torgerson Nominee" has the meaning given in Section 8.3;

(hhhhhh)	"Torgerson Vendors" means, collectively, the Torgerson Trust and 989677;

(iiiiii)	"Trade Inventory" means all inventory, accessories, supplies, and spare parts owned by the Corporation or any Subsidiaries, including raw materials and work-in-progress;

(jjjjjj)

"Transaction Expenses" means any fees, costs and expenses or commissions incurred or subject to reimbursement by the Corporation or any Subsidiaries (without duplication), in each case in connection with the Acquisition and the preparation, negotiation and execution of the other transactions contemplated by this Agreement (whether incurred before or after the date of this Agreement), including: (i) any brokerage fees, costs and expenses, commissions, finders' fees or other financial advisory fees, costs and expenses; (ii) any fees, costs and expenses of counsel, accountants or other advisors or service providers incurred by the Corporation or any Subsidiaries; and (iii) any fees, costs and expenses incurred by, or payment obligations of, the Corporation arising from the execution of this Agreement and/or the consummation of the Acquisition, but excluding any portion of such fees, costs and expenses which are for the account of the Purchaser pursuant to Sections 7.1(i) and 9.3(f);

(kkkkkk)

"Transferred Information" means any Personal Information to be disclosed or conveyed to one Party or any of its representatives or agents (a "Recipient") by or on behalf of another party (a "Disclosing Party") as a result of or in conjunction with the transactions contemplated herein, and includes any Personal Information disclosed to the Recipient prior to the execution of this Agreement;

(llllll)	"United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(mmmmmm)	"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(nnnnnn)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(oooooo)	"Vehicles" means all automobiles, trucks, trailers, cars and other motor vehicles owned or leased by the Corporation or its Subsidiaries;

(pppppp)	"Vendor Indemnified Parties" has the meaning given in Section 10.1(a);

(qqqqqq)	"Vendors" means, collectively, the Torgerson Vendors;

(rrrrrr)	"Vendors' Counsel" means Dentons Canada LLP and Dentons US LLP; and

(ssssss)

"Working Capital" means, at any time, the amount by which the Current Assets of the Corporation or its Subsidiaries exceeds (or is less than) the Current Liabilities of the Corporation and its Subsidiaries;

(tttttt)	"Working Capital Shortfall" has the meaning given to it in Section 2.6(a)(ii);

Interpretation

1.2          For the purposes of this Agreement, except as otherwise expressly provided:

(a)

Calculation of Time – unless otherwise specified, time periods within or following which any action is to be taken or payment is to be made pursuant to this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(b)

Headings and References – a reference to an Article is to an Article of this Agreement, and a reference to a Section followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated; a reference to a schedule or exhibit is a reference to a schedule or exhibit to this Agreement;

(c)

Including – the word "including", "include" or "includes", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)

Business Days – if any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

(e)

Statutory References – any reference in this Agreement to a statute shall mean the statute in force as at the date of this Agreement together with all rules, regulations and other subsidiary legislation made or promulgated thereunder and which are legally binding, as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute, rule, regulation or other subsidiary legislation thereto which is legally binding, and any reference to a particular legislative provision shall be read as referring to any amended or substituted provision therefore, unless otherwise expressly provided;

(f)

Plurals and Gender – words importing the masculine gender include the feminine or neuter, words in the singular include the plural, a word importing a corporate entity includes an individual, and vice versa;

(g)

Materiality – the word "material", "materially" and variations thereof, when used in relation to an effect on the Business, the Corporation or its Subsidiaries, Dene Koe GP or Dene Koe LP, as applicable (and including particularly any such reference in Article 4) refers to an effect that is material to the Business, the Corporation or the applicable Subsidiary, Dene Koe GP or Dene Koe LP, and not to an effect that would be material to the Purchaser; and

(h)	Currency – all dollars amounts in this Agreement, unless otherwise specified, are in Canadian dollars.

Knowledge of a Party

1.3     Where any matter is stated to be "to the knowledge" of the Purchaser or words to like effect in this Agreement, it shall mean the actual knowledge of any of the senior officers of the Purchaser after due and reasonable inquiry with respect to the relevant matter and the knowledge that any of them would have had if they had conducted such reasonable inquiry with respect to the relevant matter. Where any matter is stated to be "to the knowledge" of the Vendors or the Corporation or words to like effect in this Agreement, it shall mean the actual knowledge of any of Lance Torgerson, Corey Smith, Neil Matheson and David Bulloch after due and reasonable inquiry with respect to the relevant matter and the knowledge that any of them would have had if they had conducted such reasonable inquiry with respect to the relevant matter.

Accounting Terms and Computations

1.4     In this Agreement, accounting terms and computations that are not defined herein shall be construed and computed in accordance with ASPE.

Interpretation not Affected by Party Drafting

1.5     The Parties have participated, directly and through their respective legal counsel, collectively in the negotiation, preparation and drafting of this Agreement. If in connection with the construction of this Agreement any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable.

Article 2
SHARE PURCHASE

Purchase and Sale

2.1     On the terms and subject to the conditions hereof and based upon the mutual representations, warranties, terms and conditions herein contained, each of the Vendors, as applicable, shall sell, transfer and assign to the Purchaser on the Closing Date, effective as of the Closing Time, the Purchased Shares, free and clear of all Encumbrances and the Purchaser shall purchase from the Vendors, as applicable, all of the Purchased Shares.

Purchase Consideration and Payment of Purchase Price

2.2     The aggregate consideration to be paid by the Purchaser to the Vendors on the Closing Date for the Purchased Shares shall be equal to the sum of the payments, deposits and issuances contemplated by Section 2.3(a), subject to the adjustments set forth in Section 2.6 (collectively, the "Purchase Price").

2.3

(a)	On the Closing Date, the Purchase Price shall be paid and satisfied by the Purchaser as follows:

(i)

an amount equal to the Base Cash Consideration less each of the following (without duplication): (i) the amounts in Section 2.3(a)(vii); (ii) the full amount of Indebtedness, including such Indebtedness set forth in Schedule 2.3(a)(i) of the Disclosure Letter, which is outstanding as of the Closing Date, if any; (iii) the Escrow Amount; (iv) the Shareholder Advance (to the extent outstanding on the Closing Date); and (v) the Working Capital Shortfall, if any, determined in accordance with Section 2.6(a)(ii), shall be paid to the Vendors in cash in accordance with the allocation set forth in Schedule "A"; provided however that the Shareholder Advance (to the extent outstanding on the Closing Date) shall only be deducted from the cash payment to 989677;

(ii)

Thirty Two Million Seven Hundred Ninety Thousand Eight Hundred and Sixty Eight (32,790,868) Purchaser Common Shares shall be issued to the applicable Vendors in accordance with the allocation set forth in Schedule "A", of which an aggregate of Thirteen Million Four Hundred Ninety One Thousand One Hundred (13,491,100) Purchaser Common Shares (the "Escrowed Shares") shall be deposited with the Escrow Agent on the Closing Date pursuant to the terms of the Escrowed Shares Escrow Agreement;

(iii)	Nine Thousand Six Hundred and Seventy Nine (9,679) Purchaser Preferred Shares shall be issued to the Torgerson Trust;

(iv)

an amount equal to the aggregate of the Cash and Cash Equivalents at the Closing Time, if any, shall be paid to the Vendors in cash, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in the estimated closing statement pursuant to Section 2.4(b);

(v)	Cdn.$28,500,000.00 in cash shall be deposited with the Escrow Agent as at the Closing Date pursuant to the terms of the Escrow Agreement (the "Escrow Amount");

(vi)

if applicable, an amount equal to the Excess Working Capital, if any, determined in accordance with Section 2.6(a)(i) shall be paid to the Vendors in cash, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in the estimated closing statement pursuant to Section 2.4(b); and

(vii)	the Purchaser shall pay the amount of all Transaction Expenses which are outstanding as of the Closing Date, if any.

(b)	On the Closing Date, the Purchaser shall pay the amount of any Indebtedness set forth in Part 1 of Schedule 2.3(a)(i) of the Disclosure Letter which is outstanding as of the Closing Date.

Allocation of Purchase Price

2.4

(a)	Except as provided in Sections 2.3(a)(iv) and 2.3(a)(vi), the Purchase Price shall be allocated and paid to the Vendors in accordance with Schedule "A".

(b)

Not less than three Business Days prior to the Closing Date, the Vendors shall deliver to the Purchaser an estimated closing statement which includes the Vendors reasonable best estimate of the Cash and Cash Equivalents, Indebtedness, Transaction Expenses and Working Capital of the Corporation as at the Closing Time and a calculation of the Purchase Price, along with all applicable supporting documentation and the allocation of the payments contemplated by Sections 2.3(a)(iv) and 2.3(a)(vi). The Purchaser shall be entitled to review and comment upon such estimated closing statement and the Vendors and the Corporation shall consider in good faith any amendments or clarifications to such statement requested by the Purchaser. As of the date hereof, Schedule 2.4(b) of the Disclosure Letter contains a sample template which shall be used to prepare the estimated closing statement.

Consideration Shares

2.5	The Consideration Shares shall be delivered as follows:

(a)

the Escrowed Shares referenced in Section 2.3(a)(ii) will be delivered in certificated form at Closing, and registered in the name of the applicable Vendors, as allocated in accordance with Schedule "A" and shall be deposited with the Escrow Agent on Closing;

(b)

the Consideration Shares referenced in Section 2.3(a)(ii) other than the Escrowed Shares will be delivered in book-entry form at Closing, registered in the name of the applicable Vendors as allocated in accordance with Schedule "A"; and

(c)	the Consideration Shares referenced in Section 2.3(a)(iii) (being the Purchaser Preferred Shares) will be delivered in certificated form at Closing, registered in the name of the Torgerson Trust.

Purchase Price Adjustments

2.6	The Purchase Price shall be adjusted as provided in this Section 2.6.

(a)	Effective as at the Closing Time, the Base Cash Consideration and Purchase Price shall be adjusted:

(i)	up by the amount by which the estimated Working Capital calculated pursuant to Section 2.4(b) (the "Estimated Working Capital") exceeds the Target Working Capital (the "Excess Working Capital"); or

(ii)	down by the amount by which the Estimated Working Capital is less than the Target Working Capital (the "Working Capital Shortfall").

(b)

As soon as practicable following the Closing Date, the Purchaser shall, at its expense and election, engage its internal accountants to prepare and deliver to the Vendors: (i) the closing balance sheet of the Business as at the Closing Time on the Closing Date, based on the accrual method of accounting and prepared in accordance with ASPE, applying the same significant accounting policies and practices as applied to the Corporation Financial Statements and consistent with Schedule 2.4(b) of the Disclosure Letter (provided for certainty, that if there is a conflict between the accounting policies and ASPE, ASPE shall prevail) (the "Closing Balance Sheet"), and (ii) a closing statement (the "Closing Statement") that will be prepared using the Closing Balance Sheet, which sets out: (1) the Working Capital of the Corporation as at the Closing Time and the difference between such Working Capital and the Estimated Working Capital; (2) the amount of the Cash and Cash Equivalents as at the Closing Time and any difference between such Cash and Cash Equivalents and the value of the Cash and Cash Equivalents used to calculate the Purchase Price, (3) the amount of Indebtedness as at the Closing Time and any difference between such Indebtedness and the value of Indebtedness used to calculate the Purchase Price; and (4) the amount of Transaction Expenses as at the Closing Time and any difference between such Transaction Expenses and the value of Transaction Expenses paid by the Purchaser, if any, on Closing in accordance with Section 2.3(a)(vii), and providing details of any variance. Upon request, the Vendors shall be entitled to review all financial and other information used in preparing the Closing Balance Sheet and the Closing Statement, including working papers and a statement of any adjustments or assumptions made by the accountants. The Closing Balance Sheet and Closing Statement shall be completed no later than 90 days following the Closing Date.

(c)

The Vendors shall have 30 days from the date they receive the Closing Balance Sheet and the Closing Statement to review the Closing Balance Sheet and the Closing Statement and to inform the Purchaser in writing of any objection (in this Section 2.6(c) an "Objection") they have to the Closing Balance Sheet or the Closing Statement and the Vendors proposed adjustments to any figures included in the Closing Balance Sheet or Closing Statement (including any disagreement regarding whether the Purchaser has delivered all financial and other information used in preparing the Closing Balance Sheet or the Closing Statement, as contemplated by Section 2.6(b)). If the Purchaser does not receive an Objection within the 30 day review period, the Closing Balance Sheet and the Closing Statement shall be deemed to have been accepted by the Vendors and shall become final and binding upon the Vendors. If the Vendors (or any of them) deliver an Objection to the Purchaser within the permitted review period, the Purchaser shall then have 30 days from the time the Objection is received to review and respond to the Objection. If the Vendors do not receive a response within the 30 day review period, the Objection shall be deemed to have been accepted by the Purchaser and shall become final and binding upon the Purchaser. If the Purchaser responds and the Vendors and the Purchaser are unable to resolve their disagreement(s) with respect to the Closing Balance Sheet or the Closing Statement within 10 days following the foregoing 30 day period, then the provisions of Section 2.7 herein shall apply with respect to such disagreement(s) in order to finalize the Closing Balance Sheet or the Closing Statement.

(d)	Upon acceptance of the Closing Balance Sheet and the Closing Statement by the Purchaser and the Vendors, or a final determination pursuant to Section 2.6(c) hereof,

(i)	if the Working Capital, as finally determined in accordance with the provisions contained in 2.6(c) is:

(A)

less than the Estimated Working Capital, the Escrow Agent shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay from the Escrow Amount by certified cheque or wire transfer to Purchaser, an amount equal to the difference between the Working Capital as finally determined in accordance with the provisions in Section 2.6(c) and the Estimated Working Capital (the "Final Working Capital Deficiency"). If the Final Working Capital Deficiency is greater than the Escrow Amount, then, in addition to payment by the Escrow Agent of the entire Escrow Amount to the Purchaser, the Vendors shall also pay by certified cheque or wire transfer to the Purchaser within such fifteen (15) day period, an amount equal to the difference between the Escrow Amount and the Final Working Capital Deficiency; or

(B)

greater than the Estimated Working Capital, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors, an aggregate amount equal to the difference between the Working Capital, as finally determined in accordance with the provisions in Section 2.6(c) and the Estimated Working Capital, such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser,

(ii)	if the Cash and Cash Equivalents, as finally determined in accordance with the provisions in Section 2.6(c) is:

(A)

greater than the value of Cash and Cash Equivalents used to calculate the Purchase Price, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors an aggregate amount equal to the difference between the value of Cash and Cash Equivalents used to calculate the Purchase Price and the amount of Cash and Cash Equivalents as finally determined in accordance with the provisions in Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)

less than the value of the Cash and Cash Equivalents used to calculate the Purchase Price, the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of the Cash and Cash Equivalents used to calculate the Purchase Price and the amount of the Cash and Cash Equivalents as finally determined in accordance with the provisions in Section 2.6(c).

(iii)	if the amount of Indebtedness in the Closing Statement, as finally determined in accordance with the provisions contained in Section 2.6(c) is:

(A)

less than the value of Indebtedness used to calculate the Purchase Price, the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors an amount equal to the difference between the value of Indebtedness used to calculate the Purchase Price and the amount of Indebtedness as finally determined in accordance with the provisions in Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)

greater than the value of Indebtedness used to calculate the Purchase Price, the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of Indebtedness used to calculate the Purchase Price and the amount of Indebtedness as finally determined in accordance with the provisions in Section 2.6(c);

(iv)	if the Transaction Expenses, as finally determined in accordance with the provisions contained in Section 2.6(c) are:

(A)

less than the value of Transaction Expenses calculated under Section 2.3(a)(vii), the Purchaser shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Vendors, an aggregate amount equal to the difference between the value of Transaction Expenses calculated under Section 2.3(a)(vii) and the amount of Transaction Expenses as finally determined in accordance with the provisions of Section 2.6(c), such amount to be allocated amongst the Vendors as they determine in their sole discretion and set forth in a notice to the Purchaser; or

(B)

greater than the value of Transaction Expenses calculated under Section 2.3(a)(vii), the Vendors shall promptly, and in any event, within fifteen (15) days of acceptance of the Closing Balance Sheet and the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6(c) hereof, as applicable, pay by certified cheque or wire transfer to the Purchaser, an aggregate amount equal to the difference between the value of Transaction Expenses paid by the Purchaser to the applicable creditors in accordance with Section 2.3(a)(vii) and the Transaction Expenses as finally determined in accordance with the provisions in Section 2.6(c).

(v)

Each of the Vendors and the Purchaser agrees that the amounts payable under Section 2.6(c) shall be aggregated into a single payment by the Vendors to the Purchaser or by the Purchaser to the Vendors, as applicable.

(vi)

The Purchaser shall use their reasonable efforts to complete the Required Work by no later than 18 months from the Closing Date. On and after the Closing Time, the Purchaser shall promptly provide the Vendors with evidence of all expenditures made by the Corporation or the Purchaser in respect of the Required Work. The amount of any expenditures to complete the Required Work to a maximum of Cdn.$3,400,000.00 (the "Required Work Cap") shall constitute a deduction from the Escrow Amount, and shall be the sole and exclusive remedy of the Purchaser for such expenditures on Required Work, and, within fifteen (15) days of delivery of evidence of such paid expenditures for the Required Work, the Escrow Agent shall pay (and shall be jointly instructed by the Purchaser and the Vendors to pay) from the Escrow Amount by certified cheque or wire transfer to the Purchaser, an amount equal to such paid expenditures for the Required Work to a maximum of the Required Work Cap. If expenditures for Required Work equal to at least the Required Work Portion of the Escrow Agreement is not completed by the date that is 18 months from the Closing Date, then an amount equal to the Required Work Portion of the Escrow Amount, less any amounts previously released to the Purchaser in respect of any Required Work, shall be paid and released by the Escrow Agent to the Vendors (and the Escrow Agent shall be jointly instructed by the Purchaser and the Vendors to do so) from the Escrow Amount by certified cheque or wire transfer. There shall be no deduction to the Escrow Amount or the Purchase Price for any amount by which the actual expenditures for the Required Work exceed the Required Work Cap (the "Excess Expenditures") and the Purchaser shall not be entitled make any claim against the Vendors or Torgerson pursuant to Article 10 for any of the Excess Expenditures. Any Dispute in relation to whether or not the Required Work has been completed, or the amount of any expenditure in respect of the Required Work by the Purchaser, shall be determined in accordance with Article 15. For greater certainty, the Parties acknowledge and agree that the condition of the carpets or general aesthetics at the Corporation's locations shall not constitute Required Work.

Purchase Price Adjustment Dispute Resolution

2.7     Each of the Vendors and the Purchaser shall endeavor in good faith to resolve any dispute with respect to (a) the calculation of amounts in accordance with Section 2.6; (b) the delivery of financial and other information used in preparing the Closing Balance Sheet and the Closing Statement; and (c) the preparation of financial statements and Tax returns in accordance with Section 9.5, failing which the Vendors or the Purchaser may refer the dispute to Deloitte LLP or such other independent Canadian accounting firm as the Vendors and the Purchaser may mutually agree to definitively settle the dispute. Deloitte LLP or such other accounting firm shall be a public accounting firm selected jointly by the Purchaser and the Vendors, each acting reasonably, so long as such firm is a "participating audit firm" within the meaning of National Instrument 52-108 – Auditor Oversight of the Canadian Securities Administrators and is independent of the Purchaser and the Corporation in accordance with the rules of professional conduct in Alberta (the "Accounting Firm"). If Deloitte LLP is unable or unwilling to act and the Parties are unable to jointly select the Accounting Firm, any Party may apply to the Court of Queen's Bench in the City of Edmonton, Alberta, to request that the Court of Queen's Bench appoint the Accounting Firm, upon which appointment the accounting firm so selected shall be the Accounting Firm, and the costs of such application shall be allocated equally between the Purchaser, on the one hand, and the Vendors, on the other. The Parties shall furnish the Accounting Firm with such information and records as the Accounting Firm may reasonably request and otherwise provide the Accounting Firm with all reasonable cooperation so as to enable the Accounting Firm to confirm a determination of any disputed amounts under Section 2.6. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party and will only assign values in order to ensure that each disputed item has been calculated in accordance with the provisions of this Agreement. The cost of any fees payable to the Accounting Firm for its services in determining any dispute as contemplated herein shall be paid by the Party (either the Purchaser or the Vendors) whose estimate of the amount in question differs the most from the determination made by the Accounting Firm (without regard to any related disputes over any matter that is not "an amount"). If there are multiple disputed amounts, the fees payable to the Accounting Firm for its services shall be paid by the Party (either the Purchaser or the Vendors) the aggregate of whose estimates of the amounts in question differs the most from the aggregate of the amounts subject to determination by the Accounting Firm (without regard to any related disputes over any matter that is not "an amount"). If the only dispute at issue relates to a matter that is not reasonably considered "an amount" or "amounts" and therefore the previous two sentences do not apply, then the fees payable to the Accounting Firm for its services shall be paid by the Party (either the Purchaser or the Vendors) who is determined by the Accounting Firm to have been substantially unsuccessful in relation to such dispute (or if the Accounting Firm is not willing to make such determination, then the Vendors and the Purchaser shall make such determination jointly, acting reasonably). Any determination of amounts under Section 2.6 made by the Accounting Firm pursuant to a referral contemplated by this Section 2.7 and any determination made by the Accounting Firm pursuant to the foregoing sentence shall be final and binding upon the Vendors and the Purchaser for all purposes of this Agreement.

Tax Elections

2.8     All adjustments to the Purchase Price pursuant to Section 2.6, and any amounts recovered pursuant to Article 10, shall be treated by all Parties for Tax purposes as adjustments to the Purchase Price.

2.9     The Purchaser and the Vendors each acknowledge and confirm that, and their collective intention is that, Cdn.$1.00 shall be allocated to any non-competition agreement that is a restrictive covenant (a "Restrictive Covenant") as defined in Section 56.4 of the Tax Act granted by any Person (a "Grantor") to the Purchaser pursuant to this Agreement of any agreement contemplated herein. Nothing in this Section 2.9 diminishes, limits derogates or questions the validity or enforceability of any Restrictive Covenant granted pursuant to this Agreement and all Grantors shall covenant and agree that they shall not assert or claim that this Section 2.9 diminishes, limits, derogates or questions the validity or enforceability of such Restrictive Covenant in any manner whatsoever. The Purchaser will make with a Grantor, within five Business Days after receiving a written request from the Grantor to do so and in the form prescribed for such purposes, such one or more elections pursuant to or in respect of Section 56.4 of the Tax Act or other provision of the Tax Act as will cause subsection 56.4(5) of the Tax Act to apply to the Restrictive Covenant granted by the Grantor. Such election shall reflect that the applicable parties thereto have allocated $1.00 to the Restrictive Covenant in order to ensure enforceability of such Restrictive Covenant, but such amount shall not be an estimate of value of the Restrictive Covenant. If an election hereunder is not filed within the time required, the Purchaser covenants and agrees to take all necessary steps to make a late election in order for such Tax treatment to apply forthwith upon notification by the Grantor. In the event that the Grantor provides late written notice, the Purchaser shall not be responsible for any late filing penalties, or any resulting Taxes.

2.10     The Vendors may, to the extent possible under applicable Laws, acquire the Consideration Shares contemplated under Section 2.3 on a Tax deferred basis pursuant to subsection 85(1) of the Tax Act. The Vendors shall each be responsible for preparing the applicable Tax election contemplated by subsection 85(1) of the Tax Act for the purposes of achieving a Tax deferral and shall be solely responsible for all expenses, charges and other liabilities associated therewith (including any Taxes which may be assessed as a result of the transactions contemplated herein). After the applicable Tax election has been prepared, the applicable Vendor shall deliver it to the Purchaser, together with all supporting documents for review and comment. The agreed amounts for the purposes of any such Tax elections shall be within the parameters set out in the Tax Act and shall be determined at the sole and absolute discretion of the applicable Vendor. After reviewing any such Tax elections prepared by the applicable Vendor and provided such elections are satisfactory, the Purchaser will execute such elections and deliver them to the applicable Vendor within a reasonable period of time after the receipt thereof from the applicable Vendor. The Vendors shall each be solely responsible for filing the applicable Tax election within the prescribed time and with the applicable Tax authority.

Cash Payments

2.11     Any cash payments required by this Agreement to be made by any Party to any other Party (or their representative) shall be made by way of wire transfer, certified cheque or other form of payment reasonably acceptable to such other Party.

Closing Date

2.12     The Closing shall occur at the Closing Time on the Closing Date with effect as of the Closing Time. The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before the End Date.

Resale Restrictions

2.13     The Vendors hereby acknowledge that the Consideration Shares will be issued in accordance with applicable Canadian and United States securities Laws, will be "restricted securities" (as defined in Rule 144(a)(3) under the U.S. Securities Act) and will be subject to restrictions on resale and any certificates or evidence therefore will contain a restrictive legend substantially in the form set forth in Section (i) of the Registration Rights Agreement, subject to the removal of any such legend pursuant to the terms and conditions of the Registration Rights Agreement. The Vendors are aware of the restrictions on resale relating to the Consideration Shares and have had the opportunity to obtain legal advice with respect to such restrictions. Each of the Vendors hereby consents to the Purchaser making a notation on its records or giving instructions to any transfer agent for the Consideration Shares, including stop transfer orders, to implement the foregoing restrictions on transfer, subject to the termination or removal of any such restrictions on transfer pursuant to the Registration Rights Agreement.

Pre-Closing Transactions

2.14     On or prior to the Closing Date, the Corporation, the Vendors, SmithCo, Smith HoldCo, 1818939, 2040618, 2040624 and certain Employees will complete the Pre-Closing Transactions, which includes the Pre-Closing Amalgamation.

Article 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1         The Purchaser hereby represents and warrants to each of the Vendors as follows and acknowledges that each of the Vendors are relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of the Purchaser

(a)

The Purchaser is a corporation duly incorporated and validly subsisting under the Laws of the Province of British Columbia, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business.

Necessary Proceedings

(b)

All necessary and required corporate measures, proceedings and actions of the directors of the Purchaser have been taken to authorize and enable the Purchaser to enter into and deliver this Agreement and each document delivered at Closing to which it is a party and to perform its obligations hereunder and thereunder, and for the Purchaser to issue the Consideration Shares to the Vendors, as applicable, in accordance with the terms of this Agreement.

Issuance of Consideration Shares

(c)

Subject to receipt of all required approvals of Purchaser's shareholders ("Shareholder Approvals"), the Consideration Shares to be issued to the Vendors pursuant to this Agreement on Closing will be: (i) duly authorized, validly issued, fully paid and non-assessable shares of the Purchaser; (ii) issued to the Vendors with good and marketable title, free and clear of all Encumbrances; and (iii) assuming the accuracy of the representations and warranties of the Vendors in Section 5.2, issued in compliance with all applicable securities Laws and not in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right.

Valid and Binding Obligations

(d)

This Agreement has been, and each document delivered at Closing to which the Purchaser is a party will on Closing be, duly executed and delivered by the Purchaser and constitutes, and each document delivered at Closing to which the Purchaser is a party will on Closing constitute, a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)

any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors' rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Required Consents

(e)

Except for the Shareholder Approvals, as contemplated by Section 3.1(k), or pursuant to the Regulatory Approvals, there is no requirement on the part of the Purchaser to obtain any consent, approval or waiver of any Governmental Entity or any Person under any permits, licenses or Contracts to which the Purchaser is a party or pursuant to which the Consideration Shares may be affected in connection with the execution and delivery of this Agreement by the Purchaser, the completion of the transactions contemplated in this Agreement, or the compliance of the Purchaser with any of the provisions hereof.

No Breach Caused by this Agreement

(f)

Neither the execution and delivery of this Agreement or any other agreements contemplated hereunder by the Purchaser, the consummation of the transactions contemplated hereby and thereby nor the compliance of the Purchaser with any of the provisions hereof or thereof will: (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by the Purchaser or the articles or by-laws or other constating documents of the Purchaser; (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract binding upon the Purchaser or affecting any of its assets; or (iii) result in the creation or imposition of any Encumbrance on any assets of the Purchaser; with such exceptions, in the case of each of clauses (i), (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

Current Share Capital

(g)

As at the date of this Agreement, the authorized capital of the Purchaser consists of 550,000,000 common shares, 50,000,000 Class A Series 1 preferred shares, and 50,000,000 Class B Series 1 preferred shares, of which there are 132,259,000 common shares duly and validly issued and outstanding as fully paid and non-assessable shares and no Class A Series 1 preferred shares or Class B Series 1 preferred shares issued and outstanding.

Financial Statements

(h)

Subject to, in the case of the unaudited interim financial statements, the lack of footnotes and year-end adjustments, the Purchaser Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the assets, Liabilities and financial condition of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the respective fiscal periods covered thereby.

Material Change

(i)

There are no material facts which exist, and there has been no material change in the capital, business, assets, Liabilities, operations, condition (financial or otherwise), results of operations, financial position, capital affairs or prospects of the Purchaser since December 31, 2016, which have not been disclosed in the manner required by applicable Law and there have been no material facts, transactions, events or occurrences in respect of the Purchaser or any of its Affiliates, any of which could reasonably be expected to have a Material Adverse Effect on the Purchaser or any of its Affiliates and that have not been disclosed in writing to the Vendors or that could significantly impede the Purchaser's or any of its Affiliates' ability to consummate the transactions contemplated by the Agreement.

Public Disclosure

(j)

As of the date hereof and during the two years prior to the date hereof, the Purchaser has filed or furnished, as applicable, all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC under Section 13 or Section 15(d) of the U.S. Exchange Act and the rules promulgated thereunder (such documents collectively, including all exhibits and other information incorporated therein and all amendments or supplements thereto, the "SEC Reports"). None of such SEC Reports contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made therein, not misleading as at the date of such filing, which has not been corrected.

Governmental Approvals

(k)

Other than the approval by the New York Stock Exchange of the issuance and listing of the Purchaser Common Shares forming part of Consideration Shares and the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares forming part of the Consideration Shares, the filing of Disclosure Documents with the SEC, the Regulatory Approvals and assuming the accuracy of the representations and warranties of the Vendors in Section 5.2, no approval of, registration, notice to, authorization of, declaration or filing with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein, where the failure to obtain such approval, registration, declaration or filing with any Governmental Entity would prevent the Purchaser from executing and delivering this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein or would have a Material Adverse Effect on the Purchaser.

Compliance with Laws

(l)	The Purchaser is not in violation of any Laws save and except for acts of non-compliance which would not have a Material Adverse Effect on the Purchaser.

(m)

Each of Purchaser's SEC Reports has complied, in the case of SEC Reports filed on or prior to the date hereof, or will comply, in the case of SEC Reports to be filed after the date hereof, with applicable requirements of the U.S. Exchange Act in all material respects.

No Brokers and Finders

(n)

Other than Lazard Ltd., neither the Purchaser nor any of its Affiliates has retained nor will it retain any financial advisor, broker, agent or finder nor paid, or agreed to pay, any financial advisor, broker, agent or finder on account of this Agreement or any of the transactions contemplated hereby nor have they granted any right of first refusal or commitment to engage any such Person in connection with any future transaction on account of this Agreement or any of the transactions contemplated hereby.

WTO Investor

(o)	The Purchaser is a "WTO investor" as that term is defined in the Investment Canada Act and is not a "state-owned enterprise" as that term is defined in the Investment Canada Act.

Title to Assets

(p)

The Purchaser and each of its Affiliates have good and marketable title to their assets, free and clear of any actual, pending or, to the knowledge of the Purchaser, threatened Claims or Encumbrances whatsoever, except for Permitted Encumbrances. The assets currently owned or leased by the Purchaser and each of its Affiliates constitute all of the property, rights and assets that are necessary to permit the operation of their business as it is currently carried on and, to the knowledge of the Purchaser, there are no material defects, material failures or material impairments in the title of the Purchaser or any of its Affiliates to such assets.

No Reporting Issuer Status

(q)

Neither the Purchaser nor any of its Affiliates is a reporting issuer or equivalent in any province or territory of Canada. None of the shares of the Purchaser or any of its Affiliates are listed or posted for trading on any stock exchange in Canada. The Purchaser Common Shares are posted for trading on the New York Stock Exchange and the Purchaser is an SEC registrant. As of the date of this Agreement, the Purchaser is eligible to use SEC Form S-3.

No Bankruptcy

(r)

No proceedings have been taken, are pending or authorized by the Purchaser or any of its Affiliates or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of the Purchaser or any of its Affiliates.

Financial Ability

(s)

The Purchaser has, or will as at the Closing Time have, the financial ability to consummate the transactions contemplated by this Agreement, including the payment of the Base Cash Consideration and all fees and expenses of the Purchaser related to the transactions contemplated hereby. The Purchaser acknowledges that its obligations hereunder are not in any way contingent or otherwise subject to the Purchaser's consummation of any financing arrangements, obtaining any financing or the availability of any financing to the Purchaser.

Compliance with Laws

(t)	The Purchaser and each of its Affiliates are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on the Purchaser or any of its Affiliates.

(u)	(i)

None of the Purchaser or any of its Affiliates nor, to the knowledge of the Purchaser, any employee, director, officer, agent, or other Person associated with or acting on behalf of such a Person, (collectively, the "Connected Persons"), has taken or has offered or agreed to take, in relation to the business or assets of the Purchaser or any of its Affiliates, any action, directly or indirectly, on behalf of or to the benefit of any of the Purchaser or any of its Affiliates in violation of any Anti-Corruption Laws.

(i)

Neither the Purchaser nor any of its Affiliates nor, to the knowledge of the Purchaser, any of the Connected Persons have taken any action or made any omission in connection with the business or assets of the Purchaser or any of its Affiliates in violation of Economic Sanctions.

(ii)	None of the Contracts of the business of the Purchaser or any of its Affiliates require the Purchaser or any of its Affiliates to:

(A)	Make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	Take any action or make any omission that would violate Economic Sanctions.

(iii)

In the two (2) years prior to the date of this Agreement, neither the Purchaser nor any of its Affiliates nor, to the knowledge of the Purchaser, any of their Connected Persons have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of their business or assets, nor have such Persons or, to the knowledge of the Purchaser, have their Connected Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of their business or assets.

(iv)	The Purchaser and its Affiliates have in place adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws.

Material Contracts

(v)

Neither the Purchaser nor any of its Affiliates is in material default or breach of any of its obligations under any of the Material Contracts to which it is a party or by which it is bound and there exists no state of facts which, to the knowledge of the Purchaser, after notice or lapse of time or both, would constitute such a material default or breach.

No Inducement or Reliance

3.2          The Purchaser agrees that it has not been induced by or relied upon any representations, warranties or statements, whether express or implied, made by the Parties or any of their respective Affiliates, officers, directors, members, employees, agents or representatives that are not expressly set forth in this Agreement and other agreements specifically contemplated herein, whether or not any such representations, warranties or statements were made in writing or orally.

Article 4
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE CORPORATION

4.1       The Vendors jointly represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization, Corporation Structure and Authority

(a)

The Corporation is a corporation duly incorporated and validly subsisting and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business as now conducted and to own, lease and operate its Assets as now owned, leased and operated. The Corporation is duly registered and in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its Assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of the Corporation have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(b)

The Corporation does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person except as disclosed in Schedule 4.1(b) of the Disclosure Letter and each such disclosed Subsidiary is duly formed or incorporated and validly subsisting and in good standing under the Laws of its jurisdiction of formation or incorporation, is, except as otherwise disclosed Schedule 4.1(b) of the Disclosure Letter, wholly owned by the Corporation and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its Assets.

(c)	The Corporation and its Subsidiaries are not currently subject to any obligation to purchase securities in, or to provide funds by way of loan or capital contribution, to any Person.

Necessary Proceedings

(d)	All necessary and required corporate proceedings and actions of:

(i)

the directors, shareholders and officers of the Corporation and its Subsidiaries have been taken to authorize and enable the Corporation to enter into and deliver this Agreement and each of the documents contemplated herein to which the Corporation is a party, and to perform its obligations hereunder; and

(ii)

the directors, shareholders and officers of Amalco will have been taken on or prior to the Closing Date, to authorize the transfer by the Vendors of the Purchased Shares to the Purchaser as contemplated by this Agreement.

Valid and Binding Obligation

(e)

This Agreement has been, and each document delivered at Closing to which the Corporation, Amalco or any of its Subsidiaries is a party will on Closing be, duly executed and delivered by the applicable party and constitutes, and each document delivered at Closing to which any of the Corporation, Amalco or any of its Subsidiaries is a party will on Closing constitute, a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)

any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors' rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Required Consents

(f)

Except as disclosed in Schedule 4.1(f) of the Disclosure Letter and except for the Regulatory Approvals, there is no requirement on the part of the Vendors, the Corporation or any of its Subsidiaries to obtain any consent, approval or waiver of any Governmental Entity or of any Person under any Material Contracts to which the Vendors, the Corporation or any of it Subsidiaries is a party or pursuant to which the Purchased Shares or any of the Assets may be affected in connection with the completion of the transactions contemplated in this Agreement where the failure to obtain such consent, approval or waiver of any Governmental Entity or of any Person under any Material Contracts would: (A) prevent the Vendors from executing and delivering this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement by the Vendors or the consummation by the Vendors of the transactions contemplated herein; or would (B) be reasonably expected to have a Material Adverse Effect on the Corporation or any Subsidiary.

Capital

(g)

The authorized capital of the Corporation consists of an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of Class C Shares, an unlimited number of Class D Shares, an unlimited number of Class E Shares, an unlimited number of Class F Shares, an unlimited number of Class G Shares, and an unlimited number of Class H Shares. As of the date of this Agreement, there are 291 Class A Shares, 9 Class B Shares, 424,000,000 Class G Shares, and 54,526,775 Class H Shares duly and validly issued and outstanding as fully paid and non-assessable.

Rights to Acquire Securities

(h)

Other than the Purchaser, and as contemplated in the Pre-Closing Transactions, no Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares, units or other securities of the Corporation or any Subsidiary or securities convertible into, exchangeable for, or which carry the right to purchase shares, units or other securities of the Corporation or any Subsidiary. There are no outstanding bonds, debentures or other evidences of Indebtedness of the Corporation having the right to vote (or that are convertible for, exercisable into or exchangeable for securities having the right to vote) on any matter on which the holders of shares may vote. Except as contemplated in the Pre-Closing Transactions, there are no outstanding contractual obligations of the Corporation or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of the Corporation or any Subsidiary or any agreements or other arrangements regarding the voting or disposition of any outstanding shares of the Corporation or any Subsidiary.

Title to Assets

(i)

The Corporation and each of its Subsidiaries have good and marketable title to their Assets, free and clear of any actual, pending or, to the knowledge of the Vendors, threatened Claims or Encumbrances whatsoever, except for Permitted Encumbrances. The Assets currently owned or leased by the Corporation and each of its Subsidiaries constitute all of the property, rights and assets that are necessary to permit the operation of the Business as it is currently carried on and, to the knowledge of the Vendors, there are no material defects, material failures or material impairments in the title of the Corporation or any Subsidiary to such Assets.

Operation and Condition of Assets

(j)

Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter or with respect to the condition of the carpets or general aesthetics at the Corporation's locations, the Assets which are material to the Business are in operable working condition and have been maintained in accordance with industry standards (normal wear and tear accepted). To the knowledge of the Vendors, except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, no buildings, plants, structures, fixtures, Equipment or other property owned or leased by the Corporation or any Subsidiary in relation to the Business, are in need of material repairs except for ordinary routine maintenance and repairs consistent with past practice.

Warranties and Claims

(k)

Except as set out in Part 1 of Schedule 4.1(k) of the Disclosure Letter, neither the Corporation nor any Subsidiary has given any warranty, express or implied, to any Person, and no warranty Claim (or Claim in the nature thereof) has been made against the Corporation or any Subsidiary and which is currently unresolved other than warranty claims received in the Ordinary Course and which could not in the aggregate be considered material, nor to the knowledge of the Vendors, do facts or circumstances exist that could reasonably be expected to result in any such warranty Claim. Part 2 of Schedule 4.1(k) of the Disclosure Letter contains a complete list of all express, written warranties given to purchasers of products or services supplied by the Corporation or any of its Subsidiaries within the two-year period prior to the date of this Agreement. The Corporation has made no material warranty Claim (or Claim in the nature thereof) against any supplier thereto within the two-year period prior to the date of this Agreement other than warranty claims made in the Ordinary Course.

Permits

(l)

The Corporation and each of its Subsidiaries have obtained and are in compliance with all material Permits necessary to conduct the Business as are now being or are proposed to be conducted. All such Permits are listed in Schedule 4.1(l) to the Disclosure Letter (including any applicable expiry dates) and are in full force and effect, and there are no proceedings in progress, pending or, to the knowledge of the Vendors, threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the knowledge of the Vendors, are there any facts upon which such proceedings could reasonably be based.

Financial Statements

(m)

The Corporation Financial Statements have been prepared in accordance with ASPE and present fairly in all material respects the Assets, Liabilities and financial condition of the Corporation as of the respective dates thereof and the results of operations and cash flows of the Corporation for the respective fiscal periods covered thereby. In the case of the interim Corporation Financial Statements, such interim Corporation Financial Statements shall be subject to normal year-end adjustments and the exclusion of notes thereto.

Absence of Undisclosed Liabilities

(n)

Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, neither the Corporation nor any Subsidiaries has any material Liabilities or debt instrument or has entered into any Contract or commitment to create, assume, or issue any debt instrument, other than:

(i)	those specifically reflected and adequately provided for in the most recent balance sheet and associated notes thereto included in the Corporation Financial Statements;

(ii)	those set out in Schedule 4.1(n) of the Disclosure Letter;

(iii)	Liabilities incurred in the Ordinary Course since the date of the balance sheet included in the Corporation Financial Statements;

(iv)	those which shall be set forth or specifically reflected and adequately provided for in the Closing Balance Sheet and the Closing Statement; and

(v)	those incurred in connection with the execution of this Agreement.

Indebtedness

(o)

Except as disclosed in the Corporation Financial Statements or in Schedule 2.3(a)(i) of the Disclosure Letter or as may be incurred in the Ordinary Course, neither the Corporation nor any Subsidiary has outstanding any bonds, debentures, notes, mortgages or other Indebtedness and neither the Corporation nor any Subsidiary has agreed to create or issue any bonds, debentures, notes, mortgages or other Indebtedness which will mature more than one year after the date of their creation or issuance.

Accountants

(p)	The Corporation Accountants, who audited the Corporation Financial Statements (to the extent the same have been audited), are independent from the Corporation.

Material Change

(q)

Since May 31, 2017, and except as disclosed in Schedule 4.1(q) of the Disclosure Letter and as contemplated in the Pre-Closing Transactions, there has been no material changes in the capital, Business, the Assets, Liabilities, condition, results of operations, financial position, long-term debt, affairs or prospects of the Corporation or any Subsidiaries and there have been no material facts, transactions, events or occurrences in respect of the Corporation or any of its Subsidiaries, any of which could reasonably be expected to have a Material Adverse Effect on the Corporation or its Subsidiaries and that have not been disclosed in writing to the Purchaser or that could significantly impede the Corporation's or any of its Subsidiaries' ability to consummate the transactions contemplated by this Agreement.

Compliance with Laws

(r)

Except as set forth in Schedule 4.1(r) or Schedule 1.1(mmmmm) of the Disclosure Letter, the Corporation and each of its Subsidiaries are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on the Corporation or its Subsidiaries.

(s)	(i)

None of the Vendors, the Corporation or any of its Subsidiaries nor, to the knowledge of the Vendors, any Employee, agent, or other Person associated with or acting on behalf of such a Person, (collectively, the "Connected Persons"), has taken or has offered or agreed to take, in relation to the Business or the Assets, any action, directly or indirectly, on behalf of or to the benefit of any of the Vendors, the Corporation or any of its Subsidiaries in violation of any Anti-Corruption Laws.

(i)

None of the Vendors, the Corporation or any of its Subsidiaries nor, to the knowledge of the Vendors, any of the Connected Persons have taken any action or made any omission in connection with the Business or Assets in violation of Economic Sanctions.

(ii)	None of the Contracts of the Business would require the Purchaser or any of its Subsidiaries subsequent to the Closing Date, to:

(A)	Make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	Take any action or make any omission that would violate Economic Sanctions.

(iii)

In the three (3) years prior to the date of this Agreement, none of the Vendors, the Corporation nor any of its Subsidiaries nor, to the knowledge of the Vendors, any of their Connected Persons have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of the Business or the Assets, nor have such Persons or, to the knowledge of the Vendors, have their Connected Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of the Business or the Assets.

(iv)

The Corporation has a written code of conduct that prohibits Employees from offering or receiving bribes, kickbacks, or other payments that can influence business decisions and restricts the basis on which Employees can give or accept gifts, entertainment, or meals to or from any other Person in the conduct of the Business.

Guarantees

(t)

With the exception of intercorporate matters otherwise disclosed in the Corporation Financial Statements and except as disclosed on Schedule 4.1(t) of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a party to, or bound by, any guarantee of the Liabilities or Indebtedness of any other Person.

Tax Matters

(u)	Except as disclosed in Schedule 4.1(u) of the Disclosure Letter:

(i)

None of the Corporation or its Subsidiaries is in arrears or in default in respect of the timely filing of any federal, provincial, municipal or foreign Tax return required to be filed by them pursuant to any applicable Law.

(ii)

All Taxes, filing fees and other assessments or reassessments due and payable, collectible or which are required to be withheld prior to the Closing Date from or by the Corporation or its Subsidiaries shall have been duly and timely paid, collected withheld or remitted or adequate provision shall have been made therefore prior to the Closing Date.

(iii)

No claim or assessment or reassessment for additional Taxes, filing fees or other amounts and assessments due and payable or collectible from the Corporation or its Subsidiaries has been made or threatened which has not been paid or collected.

(iv)

All such Tax returns referred to in Section 4.1(u)(i) are correct and complete in all material respects and no such return contains any misstatement or conceals any statement that should have been included therein.

(v)

There are no extensions or waivers of the applicable limitation periods of any jurisdiction regarding the assessment, reassessment or collection of Taxes in respect of the Corporation or its Subsidiaries.

(vi)

None of the Corporation or its Subsidiaries has either directly or indirectly transferred any property to or supplied any services to or acquired any property from a Person with whom it was not acting at arm's length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(vii)

The Corporation and each of its Subsidiaries is registered for purposes of the Excise Tax Act (Canada). All input Tax credits claimed by the Corporation and any of its Subsidiaries were calculated in accordance with applicable Laws and the Corporation and each of its Subsidiaries has complied with all registration, reporting, payment, collection and remittance requirements in respect of any and all applicable goods and services Tax, provincial sales Tax and harmonized sales Tax.

(viii)	None of the dividends paid or deemed to be paid by the Corporation or its Subsidiaries are subject to subsection 55(2) of the Tax Act.

(ix)	There are no circumstances which exist and would result in or which have existed and resulted in sections 79 to 80.04 of the Tax Act applying to the Corporation or its Subsidiaries.

(x)	The Corporation and its Subsidiaries have complied with all provisions of Section 247 of the Tax Act.

(xi)

There are no circumstances which exist and would result in or which have existed and resulted in the Corporation or any of its Subsidiaries being assessed or responsible for any Taxes under any of Parts III, III.1, IV.1 or VI.1 of the Tax Act.

Deferred Payments

(v)

Neither the Corporation nor any of its Subsidiaries owes any amounts for the deferred purchase price in respect of past acquisitions of any business, assets or securities, including any earn-out Liabilities (assuming the maximum amount is earned), post-closing price true-ups, indemnifications and "vendor take-back notes" payable associated with past acquisitions of any business, assets or securities (including that of North County Catering Ltd.) but excluding trade accounts payable and other accrued Current Liabilities all only to the extent included as Current Liabilities in Working Capital.

Material Contracts

(w)

Neither the Corporation nor any of its Subsidiaries is in material default or breach of any of its obligations under any of the Material Contracts to which it is a party or by which it is bound and there exists no state of facts which, to the knowledge of the Vendors, after notice or lapse of time or both, would constitute such a material default or breach. All such Material Contracts have been duly authorized, executed and delivered and are now in good standing, in full force and effect. The Corporation and its Subsidiaries are entitled to all material benefits thereunder and, to the knowledge of the Vendors, the other parties to such Material Contracts, agreements, commitments, indentures and other instruments are not in material default or breach of any of their obligations thereunder.

(x)

Correct and complete copies of all Material Contracts of the Corporation and its Subsidiaries, each of which is listed on Schedule 4.1(x) to the Disclosure Letter, have been made available to the Purchaser.

Other Disclosures

(y)

The Corporation and the Vendors have disclosed to the Purchaser in Schedule 4.1(y) of the Disclosure Letter all material information in their possession not otherwise referred to in this Agreement or the Disclosure Letter regarding any event, circumstance or action taken which could reasonably be expected to have a Material Adverse Effect.

Outstanding Dispositions

(z)

Other than as disclosed in Schedule 4.1(z) to the Disclosure Letter, Schedule 4.1(x) of the Disclosure Letter, or pursuant to the Pre-Closing Transactions, and except for such rights or obligations as have been, or will be, incurred in the Ordinary Course and which are not, or will not be, material to the Corporation or any of its Subsidiaries, the Corporation and its Subsidiaries have no obligations to sell or otherwise dispose of any material part of the Assets, properties or undertakings to other Persons under any Contracts (other than this Agreement and the transactions contemplated herein).

Corporate Records

(aa)

The Corporate Records have been maintained in material compliance with all applicable corporate Laws and contain, in all material respects, complete and accurate minutes and of all meetings and resolutions of the directors and shareholders.

No Breach Caused by this Agreement

(bb)

Subject to receipt of the Regulatory Approvals and other than as disclosed in Schedule 4.1(bb) to the Disclosure Letter, neither the execution and delivery of this Agreement nor any other agreements contemplated hereunder by the Corporation or any of its Subsidiaries or the Vendors, the consummation of the transactions contemplated hereby and thereby nor compliance by the Corporation and its Subsidiaries and the Vendors with any of the provisions hereof or thereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or Assets of the Corporation or its Subsidiaries or the Vendors under any of the terms, conditions or provisions of (a) their respective constating documents, as applicable, or (b) any Material Contract to which the Corporation or its Subsidiaries or the Vendors is a party or to which any of them, or either of their respective properties or assets, may be subject or by which the Corporation or its Subsidiaries or the Vendors is bound; (ii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable the Corporation or its Subsidiaries or the Vendors; or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect, with such exceptions, in the case of each of clauses (i), (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation or its Subsidiaries or the Vendors.

Litigation

(cc)

Except for those Claims together with the estimated value of such Claims as disclosed on Schedule 4.1(cc) of the Disclosure Letter, there are no Claims in existence or pending or, to the knowledge of the Vendors, threatened against or for which there is a reasonable basis, affecting or that would be reasonably expected to affect the Corporation or its Subsidiaries or any of the Assets, at Law or before or by any Governmental Entity, nor is the Corporation or any of its Subsidiaries subject to any presently effective adverse order, writ, injunction or decree of any such Governmental Entity.

(dd)

To the knowledge of the Vendors, the Corporation and its Subsidiaries has not received notice of any outstanding Claims or complaints from any of its customers with respect to its occupational health and safety conditions or practices.

No Brokers and Finders

(ee)

Other than Sequeira Partners Inc., neither the Corporation nor any of its Subsidiaries has retained nor will it retain any financial advisor, broker, agent or finder nor paid, or agreed to pay, any financial advisor, broker, agent or finder on account of this Agreement or any of the transactions contemplated hereby nor have they granted any right of first refusal or commitment to engage any such Person in connection with any future transaction.

Employee, Consultant, Officer and Director Obligations

(ff)

The Corporation has made available to the Purchaser prior to the date hereof a true, complete and correct a list (from which Employee names have been redacted) of all Employees including their income, position, consulting arrangements (if applicable), location of employment or consulting service, recognized date of hire, vacation entitlement, employment benefit entitlement and compensation rate (including wage or base compensation and any bonus, commission or other variable compensation) as of the date specified therein. The Corporation has made available to the Purchaser the status of any Employee as full or part time, identifies any Employee on leave of absence, and the type of leave (including short term or long term disability, if applicable). The Corporation has made available to the Purchaser a copy of all Benefit Plans, the Corporation's standard form of employment offer letter, and all Change of Control Contracts, bonus or retention agreements, plans or policies of any of the Corporation and any of its Subsidiaries, and all agreements, plans or policies pursuant to which residual payments or loyalty payments are or could be payable. Except as disclosed on Schedule 4.1(ff) of the Disclosure Letter, none of the execution or delivery of this Agreement or the fulfillment of or compliance with the terms of this Agreement or the consummation of any of the transactions or other matters contemplated in this Agreement will (either alone or in combination with another event) will:

(i)

result in any payment or benefit (including bonus, golden parachute, retirement, severance, or other benefit or enhanced benefit) becoming due or payable to any present or former Employee of the Corporation or its Subsidiaries including under any Benefit Plan; or

(ii)	result in the acceleration of the time of payment or vesting, or in the funding, of any benefit payable to any Employee, including under any Benefit Plan.

Employee Benefit Plans

(gg)

The Corporation has made available to the Purchaser prior to the date hereof true, complete and correct copies of all Benefit Plans covering active, former and retired Employees of any of the Corporation and its Subsidiaries. Schedule 4.1(gg) to the Disclosure Letter includes a list of all of the Benefit Plans of the Corporation and its Subsidiaries. The Benefit Plans have been maintained and administered in material compliance with their terms and applicable Law, and no Benefit Plan is required to be funded or has any deficit or unfunded actuarial liability. No Benefit Plan is a defined benefit or registered pension plan, and none of the Corporation or its Subsidiaries has any obligation with respect to retirement or pension benefits. The Corporation has provided adequate accruals in the Corporation Financial Statements in accordance with ASPE for all Benefit Plan obligations of the Corporation and its Subsidiaries.

Employment Matters

(hh)

Except as disclosed in Schedule 4.1(hh) of the Disclosure Letter, the Corporation and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment standards, terms and conditions of employment, wages, hours of work, occupational health and safety, human rights and workers compensation, and is not engaged in any unfair labour practices. Except as disclosed on Schedule 4.1(hh) of the Disclosure Letter, with respect to any Employee whose employment or consultancy has been terminated within two years prior to the date of this Agreement, all amounts owing in respect of such termination (whether as salary, benefits, severance or termination pay) have been paid and no such Employee has made or, the knowledge of the Vendors, has any legal basis to make, any claim for further payment, whether in respect of salary, human rights breach, benefits, severance, termination payment or otherwise. Other than as disclosed in Schedule 4.1(hh) of the Disclosure Letter, the Corporation and its Subsidiaries have not agreed to recognize any union or other collective bargaining representative or conducted any negotiation with a union or collective bargaining representative regarding possible representation, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any Employees, and none of the Corporation or its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any Employees. Except as disclosed in Schedule 4.1(hh) of the Disclosure Letter, to the knowledge of the Vendors, no union organizational campaign or representation petitions are currently pending with respect to any Employees. There is no labour strike or labour dispute, slowdown, lockout or stoppage actually pending or, to the knowledge of the Vendors, threatened against or affecting the Corporation or its Subsidiaries and the Corporation and its Subsidiaries have not experienced any labour strikes or labour disputes, slowdowns, lockouts or stoppages within the last two years.

Intellectual Property

(ii)

Schedule 4.1(ii) to the Disclosure Letter lists all material Intellectual Property, or Intellectual Property which could reasonably be expected to be material, owned by the Corporation and/or its Subsidiaries, or licensed to the Corporation and/or its Subsidiaries, or used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained;.

(jj)

Schedule 4.1(jj) to the Disclosure Letter includes complete and accurate particulars of all registrations and applications for registration of the Intellectual Property owned by Corporation and/or its Subsidiaries. All such Intellectual Property which has been registered or applied for has been properly maintained and renewed by the Corporation and/or its Subsidiaries, as applicable, in accordance with all applicable Laws and has not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of any rights in such Intellectual Property.

(kk)

Except as set forth in Schedule 4.1(kk) to the Disclosure Letter, the Corporation and its Subsidiaries own all right, title and interest to the Intellectual Property owned by, licensed to or used by the Corporation and/or its Subsidiaries in the conduct of the Business free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 4.1(kk) of the Disclosure Letter, the Corporation and its Subsidiaries have the sufficient and legally enforceable right to use all Intellectual Property and Intellectual Property Rights used in carrying on the Business. The Corporation and its Subsidiaries have taken all reasonable steps to protect their respective rights in and to the Intellectual Property in Canada in accordance with industry practice.

(ll)

Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is party to or bound by any agreement or other obligation that limits or impairs its respective ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the Intellectual Property owned by it or (ii) any of the Intellectual Property licensed to or used by it, the loss of which would have an adverse effect on the Business. Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries has granted to any Person any right, license or permission to use all or any portion of, or otherwise encumbered any of their rights in, or to, any of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries. Except as set forth in Schedule 4.1(ll) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Intellectual Property.

(mm)

Except as disclosed in Schedule 4.1(mm) of the Disclosure Letter: (i) to the knowledge of the Vendors, the operation of the Business does not and has not infringed upon or violated the Intellectual Property Rights of any Person; and (ii) no Claims have been asserted or are threatened against the Corporation or any of its Subsidiaries by any Person alleging that the conduct of the Business, including the use of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries, infringes upon or violates any of their Intellectual Property Rights. To the knowledge of the Vendors, neither the Corporation nor any of its Subsidiaries have received any notice, complaint, threat or claim alleging: (i) the infringement, misappropriation, misuse or violation of any Intellectual Property Rights or other right of any Person or breach of any duty or obligation owed to any Person; or (ii) that the Corporation, one of its Subsidiaries does not own the Intellectual Property it purports to own. To the knowledge of the Vendors: (i) there are no valid grounds for any such Claims by any such Persons alleging infringement of their respective Intellectual Property Rights; and (ii) there is no state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property owned by, licensed to or used by the Corporation or any of its Subsidiaries.

(nn)

Except as disclosed in Schedule 4.1(nn) of the Disclosure Letter, the transactions contemplated by this Agreement and the continued operation of the Business as currently conducted will not violate or breach the terms of any Intellectual Property license or agreement, or entitle any other Person to any such Intellectual Property license or agreement to terminate or modify it, or otherwise materially adversely affect the rights of the Corporation or any of its Subsidiaries under it.

(oo)

Except as set forth in Schedule 4.1(oo) to the Disclosure Letter, to the knowledge of the Vendors, no Person is infringing or violating or has infringed or violated any of the registered patents or any registered trademarks owned by, licensed to or used by the Corporation or any of its Subsidiaries.

(pp)

Other than as may have been assigned by Contract and disclosed in Schedule 4.1(pp) of the Disclosure Letter, the Intellectual Property owned by the Corporation and its Subsidiaries has not been developed with the assistance or use of any funding from any Governmental Entity.

(qq)

Except as set forth in Schedule 4.1(qq) to the Disclosure Letter, all current and former Employees of the Corporation and its Subsidiaries whose duties or responsibilities relate to the development, creation or conception of Intellectual Property have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favour of the Corporation or any of its Subsidiaries. Except as set forth in Schedule 4.1(qq) to the Disclosure Letter, each such Person has: (i) assigned all right, title and interest that such Person may possess in and to the Intellectual Property developed, created or conceived by such Person in favour of the Corporation or any of its Subsidiaries; and (ii) irrevocably waived in writing its non-assignable rights (including moral rights) to any Intellectual Property Rights created by such Person. To the knowledge of the Vendors, no Employee of the Corporation or any of its Subsidiaries is in violation of any term of any employment or consulting Contract, confidentiality agreement, proprietary information agreement, intellectual property assignment, non-competition agreement, or any other Contract or agreement relating to the relationship of any such Employee or consultant with the Corporation or any of its Subsidiaries, as applicable.

(rr)	To the extent that the Intellectual Property includes any Software, such Software:

(i)

has, at all times in the last three (3) years, operated in accordance with the operational documentation and specifications therefor without any material operating defects, delays or non-conformance and without the requirement for work around or non-automated process steps which could materially affect the operation, conduct or maintenance of the Business, as it is currently and has during the last two years been operated, conducted or maintained;

(ii)

to the knowledge of the Vendors, does not contain any unauthorized code, disabling mechanism or protection feature designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door or time bomb that may be used to distort, delete, modify, damage or disable such Software or otherwise modify, disable or harm the Intellectual Property or the Business; and

(iii)

does not contain any open source, "copyleft" or community source code, including any libraries or code licensed under the "General Public License", "Lesser General Public License" or any other license agreement or arrangement obliging Corporation to make source code publicly available, whether or not approved by the "Open Source Initiative", except as set forth in Schedule 4.1(qq) to the Disclosure Letter.

Governmental Entity Approvals

(ss)

Other than in respect of the Regulatory Approvals or with respect to the Required Work, no approval of, registration, notice to, authorization of, declaration or filing with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement or the consummation by the Corporation of the transactions contemplated herein, where the failure to obtain such approval, registration, authorization, declaration or filing with any Governmental Entity would prevent the Corporation or any of the Vendors from execution and delivery of this Agreement, or any and all of the documents and instruments which are contemplated by or ancillary to the transactions detailed under this Agreement or the consummation of the transactions contemplated herein or would have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

No Reporting Issuer Status

(tt)

Neither the Corporation nor any of its Subsidiaries is a reporting issuer or equivalent in any province or territory of Canada. None of the shares of the Corporation or any of its Subsidiaries are listed or posted for trading on any stock exchange.

Off-Balance Sheet Arrangements

(uu)	Neither the Corporation nor any of its Subsidiaries have any "off-balance sheet arrangements" as such term is described under ASPE.

Owned Real Property

(vv)	Part 1 of Schedule 4.1(vv) to the Disclosure Letter sets forth a complete and accurate list of all the Owned Real Property and a legal description and municipal address for such Owned Real Property.

(ww)

Except as set forth in Part 2 of Schedule 4.1(vv) to the Disclosure Letter, there are no options to purchase or rights of first refusal to purchase with respect to the Corporation's interest in the Owned Real Property or any parts thereof that have not expired or been waived.

(xx)

To the knowledge of the Vendors, except as disclosed in Schedule Schedule 1.1(mmmmm) of the Disclosure Letter, the Owned Real Property is currently used in compliance in all material respects with all applicable Laws applicable thereto, including zoning, construction and development. To the knowledge of the Vendors, the Corporation has all of the necessary operating Permits for the operation of the Owned Real Property for its present use, such operating Permits are in full force and effect and the Owned Real Property is zoned to permit all of the uses for which such property is used.

(yy)

The Vendors have no knowledge of any existing fact or condition which could result in the amendment or termination of full, free and unobstructed access of the Owned Real Property to adjoining public highways, streets and/or roads; and, to the knowledge of the Vendors, all entrances/exits to the Owned Real Property are, in all material respects, permitted under applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads for the operation of the Business.

(zz)

Except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, the Vendors have no knowledge of any material structural, mechanical or other defects in the buildings and/or fixtures located on or at Owned Real Property (for greater certainty, such defects shall include, without limitation, defects in footings, foundations, floors, bearing walls and roofs) and, without limiting the foregoing, each above-ground storage tank for petroleum substances, above-ground waste and sewage or any other purpose that is used or held for use by the Corporation at any of the Owned Real Property has been maintained, in material compliance with the industry standards applicable thereto and applicable Law.

(aaa)

To the knowledge of the Vendors, there exists no outstanding work order, compliance notice, or work directive issued by any Governmental Entity in respect of the Owned Real Property requesting the Corporation or any of its Subsidiaries to comply with applicable Laws.

(bbb)	To the knowledge of the Vendors, there are no expropriation, condemnation or similar proceedings, pending or threatened, with respect to any of Owned Real Property or any part thereof.

(ccc)

Except as disclosed in Schedule 4.1(vv) to the Disclosure Letter, there are no agreements, options, contracts or commitments to purchase, sell, transfer or otherwise dispose of any of the Owned Real Property. Except as disclosed in Schedule 1.1(ggggg) to the Disclosure Letter, there are no leases, tenancies, licenses, or other rights of occupancy or use for any portion of any of the Owned Real Property by any other Person and no Person other than the Corporation or any of its Subsidiaries occupies or uses any portion of any of Owned Real Property.

(ddd)	To the knowledge of the Vendors, the buildings and structures on the Owned Real Property do not encroach on any lands that are not part of the Owned Real Property.

(eee)

The Corporation is the sole beneficial and registered owner of, and has title in fee simple to, the Owned Real Property, free and clear of any and all Encumbrances, except for the Permitted Encumbrances.

(fff)

To the knowledge of the Vendors, except as disclosed in Schedule 1.1(mmmmm) of the Disclosure Letter, none of the Leased Premises or Owned Real Property or the buildings, fixtures, improvements and other structures thereon, nor their use, operation or maintenance for the purpose of operating, conducting or maintaining the Business, violates any restrictive covenant registered against title to the applicable lands or any provision of any Law applicable to the Leased Premises or Owned Real Property.

Leased Real Property

(ggg)	Schedule 4.1(ggg) to the Disclosure Letter contains a complete legal description and municipal address of all Leased Premises.

(hhh)

Correct and complete copies of the Real Property Leases disclosed in Schedule 4.1(ggg) to the Disclosure Letter have been made available to the Purchaser. Other than as disclosed in Schedule 4.1(hhh) to the Disclosure Letter, each of the Real Property Leases is in good standing and in full force and effect and constitutes the entire agreement between the Corporation or its Subsidiary, as applicable, and the landlord thereunder and, to the knowledge of the Vendors, the applicable landlord is not in material breach of any covenant, condition or obligation contained therein.

(iii)

Except as disclosed in Schedule 4.1(ggg) and Schedule 1.1(mmmmm) of the Disclosure Letter, all buildings, structures, improvements and appurtenances comprising the Leased Premises used by the Corporation or its Subsidiaries in the conduct of the Business, are in good operating condition and in a state of good maintenance and repair, wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used by the Corporation or its Subsidiaries. Without limiting the generality of the foregoing, to the knowledge of the Vendors:

(i)

the Leased Premises, the current use of the Leased Premises in the conduct of the Business, comply, in all material respects, with all applicable Laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(ii)

no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Premises, or to any of the Systems, by any Governmental Entity, which alteration, repair, improvement or other work has not been completed, and the Vendors know of no written notification having been given to the Corporation or any of its Subsidiaries of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(iii)

all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Premises at the request of the Corporation or any of its Subsidiaries have been fully paid and satisfied by the Corporation or any of its Subsidiaries, and no Person is entitled to claim a lien under the Builders' Lien Act (Alberta) (or similar legislation) against the Leased Premises for work and services performed and materials placed or furnished upon or in respect of the Leased Premises at the request of the Corporation or any of its Subsidiaries, other than current accounts in respect of which the payment due date has not yet passed;

(iv)

there is nothing owing in respect of the Leased Premises by the Corporation or any of its Subsidiaries to any municipal corporation nor to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

(v)

no part of the Leased Premises has been taken or expropriated by any federal, provincial, municipal or other competent authority, nor to the knowledge of the Vendors has any such notice or proceeding in respect thereof been given or commenced;

(vi)

each of the Leased Premises is fit in all material respects for its present use in the conduct of the Business, and, to the knowledge of the Vendors, there are no material structural repairs or material replacements that are necessary to be made to the Leased Premises or the Systems for the conduct of the Business from the Leased Premises as currently conducted;

(vii)

all Systems included in the Leased Premises will be in substantially the same condition as of the date hereof, wear and tear excepted, except for such changes as may be made in the Ordinary Course or any other necessary maintenance and repair; and

(viii)

each of the Leased Premises has suitable access and uninterrupted ingress and egress to public roads and there are no outstanding material levies, charges or fees assessed against the Leased Premises by any public authority (including development or improvement or offsite levies, charges or fees) and which are payable by the Corporation or any of its Subsidiaries. To the best of the Vendors' knowledge, no facts or conditions exist which could result in the termination of the current public access from the Leased Premises to any currently existing public roads adjoining or situated on the Leased Premises, or to any existing sewer or other utility facilities servicing, adjoining or situated on the Leased Premises.

Environmental and Safety Laws

(jjj)	Except as disclosed in Schedule 4.1(jjj) and Schedule 1.1(mmmmm) of the Disclosure Letter, with respect to environmental matters:

(i)

neither the Corporation nor any of its Subsidiaries is in violation of any Environmental Laws, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

(ii)

the Corporation and its Subsidiaries operate their Business in, and have generated, received, handled, transported, used, stored, deposited, documented, treated, shipped, recycled and disposed of all Hazardous Substances in material compliance with Environmental Laws and Permits;

(iii)

there have been no material Releases of Hazardous Substances on any of the Owned Real Property or Leased Premises or any other Real Property by the Corporation or any of its Subsidiaries in material violation of Environmental Laws or where such Release could result in material Liability to the Corporation or any of its Subsidiaries;

(iv)

the Owned Real Property and Leased Premises have not during the term of the Corporation's or its Subsidiaries, as applicable, title or lease, and to the knowledge of the Vendors, the Owned Real Property and Leased Premises have never been used for the treatment, transportation, handling, generation, manufacture, storage, disposal or Release of Hazardous Substances or for waste disposal, service station, dry-cleaning or landfill purposes;

(v)

no material orders, directions or notices have been threatened or have been issued and remain outstanding pursuant to any Environmental Laws relating to the Business or Assets of the Corporation or any of its Subsidiaries other than abandonment and reclamation orders, directions or notices issued in connection with the normal course of business;

(vi)

the Corporation has not received any Claim or notice of any Claim nor is it aware of any grounds that might reasonably give rise to a Claim, against the Corporation or any of its Subsidiaries related to material non-compliance with Environmental Laws, or the material Release of any Hazardous Substance, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

(vii)	neither the Corporation nor any of its Subsidiaries has been convicted of any offence for non-compliance with any Environmental Laws;

(viii)

the Corporation and its Subsidiaries hold and are in material compliance with all material licenses and Permits required under any Environmental Laws in connection with the operation of their Business and the ownership and use of their Assets and all such licenses and Permits are in full force and effect, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries; and

(ix)

Schedule 4.1(jjj) to the Disclosure Letter contains a list of all environmental or site assessments, environmental reports and audits, conducted in respect of all Leased Premises, copies of which have been provided to the Purchaser.

(kkk)

Except as disclosed in Schedule 4.1(jjj) and Schedule 1.1(mmmmm) of the Disclosure Letter or in the Corporation Financial Statements, the Corporation and its Subsidiaries are not subject to any Liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from its operations in the Ordinary Course) or non-compliance with Environmental Law which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

Shareholders' Agreements, etc.

(lll)

There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Purchased Shares which will not be terminated or wound up prior to the Closing Date.

No Bankruptcy

(mmm)

No proceedings have been taken, are pending or authorized by the Corporation or any of its Subsidiaries or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of the Corporation or any of its Subsidiaries.

Investments in Competitors

(nnn)

None of the officers or directors of the Corporation or any of its Subsidiaries has any direct or indirect ownership interest in any firm or corporation which competes with any of the Corporation or any of its Subsidiaries, other than as a passive investor may acquire incidental to managed trading accounts, registered savings plans or other managed investment accounts and in any event representing not more than 5% of any shares or units in any such competitor.

Protection of Confidentiality

(ooo)

The Corporation and its Subsidiaries have taken all commercially reasonable precautions and used commercially reasonable efforts to protect and to secure the confidentiality of their respective trade secrets and other proprietary and confidential information.

Privacy

(ppp)

Except as disclosed in Schedule 4.1(ppp) of the Disclosure Letter, the Corporation and its Subsidiaries are in material compliance with all privacy Laws applicable to them and the Corporation has not received written notice of any request, complaint, investigation, inquiry or claim relating to its handling of Personal Information, save and except for acts of non-compliance which would not have a Material Adverse Effect on the Corporation or any of its Subsidiaries.

Partnerships or Joint Ventures

(qqq)

Other than as described in Schedule 4.1(qqq) to the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business. Other than Dene Koe GP and Dene Koe LP, there are no joint ventures, partnerships, co-ownership arrangements or other similarly joint owned businesses that are, either in the aggregate or singularly, material to the Business.

Insurance

(rrr)

Policies of insurance in force as of the date hereof naming the Corporation or any of its Subsidiaries as an insured are listed in Part 1 of Schedule 4.1(rrr) to the Disclosure Letter and outstanding claims under such policies of insurance as of the date hereof are listed in Part 2 of Schedule 4.1(rrr) to the Disclosure Letter. To the knowledge of the Vendors, all such policies of insurance adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the Business as would be customarily covered by companies operating the same Business that the Corporation or its Subsidiaries operates. To the knowledge of the Vendors, all such policies will remain in full force and effect and will not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement other than in the Ordinary Course.

Related Party Transactions

(sss)

Other than as disclosed in Schedule 4.1(sss) to the Disclosure Letter, there are no Contracts or arrangements (other than obligations to Employees that arise by operation of Law, and option agreements, consulting agreements, Change of Control Agreements, employment agreements, and indemnity agreements, the details of which have been previously disclosed to the Purchaser) to which the Corporation or any of its Subsidiaries is a party with any present or former Employee of the Corporation or any of its Subsidiaries or any other Person not dealing at arm's length with the Corporation or any of its Subsidiaries or any associate or Affiliate of any such Employee, nor is there any Indebtedness owing by the Corporation or any of its Subsidiaries to any such parties or by any such parties to the Corporation or any of its Subsidiaries, that will remain outstanding as of the Closing Date other than trade accounts receivable and trade accounts payable.

Customers and Suppliers

(ttt)

A list of the 5 largest current customers and the 10 largest current suppliers of the Corporation and its Subsidiaries, collectively, is disclosed in Schedule 4.1(ttt) to the Disclosure Letter. Since the date of the Corporation Financial Statements, there has been no termination or cancellation of, and no modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 5% of the consolidated gross revenues of the Corporation for the fiscal year ended on the date of the Corporation Financial Statements. Except as disclosed in Schedule 4.1(zzz) to the Disclosure Letter, and to the knowledge of the Vendors, the benefits of any relationship with any of the Corporation's customers or suppliers listed on Schedule 4.1(zzz) to the Disclosure Letter will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement, assuming the completion on the Closing Date of the transactions contemplated by this Agreement. To the knowledge of the Vendors, as at the date hereof, no customer or supplier of the Corporation or its Subsidiaries is in material breach of any of its material obligations to the Corporation or its Subsidiaries.

Dividends and Distributions

(uuu)

Since the date of the Corporation Financial Statements, other than as disclosed in Schedule 4.1(uuu) to the Disclosure Letter, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

Leases

(vvv)

Other than in respect of the Equipment Leases, Operating Leases and Real Property Leases, neither the Corporation nor any of its Subsidiaries holds under lease any land, buildings, machinery, equipment or vehicles, which are material to the Corporation or any of its Subsidiaries.

No Default under Lending Agreements

(www)

Other than as disclosed in Schedule 4.1(www) of the Disclosure Letter, no event of default or material breach of any covenant under any of the Corporation's or any of its Subsidiaries' existing banking and lending agreements currently exists.

Accounts Receivable

(xxx)

The Accounts Receivable reflected on the balance sheet forming part of the Corporation Financial Statements and all Accounts Receivable arising after the date thereof (i) are valid and enforceable and were generated in the Ordinary Course, (ii) are not subject to any assignment, or any right of discount, counterclaim or set-off by the customer or account debtor except in accordance with the terms of the applicable Contract pursuant to which they arose, and (iii) other than those Accounts Receivable which are doubtful accounts and in respect of which an adequate allowance has been made, in accordance with ASPE, are collectible.

Bank Accounts

(yyy)

Schedule 4.1(yyy) to the Disclosure Letter is a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which the Corporation, or any of its Subsidiaries has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

Restrictions on Doing Business

(zzz)

Except for the restrictions on doing business disclosed in Schedule 4.1(zzz) of the Disclosure Letter, none of the Corporation or any of its Subsidiaries is a party to or bound by any Contract that would restrict or limit the right of the Corporation or any of its Subsidiaries to carry on any activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business.

Incorporation, Organization, Corporation Structure and Authority of Dene Koe GP and Dene Koe LP

(aaaa)

Dene Koe GP is a corporation duly incorporated and validly subsisting and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its assets as now owned, leased and operated. Dene Koe GP is duly registered and in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of Dene Koe GP have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(bbbb)

Dene Koe LP is a limited partnership duly registered and in good standing under the Laws of Alberta, and has all the requisite capacity and authority to carry on its business as now conducted and to own, lease and operate its assets as now owned, leased and operated. Dene Koe LP is in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of their activities makes such registration necessary. Copies of the constating documents of Dene Koe LP have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete in all material respects as of the date hereof.

(cccc)

Dene Koe GP does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person except for Dene Koe LP. Dene Koe LP does not have any Subsidiaries or own any securities issued by, or any equity or ownership interest in, any other Person.

Capital of Dene Koe GP and Dene Koe GP

(dddd)

The authorized capital of Dene Koe GP consists of an unlimited number of Class A Shares. As of the date of this Agreement, there are 100 Class A Shares duly and validly issued and outstanding as fully paid and non-assessable, of which 49 are owned by and registered in the name of the Corporation.

(eeee)

The authorized capital of Dene Koe LP consists of an unlimited number of limited partnership units. As of the date of this Agreement, there are 100 limited partnership units duly and validly issued and outstanding as fully paid and non-assessable, of which 49 are owned by and registered in the name of the Corporation.

Rights to Acquire Securities re: Dene Koe GP and Dene Koe GP

(ffff)

Other than as set forth in the limited partnership agreement of Dene Koe LP or the unanimous shareholder agreement of Dene Koe GP (copies of which having been previously provided to the Purchaser), to the knowledge of the Vendors no Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares, units or other securities of Dene Koe GP or Dene Koe LP or securities convertible into, exchangeable for, or which carry the right to purchase shares, units or other securities of Dene Koe GP or Dene Koe LP.

Tax Matters of Dene Koe GP and Dene Koe LP

(gggg)

To the knowledge of the Vendors, nether Dene Koe GP nor Dene Koe LP is in arrears or in default in respect of the timely filing of any Tax return required to be filed by them pursuant to any applicable Law, and all such Tax returns are correct and complete in all material respects. All Taxes payable, collectible or which are required to be withheld prior to the Closing Date from or by Dene Koe GP or Dene Koe LP have been paid, collected, withheld or remitted or adequate provision shall have been made therefore prior to the Closing Date. No claim for additional Taxes payable or collectible from Dene Koe GP or Dene Koe LP has been made or threatened.

Absence of Undisclosed Liabilities

(hhhh)

To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP has any material Liabilities or debt instrument or has entered into any Contract or commitment to create, assume, or issue any debt instrument.

Indebtedness of Dene Koe GP and Dene Koe LP

(iiii)

To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP has outstanding any bonds, debentures, notes, mortgages or other indebtedness and neither Dene Koe GP nor Dene Koe LP has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance.

Dene Koe GP and Dene Koe LP Compliance with Laws

(jjjj)

To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP are in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on Dene Koe GP, Dene Koe LP, the Corporation or its Subsidiaries.

Material Contracts of Dene Koe GP and Dene Koe LP

(kkkk)	To the knowledge of the Vendors, the Material Contracts of Dene Koe GP and Dene Koe LP consist of:

(i)	the Suncor Contract;

(ii)	the operating agreement re: the Suncor Contract dated June 22, 2017 between the Corporation and Dene Koe LP;

(iii)	the Syncrude Contract; and

(iv)	the operating agreement re: the Syncrude Contract dated May 1, 2017 between the Corporation and Dene Koe LP.

(llll)

To the knowledge of the Vendors, neither Dene Koe GP nor Dene Koe LP is in material default or breach of any of its obligations under any of the Material Contracts listed in Section 4.1(kkkk) and there exists no state of facts which, to the knowledge of the Vendors, after notice or lapse of time or both, would constitute such a material default or breach. To the knowledge of the Vendors, all such Material Contracts listed in Section 4.1(kkkk) have been duly authorized, executed and delivered and are now in good standing, in full force and effect. To the knowledge of the Vendors, Dene Koe GP and Dene Koe LP are entitled to all material benefits thereunder and, to the knowledge of the Vendors, the other parties to such Material Contracts are not in material default or breach of any of their obligations thereunder.

Disclosure

(mmmm)

The Vendors have disclosed to the Purchaser all material information in respect of Dene Koe GP and Dene Koe LP in their possession not otherwise referred to in this Agreement regarding any event, circumstance or action taken which could reasonably be expected to have a Material Adverse Effect.

Litigation Against Dene Koe GP or Dene Koe LP

(nnnn)

To the knowledge of the Vendors, there are no Claims in existence or pending or, to the knowledge of the Vendors, threatened against or for which there is a reasonable basis, affecting or that would be reasonably expected to affect Dene Koe GP or Dene Koe LP or any of their assets at Law or before or by any Governmental Entity, nor, to the knowledge of the Vendors, is Dene Koe GP or Dene Koe LP subject to any presently effective adverse order, writ, injunction or decree of any such Governmental Entity.

Insurance re: Dene Koe GP and Dene Koe LP

(oooo)

To the knowledge of the Vendors, all policies of insurance in force as of the date hereof naming Dene Koe GP and/or Dene Koe GP as an insured are listed in Part 1 of Schedule 4.1(rrr) to the Disclosure Letter.

Bank Accounts of Dene Koe GP and Dene Koe LP

(pppp)

To the knowledge of the Vendors, Schedule 4.1(yyy) to the Disclosure Letter is a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which Dene Koe GP or Dene Koe LP has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

No Employees or Owned or Leased Real Property of Dene Koe GP and Dene Koe LP

(qqqq)	To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP employs any employees or owns or leases any Real Property.

Intellectual Property of Dene Koe GP and Dene Koe LP

(rrrr)

To the knowledge of the Vendors, the only intellectual property owned by Dene Koe GP or Dene Koe LP are their rights to use their respective names and the rights associated with the website located at the URL www.denekoe.com.

Business of Dene Koe GP and Dene Koe LP

(ssss)	To the knowledge of the Vendors, the business of Dene Koe GP is limited to being the general partner of Dene Koe LP.

(tttt)

To the knowledge of the Vendors, the activities of Dene Koe LP are limited to providing accommodation services and associated support services to Dene Koe LP's customers and their guests at lodge facilities.

No Bankruptcy of Dene Koe GP or Dene Koe LP

(uuuu)

To the knowledge of the Vendors, no proceedings have been taken, are pending or authorized by Dene Koe GP or Dene Koe LP or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of Dene Koe GP or Dene Koe LP.

No Equipment Leased or Owned or Guarantees given by Dene Koe GP or Dene Koe LP

(vvvv)	To the knowledge of the Vendors, neither Dene Koe GP or Dene Koe LP leases or owns any equipment or guarantees the debts or obligations of any other Person.

Material Change

(wwww)

Since May 31, 2017, and except as disclosed in Schedule 4.1(q) of the Disclosure Letter, to the knowledge of the Vendors there has been no material changes in the capital, business, the assets, Liabilities, condition, results of operations, financial position, long-term debt, affairs or prospects of Dene Koe GP or Dene Koe LP and there have been no material facts, transactions, events or occurrences in respect of Dene Koe GP or Dene Koe LP, any of which could reasonably be expected to have a Material Adverse Effect on Dene Koe GP or Dene Koe LP and that have not been disclosed in writing to the Purchaser.

Compliance with Laws

(xxxx)

Except as set forth in Schedule 4.1(r) of the Disclosure Letter, to the knowledge of the Vendors Dene Koe GP and Dene Koe LP are not in violation of any Laws except for acts of non-compliance that would not have a Material Adverse Effect on Dene Koe GP or Dene Koe LP.

(yyyy)	To the knowledge of the Vendors:

(i)

neither Dene Koe GP nor Dene Koe LP have taken or have offered or agreed to take, in relation to their business or assets, any action, directly or indirectly, on behalf of or to the benefit of any of the Dene Koe GP or Dene Koe LP in violation of any Anti-Corruption Laws.

(ii)	neither of Dene Koe GP or Dene Koe LP have taken any action or made any omission in connection with their business or assets in violation of Economic Sanctions.

(iii)	none of the Contracts of the business of Dene Koe GP and Dene Koe LP would require Dene Koe GP or Dene Koe LP subsequent to the Closing Date, to:

(A)	make payments to any Persons which would cause a violation of Anti-Corruption Laws.

(B)	take any action or make any omission that would violate Economic Sanctions.

(iv)

since January 1, 2016, neither of Dene Koe GP or Dene Koe LP have been under administrative, civil or criminal investigation, inquiry or enforcement proceedings in connection with alleged or possible violations of any Anti-Corruption Laws and Economic Sanctions in connection with the conduct of their business or assets, nor have such Persons received notice from, or made a voluntary disclosure to, any Governmental Entity regarding violations or alleged or possible violations of such Anti-Corruption Laws in connection with the conduct of their business or assets.

Article 5
REPRESENTATIONS AND WARRANTIES OF
THE VENDORS

5.1         Each of the Vendors jointly and severally represent and warrant to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:

Ownership of Purchased Shares

(a)

Each of the Vendors will at the Closing Date be, the legal and beneficial owner of that number of Purchased Shares set forth opposite its name in Part 2 of Schedule "A", being the aggregate of all of the issued and outstanding shares of the Corporation on the Closing Date and will have good title to them, free and clear of any Encumbrances. At Closing, each such Vendor will have the absolute and exclusive right to sell the Purchased Shares to the Purchaser as contemplated by this Agreement.

Incorporation, Organization, Authority and Capacity

(b)

1818939 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 2040618 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 2040624 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. Each of 1818939, and 2040618, 2040624 have all the requisite corporate capacity and authority to enter into this Agreement and to perform their obligations hereunder and to carry on their business and to own, lease and operate their property and assets as now owned, leased and operated and to carry on their business as now conducted.

(c)

989677 is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. 989677 has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement.

(d)	The Torgerson Trust is a resident of the Province of British Columbia and has all requisite capacity and authority to enter into this Agreement and to perform its obligations hereunder.

(e)

SmithCo is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. SmithCo has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement. SmithCo was incorporated on October 10, 2017 and has not carried on any business to date.

(f)

Smith HoldCo is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the Province of Alberta. Smith HoldCo has all necessary power, authority and capacity to execute, deliver and perform its obligations under this Agreement. Smith HoldCo was incorporated on October 10, 2017 and has not carried on any business to date.

(g)

Each of the Vendors is duly registered and is in good standing to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary. Copies of the constating documents of each of the Vendors have been made available to the Purchaser, which included all amendments to date, and such constating documents are accurate and complete as of the date hereof.

Necessary Proceedings

(h)	All necessary proceedings and actions of the directors, shareholders and trustees of each of the Vendors who is not a natural Person:

(i)

have been taken to authorize and enable the applicable Vendor entity to enter into and deliver this Agreement and each of the documents contemplated herein to which the applicable Vendor entity is a party, and to perform its obligations hereunder; and

(ii)	will be taken on or prior to the Closing Date, to authorize the transfer by the Vendors of the Purchased Shares to the Purchaser as contemplated by this Agreement.

Valid and Binding Obligation

(i)

This Agreement has been, and each document delivered at Closing to which each of the Vendors is a party will on Closing be, duly executed and delivered by each of the Vendors and constitutes, and each document delivered at Closing to which each of the Vendors is a party will on Closing constitute, a legal, valid and binding obligation of each such Vendor, enforceable against it in accordance with its terms subject only to the qualification that such enforceability may be limited by:

(i)

any limitation under applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar Laws relating to or affecting the enforcement of creditors' rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Residency

(j)	Each of the Vendors is not a non-resident of Canada for the purposes of the Tax Act.

No Bankruptcy

(k)	No proceedings have been taken, are pending or authorized by such Vendor or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of such Vendor.

Securities Law Matters

5.2

(a)	Each Vendor, severally, and not on a joint basis, represents, warrants, acknowledges and agrees that:

(i)

The Consideration Shares have not been registered under the U.S. Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except (i) pursuant to an effective registration statement under the U.S. Securities Act, or (ii) pursuant to an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities Laws.

(ii)	(A)

The Vendor is purchasing the Consideration Shares as principal and is an "accredited investor" as defined in each of Rule 501(a) of Regulation D promulgated under the U.S. Securities Act and Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

(A)

The Vendor is not purchasing the Consideration Shares as a result of "general solicitation" or "general advertising" (as such terms are used in Rule 502 of Regulation D promulgated under the U.S. Securities Act).

(b)

Each of the Vendors (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, and (ii) is able to bear the risk of an entire loss of its investment in the Consideration Shares.

No Inducement or Reliance

5.3         Each of the Vendors agrees that it has not been induced by or relied upon any representations, warranties or statements, whether express or implied, made by the Purchaser or its Affiliates, officers, directors, members, employees, agents or representatives that are not expressly set forth in this Agreement and other agreements specifically contemplated herein, whether or not any such representations, warranties or statements were made in writing or orally.

Torgerson Representations and Warranties

5.4       Torgerson, jointly and severally with the Vendors, represents and warrants to Purchaser each of the Fundamental Representations and acknowledges that the Purchaser is relying on such Fundamental Representations in connection with the transactions contemplated hereby.

Article 6
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

Survival of Covenants, Representations and Warranties

6.1        The representations and warranties and, to the extent that they have not been fully performed at or prior to the Closing, the covenants made by the Parties and contained in this Agreement shall survive the Closing and continue in full force and effect for the benefit of the respective Party or Parties, as applicable, subject to the following:

(a)

except as provided in subsections (b), (c) and (d) below, the representations and warranties of the Purchaser and the Vendors shall terminate at the expiration of the eighteen (18) month period after the Closing Date;

(b)

all Tax Representations shall survive the Closing until six months after the expiration of the period during which any Tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. A Tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Laws;

(c)	all Fundamental Representations shall terminate at the expiration of the six (6) year period after the Closing Date; and

(d)	any Claim which is based upon fraudulent misrepresentation or fraud may be brought at any time.

6.2         After the expiration of the applicable period of time referred to in Section 6.1(a), the Purchaser, the Vendors and Torgerson will be released from any and all Liabilities in respect of the representations and warranties made by each of them and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except (and only to the extent of) with respect to any Claims made by any of the Parties in writing prior to the expiration of such period and subject to the rights of each of the Parties to make any Claim permitted by Section 6.1(b) to Section 6.1(d) (inclusive).

Article 7
COVENANTS OF THE VENDORS AND THE CORPORATION

General Covenants

7.1         Except as otherwise contemplated or permitted by this Agreement, during the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement (unless otherwise consented to in writing by the Purchaser), each of the Vendors and the Corporation and its Subsidiaries, as the case may be, hereby covenant and agree follows:

General

(a)

Except for the Pre-Closing Transactions, the Vendors, 1818939, 2040618, 2040624, SmithCo, and Smith HoldCo shall not, directly or indirectly, sell, assign, transfer, pledge, mortgage or otherwise dispose of any of the shares of the Corporation or any right or interest therein.

(b)

The Vendors and the Corporation shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would be inconsistent with this Agreement, the performance hereof or completion of the transactions contemplated hereby, or would or could reasonably be expected to directly or indirectly prevent, impair, hinder or delay the consummation of the transactions contemplated hereby.

Delivery of Certificates

(c)

The Vendors shall on Closing surrender the certificate or certificates representing the Purchased Shares held by them to the Purchaser, duly endorsed for transfer or accompanied by stock powers of attorney, and in return, shall be entitled to receive the Consideration Shares and Base Cash Consideration forming part of the Purchase Price on the basis set out in this Agreement.

Filings

(d)

The Vendors and the Corporation consent to, and will make available to the Purchasers such information, documents and data reasonably requested to enable, the filing by the Purchasers from time to time of any reports or other documents required by the SEC or Governmental Entity with respect to this Agreement and the transaction contemplated hereby.

Representations and Warranties

(e)

Except with respect to the completion of the Pre-Closing Transactions, the Vendors and the Corporation shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would render or could reasonably be expected to render any representation or warranty of the Vendors contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

(f)

From time to time prior to the Closing, the Vendors shall have the right to supplement or amend the information set forth in the Disclosure Letter with respect to any matter arising from circumstances first occurring after the date hereof provided such matter was undertaken by the Vendors, the Corporation, and/or its Subsidiaries: (i) with the written consent of the Purchaser (such consent not to be unreasonably withheld); (ii) was specifically contemplated in the Disclosure Letter; (iii) was otherwise permitted under Sections 7.2(a)(i), 7.2(a)(iii) or 7.2(a)(iv); or (iv) the matter would be otherwise permitted without the prior written consent of the Purchaser pursuant to Sections 7.2(a)(ii)(A), 7.2(a)(ii)(B), 7.2(a)(ii)(E), 7.2(a)(ii)(K) or 7.2(a)(ii)(M). For greater certainty, any such supplements or amendments to the Disclosure Letter shall modify the applicable representations and warranties of the Vendors and Torgerson for all purposes of this Agreement (including in respect of the Vendors' and Torgerson's indemnification obligations under Article 10); provided however, that if such supplements and amendments relate to matters that, individually or in the aggregate, could have a Material Adverse Effect, then such supplements or amendments shall have no effect and the Purchaser shall retain all rights under this Agreement as if such supplement or amendments had not been made. For the avoidance of doubt, any such supplement or amendment that arises from circumstances first occurring prior to the date hereof shall be disregarded for all purposes under this Agreement (including the indemnification provisions, closing conditions and representations and warranties contained herein).

Conditions

(g)	The Vendors and the Corporation will use their respective commercially reasonable efforts to ensure that all applicable conditions set forth in Section 11.1 and Section 11.2 are met.

Insurance

(h)

Except where the failure to do so would not cause a Material Adverse Effect, the Corporation and its Subsidiaries shall maintain in full force all policies of insurance currently in effect in respect of the Corporation, its Subsidiaries and the Business and give all notices and present all Claims under all such policies of insurance in a timely fashion.

Cooperation

(i)

Following the date hereof, the Corporation and Vendors will provide all cooperation that the Purchaser may reasonably request in connection with the preparation and filing by the Purchaser of any required securities filings pursuant to the Securities Acts or other U.S. securities Laws, the preparation of pro-forma financial statements, the conversion of the Corporation Financial Statements to financial statements prepared in accordance with GAAP and the preparation of financial statements for delivery in connection with any required proxy statement, registration statements and prospectuses of the Purchaser. All third party costs and expenses relating thereto, other than those related to the preparation or conversion of the Corporation Financial Statements, will be for the account of the Purchaser and all such costs and expenses relating to the preparation or conversion of the Corporation Financial Statements shall be for the account of the Corporation. For greater certainty, none of the Vendors will be entitled to compensation for any time they are required to commit to discharge their obligations under this Section 7.1(i).

Covenants in Respect of Business

7.2         From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Vendors will use their respective commercially reasonable efforts to cause the Corporation and its Subsidiaries, Dene Koe GP and Dene Koe LP to conduct their business as carried on as of the date hereof in the Ordinary Course. Without limiting the generality of the foregoing, during the period starting on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement:

Interim Operating Covenants

(a)

The Corporation and the Vendors shall, with respect to the Corporation, and its Subsidiaries, ensure that, and with respect to Dene Koe GP and Dene Koe LP, use reasonable and commercial efforts to ensure that:

(i)	The Corporation, each of its Subsidiaries, Dene Koe GP and Dene Koe LP shall:

(A)

carry on its Business in the Ordinary Course and in material compliance with all applicable Laws, and in material compliance with all Material Contracts; provided that on or before the Closing Date, the Corporation shall be permitted to pay all related party advances, Indebtedness and any payables;

(B)

use commercially reasonable efforts to preserve intact its present Business organization, documents and records and material rights, to keep available the services of its current Employees (subject to the constraints imposed by the terms of this Agreement), and to preserve its relationships with customers, suppliers and others having business dealings with the Corporation or any of its Subsidiaries or Dene Koe GP and Dene Koe LP; and

(C)

maintain and keep its material properties and Assets in good repair and condition, subject to ordinary wear and tear, all to the end that its goodwill and ongoing Business shall not be impaired in any material respect at the Closing Date.

(ii)

Except as may be required pursuant to any Material Contract or otherwise expressly permitted herein or in the Disclosure Letter, neither the Corporation nor any of its Subsidiaries shall, without prior written consent of the Purchaser (such consent not to be unreasonably withheld):

(A)	make any individual capital expenditures in excess of Cdn.$500,000;

(B)	make any capital expenditures in excess of Cdn.$6,000,000 in the aggregate;

(C)	issue or modify, or agree to issue or modify, any equity or debt securities or rights to acquire securities;

(D)

in its capacity as a shareholder of Dene Koe GP or as a limited partner of Dene Koe LP, vote in favour of or consent to any action, transaction or amendment to the limited partnership agreement of Dene Koe LP or the unanimous shareholder agreement of Dene Koe GP that could reasonably give rise to or result in a Material Adverse Effect in respect of the Corporation or Dene Koe GP or Dene Koe LP or would, if enacted, result in the breach of any of the covenants in this Section 7.2(a)(ii) if such covenants were in respect of Dene Koe GP or Dene Koe LP rather than the Corporation or the Subsidiaries;

(E)	incur any new Indebtedness that is not contemplated in the Corporation's existing financing arrangements or in the Ordinary Course;

(F)

enter into any Material Contracts, other than those Material Contracts for catering services, lodging, logistics or accommodation services entered into in the Ordinary Course where the terms and conditions of each such Material Contract is consistent with the past practices of the Corporation and the estimated costs to the Corporation or its Subsidiaries from each such Material Contract does not exceed the estimated revenues from each such Material Contract;

(G)	alter or amend its articles, by-laws or limited partnership agreements, as applicable;

(H)	engage in any business that is materially different from the Business;

(I)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any material portion of the Assets;

(J)	except as contemplated in the Pre-Closing Transactions, redeem, purchase or offer to purchase any of the Purchased Shares or other securities of the Corporation;

(K)

other than in the Ordinary Course or pursuant to existing Benefit Plans or Contracts in effect on the date hereof, implement any material salary, bonus or benefit increases for any Employees or grant any material bonuses to Employees;

(L)	enter into any collective bargaining agreement;

(M)	enter into or perform any transactions with Affiliates, other than in the Ordinary Course; or

(N)	change any accounting policy which was utilized for purposes of preparing the Corporation Financial Statements.

(iii)

Each of the Vendors and the Corporation shall use its commercially reasonable efforts to obtain and maintain any and all authorizations as may be required under any applicable Law or any Contract to which the Corporation or any Subsidiary, Dene Koe GP or Dene Koe LP is a party or by which any of them or any of their respective the Assets is bound in order to consummate the transactions contemplated hereby, and provide copies of the same to the Purchaser prior to the Closing Date.

(iv)

Except where the failure to do so will not cause a Material Adverse Effect, the Corporation and each Subsidiary shall comply, with all Laws applicable to the Corporation, its Subsidiaries and the Business or otherwise affecting the Assets or the operations of the Corporation or any Subsidiary.

(v)	The Corporation and its Subsidiaries shall provide the Purchaser with:

(A)	copies of any material notices, correspondence or other communications received from any Governmental Entity;

(B)

full particulars of any Claim or potential Claim against, involving or affecting the Corporation, its Subsidiaries, the Business, the Assets of the Corporation or its Subsidiaries of which the Corporation or any Subsidiary shall receive notice or otherwise become aware after the date hereof, including copies of any documentation relating thereto; and

(C)

full particulars of any Material Adverse Effect (or any matters which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect) with respect to the Corporation or any Subsidiary, including copies of any documentation relating thereto.

Necessary Consents

(b)

The Corporation and its Subsidiaries shall use their commercially reasonable efforts to obtain from its directors, shareholders, all appropriate Governmental Entities and other Persons such approvals, Permits or consents, including the Regulatory Approvals, as are required (if any) to complete the transactions contemplated herein.

Non-Solicitation

7.3	The Vendors and the Corporation agree that:

(a)

they shall, and shall cause the Subsidiaries of the Corporation to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Persons (other than with the Purchaser) conducted on or before the date of this Agreement with respect to any actual or potential Acquisition Proposal;

(b)

they shall request, within 5 Business Days of the date of this Agreement, the prompt return or destruction of all confidential information previously furnished to any parties (other than the Purchaser) or before the date of this Agreement with respect to any actual or potential Acquisition Proposal, if such request has not been made prior to the date hereof;

(c)	until the earlier of the Closing Date or the termination of this Agreement, neither the Vendors nor the Corporation nor any of its Subsidiaries shall, directly or indirectly:

(i)

solicit, initiate or encourage in any manner whatsoever the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any Person in respect of any matter or thing which is inconsistent with the successful completion of any of the transactions contemplated herein including, without limitation, any actual (or potential) Acquisition Proposal;

(ii)

participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, or facilitate or encourage, an effort or attempt by any other Person to do anything mentioned in the Section 7.3(c)(i);

(iii)

waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forebear in respect of, any rights or other benefits under the Confidentiality Agreement including, without limitation, any standstill provisions thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement any Acquisition Proposal.

Employee Severance

7.4        In the event the Corporation terminates the employment of or dismisses (including a constructive dismissal or wrongful dismissal) any Employee before the Closing Date, the Corporation shall be responsible for the payment of any applicable severance costs, change of control payments, wages, salaries, vacation pay, holiday pay, bonuses, or any other amounts that may be payable to such Employees as a result of such termination or dismissal (including a constructive dismissal or wrongful dismissal) and such amounts shall be included in the calculations of Current Liabilities and Working Capital and shall not give rise to any claim for indemnification by the Vendors under this Agreement.

Representation and Warranty Insurance

7.5        The Corporation covenants and agrees that it shall be responsible for and shall pay, effective prior to the Closing Time, all premiums, broker commissions and related expenses associated with the Representation and Warranty Insurance, provided that in no event shall the Corporation be obligated to pay aggregate premiums, broker commissions and related expenses in excess of Cdn.$1,799,850 and any premiums, broker commissions and related expenses in excess of such aggregate amount shall be for the account of the Purchaser.

Article 8
COVENANTS OF THE PURCHASER

General Covenants

8.1          Except as otherwise contemplated or permitted in this Agreement, during the period from the date of this Agreement to the Closing, the Purchaser hereby covenants and agrees as follows:

General

(a)	The Purchaser shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be:

(i)	is inconsistent with this Agreement, the performance hereof or completion of the transactions contemplated hereby;

(ii)

would or could reasonably be expected to directly or indirectly prevent, impair, hinder, delay or otherwise interfere with the issuance or transfer by the Purchaser of the Consideration Shares, the purchase of the Purchased Shares as provided herein, or the consummation of any other transaction contemplated hereby; or

(iii)

would render or could reasonably be expected to render any representation or warranty of the Purchaser contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

Necessary Consents

(b)

The Purchaser shall use commercially reasonable efforts to obtain from its applicable directors, shareholders, members, all appropriate Governmental Entities and other Persons such approvals (including the Regulatory Approvals), Permits or consents as are required (if any) to complete the transactions contemplated herein.

Approval of Acquisition

(c)

The Purchaser shall use its commercially reasonable efforts to obtain all applicable Shareholder Approvals, the Regulatory Approvals, including the acceptance of the New York Stock Exchange for the issuance and listing of the Purchaser Common Shares forming part of Consideration Shares and the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares forming part of the Consideration Shares. In this regard, Purchaser shall provide Vendors' Counsel with any applicable material communications sent to or received from the New York Stock Exchange related to this transaction.

Conditions

(d)	The Purchaser will use its commercially reasonable efforts to ensure compliance with all applicable conditions set forth in Section 11.1 and Section 11.3 are met.

Status and Filings

(e)

The Purchaser will use commercially reasonable efforts to maintain its corporate status and comply with all material corporate and securities Laws and requirements (including any applicable filing requirements) prior to Closing.

(f)

The Purchaser will use commercially reasonably efforts to be in material compliance with its reporting obligations imposed by the applicable securities regulators, including the SEC, and all applicable securities Laws.

(g)

The Purchaser, at its cost and expense, shall make all such notifications, applications, submissions or filings as are required under applicable Laws (including all notices, filings and reports relating to the offer and sale of the Consideration Shares required under applicable securities Laws) to be made by or on the part of the Purchaser in connection with the transactions contemplated herein, in each case after having first consulted with the Vendors and the Corporation as to the respective scope and content of any such notice, application, submission or filing. All filing fees payable in respect of obtaining the applicable Shareholder Approvals and the approvals from the New York Stock Exchange and the SEC shall be paid by the Purchaser.

Listing, SEC Reports and Anti-Dilution

(h)

Following the date of this Agreement, Purchaser shall file or furnish, as applicable, all SEC Reports required to be filed or furnished by it under Section 13 or Section 15(d) of the U.S. Exchange Act and the rules promulgated thereunder.

(i)

Without the prior written consent of the Vendors, the Purchaser shall not issue Purchaser Common Shares in an amount exceeding thirty million (30,000,000) Purchaser Common Shares, provided that the foregoing restriction and threshold will not apply to any Purchaser Common Shares issued pursuant to any of the Purchaser's option plan, restricted stock, or other equity incentive plans which are in force on the date of this Agreement.

Representations and Warranties

(j)

The Purchaser shall not, directly or indirectly, take or omit to take (or permit to be taken or not taken) any action that, if taken or not taken, as the case may be, would render or could reasonably be expected to render any representation or warranty made by the Purchaser and contained in this Agreement or in any document or certificate delivered pursuant hereto misleading or untrue in any material respect.

Covenants in Respect of Purchaser Business

8.2     From the date of this Agreement until the Closing Date, the Purchaser will use commercially reasonable efforts to conduct its business as carried on as of the date hereof in the Ordinary Course.

8.3     Purchaser shall take all necessary actions to cause, concurrent with Closing, the appointment, effective upon Closing, of Lance Torgerson, or with the prior written consent of the Purchaser, following the review and approval of the proposed nominee by the nominating committee of the Purchaser's board of directors, an alternate nominee of the Torgerson Trust (Lance Torgerson or such alternate nominee being, the "Torgerson Nominee"), to be added to the Board of Directors of the Purchaser as a Class 1 director. After the Closing Date, the Purchaser shall take all necessary actions to nominate the Torgerson Nominee for election to the Purchaser board of directors at the 2018 annual meeting of the shareholders of Purchaser; provided that, no Torgerson Nominee shall be subject to re-nomination at the 2018 annual meeting of Purchaser if such Torgerson Nominee has failed to comply in all material respects with the governance guidelines and policies of Purchaser applicable to directors during the period of time commencing on the Closing Date and ending on the date immediately preceding such Torgerson Nominee's re-nomination.

8.4     If at any time the Torgerson Trust owns less than ten percent (10%) of the issued and outstanding shares of the Corporation, treating the Purchaser Preferred Shares on an "as converted basis", the Torgerson Nominee shall tender its resignation from the Board of Directors of the Purchaser.

Preservation of Files and Records

8.5     For a period of seven (7) years after the Closing Date: (a) Purchaser shall use its commercially reasonable efforts to preserve, or cause the Corporation and its Subsidiaries to preserve, all files and records relating to the Tax matters of the Corporation and its Subsidiaries that are less than seven (7) years old; and (b) Purchaser will comply with its internal document retention policies in respect of all other documents and records, and shall allow the Vendors or their designees reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, in each case to the extent reasonably required by any of the Vendors in connection with any inquiries or requirements of any Governmental Entity (including in relation to Taxes) or for the purposes of preparing and filing any Tax returns, at any time during normal business hours and the Purchaser shall use its commercially reasonable efforts not to dispose of any thereof without first offering them to the Vendors. Provided that nothing in this Section 8.5, will require Purchaser to allow the Vendors access to any files, records or communications prepared or produced following the Closing Time among the Purchaser, the Corporation, and/or Subsidiaries and counsel to the Purchaser, Corporation and/or Subsidiaries that are subject to solicitor-client privilege.

Employee Severance

8.6     In the event that the Purchaser or the Corporation terminates the employment of or dismisses (including a constructive dismissal or wrongful dismissal) or materially changes the terms of the employment of, any Employee after the Closing Date, the Corporation and the Purchaser shall be responsible for the payment of any applicable severance costs, change of control payments, wages, salaries, vacation pay, holiday pay, bonuses, or any other amounts that may be payable to such Employees as a result of such termination, material changes to terms of their employment or dismissal (including a constructive dismissal or wrongful dismissal) and in no circumstances shall such amounts be included in the calculations of Current Liabilities or Working Capital nor give rise to any claim for indemnification by the Purchaser under this Agreement.

Excluded Privileged Communications

8.7          Effective upon Closing:

(a)

Each of the Purchaser, the Corporation, and the Subsidiaries hereby irrevocably assign to the Vendors all rights and interest to communications by or among the Vendors and counsel to the Corporation and the Subsidiaries in respect of, in connection with or related to this Agreement or the Acquisition provided for herein, including, without limitation, all documentation, records and copies thereof (collectively, the "Privileged Communications");

(b)

the Parties hereby confirm and agree that, upon Closing, all Privileged Communications will be subject to a solicitor-client privilege of the Vendors and the Vendors alone, and that the Vendors will maintain the sole and exclusive rights over such privilege. Without limitation, upon Closing: (i) all Privileged Communications, and all solicitor-client privilege therein, will remain the property of the Vendors and the Vendors alone; and (ii) the Purchaser, the Corporation, and the Subsidiaries will be deemed to have irrevocably waived any and all rights to such Privileged Communications or any solicitor-client privilege therein.

Representation and Warranty Insurance

8.8          The Purchaser covenants and agrees that it shall use its commercially reasonable efforts to ensure that the Representation and Warranty Insurance is not cancelled and remains in force and effect for the duration of the policy period of such Representation and Warranty Insurance.

Article 9
MUTUAL COVENANTS

Notice of Material Change

9.1         From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Purchaser (on the one hand) and the Corporation and the Vendors (on the other hand) shall promptly notify the other in writing of:

(a)

any material change (as such term is defined in securities Laws) (actual, anticipated, contemplated or, to the knowledge of the Purchaser, the Corporation or the Vendors, as the case may be, threatened, financial or otherwise) upon the business, affairs, operations, Assets, Liabilities or capital of such Person or the Business;

(b)

any change in the facts relating to any applicable representation or warranty set out in Article 3, Article 4 and Article 5 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c)	any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

Each of the Purchaser, the Corporation and Vendors shall in good faith discuss with the other any change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need be given to the other pursuant to this Section 9.1.

Consummation of the Transaction

9.2          The Parties shall use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

Regulatory Approvals

9.3

(a)

As promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Purchaser shall file with the Commissioner a request for an advance ruling certificate under Section 102 of the Competition Act or in the alternative, a no action letter in respect of the transactions contemplated by this Agreement (the "ARC Application"). The Parties shall file a premerger notification form pursuant to Section 114(1) of the Competition Act (the "CA Notification") within five (5) Business Days of a request from the Purchaser provided that the earliest date on which Purchaser can make such a request is ten (10) Business Days following the date of this Agreement.

(b)

The Purchaser shall file as promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement both: (i) an application for review under the Investment Canada Act seeking the ICA Approval from the Minister of Canadian Heritage (the "ICA Application") and (ii) a notification under Section 12 of the Investment Canada Act with Innovation, Science and Economic Development Canada.

(c)

Each Party shall: cooperate and provide information and assistance to the other Parties to obtain the Regulatory Approvals and in respect of any notification, application, filing or response to information requests or submissions related to the applicable Regulatory Approvals; submit any information requested by any Governmental Entity in connection with any Regulatory Approval as promptly as practicable; and furnish to each other such information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary or mutually desirable under applicable Law;

(d)

The Purchaser shall consult with the other Parties on the preparation of the ICA Application and the ARC Application. The Parties shall: consult with each other on the preparation of the CA Notification filings, permit the other Parties to review in advance any proposed written communications to the applicable Governmental Entity; provide the other Parties a reasonable opportunity to comment on any draft written materials or correspondence proposed to be sent in connection with obtaining the Regulatory Approvals and give due consideration to such comments; provide the other Parties with final copies of such materials or correspondence; and keep the other Parties apprised of the status of any communications with, and provide copies or summaries of such communications to the other Parties as are material, as well as provide copies to the other Parties of any inquiries or requests for additional information from the applicable Governmental Entity.

(e)

A Party will not participate in any meeting or discussion (whether in person, by phone or otherwise) with the applicable Governmental Entity, unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend thereat except: (i) if the applicable Governmental Entity expressly requests that the other Parties should not be present at the meeting or discussion or part or parts of the meeting or discussion; or (ii) where competitively or commercially sensitive information may be discussed, in which case legal counsel to the other Parties may participate in such meetings and discussions with the applicable Governmental Entity.

(f)	All filing fees payable in respect of obtaining the applicable Regulatory Approvals set out in this Section 9.3 shall be paid equally by the Purchaser and the Corporation.

(g)	The Purchaser shall make commercially reasonable efforts to obtain the Regulatory Approvals.

(h)

Notwithstanding any provision in this Agreement (including this Section 9.3), if any Party is required to consult with or provide information to another Party that the providing Party determines, acting reasonably, to relate to, or to be competitively or commercially sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the providing Party may restrict such consultation with or provision of such information to the other Party's external legal counsel and shall provide a redacted copy of such information to the other Party excluding such competitively or commercially sensitive information from such information. For the purpose of this Section 9.3, non-public information contained in the ICA Application and information provided in connection with the ICA Approval that relates to the plans of the Purchaser in connection with the Corporation shall be deemed to be competitively sensitive information and shall only be provided to the Corporation's external legal counsel.

Purchaser Access to the Corporation

9.4         From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each of the Vendors and the Corporation shall, and shall cause the Subsidiaries to, provide reasonable access and otherwise make available to the Purchaser and its representatives for examination all books and records (including Corporate Records) in its possession or under its control to the extent reasonably required by the Purchaser in connection with the Purchaser's preparation to integrate the Business with the Purchaser's business on and after Closing, provided however that such investigation and assistance shall not unreasonably disrupt the operations of the Corporation or the Business. The Corporation shall provide copies of or make available to the Purchaser and its representatives any relevant books and records of the Corporation, or its Subsidiaries when reasonably requested by the Purchaser. Any information provided to the Purchaser or any of its representatives pursuant to this Section 9.4 shall be subject to the Confidentiality Agreements and the Joint Defence Agreement.

Tax Matters

9.5         The Parties agree that the Vendors will cause to be prepared, and file, or cause to be filed, by February 15, 2018, all Tax returns and elections for the Corporation and its Subsidiaries for the taxable periods ending on the date hereof as a result of the execution of this Agreement, in a manner consistent with the representations contained in Section 4.1(u); provided that, before filing any such Tax return, the Vendors shall first supply draft copies to the Purchaser and take into account all comments received from the Purchaser thereon, provided however that all such Tax returns shall be prepared and filed in accordance with the historical practice of the Corporation and its Subsidiaries, as applicable, for prior fiscal years. In the event of a dispute in relation to the preparation of such Tax returns, such dispute shall be resolved pursuant to Section 2.7. No such Tax returns shall be filed until both the Purchaser and the Vendors have agreed to such filing, acting reasonably, or any matter in dispute between the Parties in relation to such Tax returns have been resolved pursuant to Section 2.7. The Vendors shall not be permitted to re-file or make amendments to Tax returns for the period ending on the date hereof, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld).

9.6         The Parties agree that the Purchaser will cause to be prepared, and file, or cause to be filed, within six months of the of Closing, all Tax returns and elections for the Corporation and its Subsidiaries for the taxable period ending on the Closing Date, in a manner consistent with the representations contained in Section 4.1(u); provided that, before filing any such Tax return, the Purchaser shall first supply draft copies to the Vendors and take into account all comments received from the Vendors thereon, provided however that all such Tax returns shall be prepared and filed in accordance with the historical practice of the Corporation and its Subsidiaries, as applicable, for prior fiscal years. In the event of a dispute in relation to the preparation of such Tax returns, such dispute shall be resolved pursuant to Section 2.7. No such Tax returns shall be filed until both the Purchaser and the Vendors have agreed to such filing, acting reasonably, or any matter in dispute between the Parties in relation to such Tax returns have been resolved pursuant to Section 2.7. The Purchaser shall not be permitted to re-file or make amendments to Tax returns for years prior to the Closing Date, except with the prior written consent of the Vendors (such consent not to be unreasonably withheld).

Privacy

9.7          With respect to any Transferred Information, the Parties hereby agree as follows:

(a)

Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein.

(b)	Prior to the completion of the transactions contemplated in this Agreement, Recipient covenants and agrees to:

(i)

use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii)

protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(iii)	if the transactions contemplated herein do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party's election, within a reasonable time.

(c)	After the completion of the transactions contemplated in this Agreement, each of the parties agrees to:

(i)	collect, use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless

(A)

the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Laws, obtained the consent of such individual to such additional purpose, or

(B)	such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual;

(ii)

protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and

(iii)	give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)	Where required by applicable Laws, the Purchaser agrees to promptly notify the individuals about whom the Transferred Information relates that the transactions contemplated herein have taken place.

Article 10
INDEMNIFICATION

Indemnification by the Purchaser

10.1         Subject to Section 10.3, if the Closing occurs the Purchaser hereby covenants and agrees with the Vendors to indemnify and save harmless the Vendors from and against:

(a)

any Losses which the Vendors (collectively, the "Vendor Indemnified Parties"), suffered or incurred as a result of, or arising out of (i) any non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement, or (ii) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)

all Claims which may be made or brought against the Vendor Indemnified Parties in respect of the foregoing, and any Losses the Vendor Indemnified Parties may suffer or incur as a result of, or arising out of such Claims.

Indemnification by the Vendors

10.2       Subject to Section 10.3, if the Closing occurs, the Torgerson Vendors (together with Torgerson, but only in respect of any breach of a Fundamental Representation), on a joint and several basis hereby, covenant and agree with the Purchaser to indemnify and save harmless the Purchaser from and against:

(a)

any Losses which the Purchaser or, following the Closing Date, any of the Corporation or its Subsidiaries (collectively, the "Purchaser Indemnified Parties"), suffered or incurred as a result of, or arising out of: (i) any non-fulfillment of any covenant or agreement on the part of the Vendors or, with respect to the period before Closing, the Corporation under this Agreement; or (ii) any incorrectness in or breach of any representation or warranty of the Vendors contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (whether on behalf of themselves or the Corporation);

(b)	any Transaction Expenses or Indebtedness of the Corporation as at the Closing Date which are not reflected by the Vendor in the Closing Statement;

(c)	any Losses suffered or incurred by the Purchaser as a result of or arising from the Pre-Closing Transactions;

(d)

any Tax liability of the Corporation or its Subsidiaries or of the Vendors for the period ending on the Closing Date or which arises under applicable Tax legislation by reason of assessment, reassessment or other form of recognized document assessing liability for Tax in respect of any Tax period (or a portion thereof) ending on or prior to the Closing Date;

(e)

all Claims which may be made or brought against any of the Purchaser Indemnified Parties in respect of the foregoing, and any Losses which any of the Purchaser Indemnified Parties may suffer or incur as a result of, or arising out of such Claims;

(f)

in respect of any amount in excess of the Required Work Portion of the Escrow Amount to a maximum of the Required Work Cap incurred by the Purchaser in connection with the Required Work on or before the date that is 18 months from the Closing Date; and

(g)

any amounts owing on the Closing Date for the deferred purchase price in respect of past acquisitions of any business, assets or securities, including any earn-out Liabilities (assuming the maximum amount is earned), post-closing price true-ups, indemnifications and "vendor take-back notes" payable associated with past acquisitions of any business, assets or securities (including that of North County Catering Ltd.) but excluding trade accounts payable and other accrued Current Liabilities all only to the extent included as Current Liabilities in Working Capital.

Limitation on Indemnification

10.3       The Party or other indemnified Person making a claim for indemnification under this Article is referred to as the "Indemnified Party" and the Party providing indemnification is referred to as the "Indemnifying Party" for the purposes of this Article. Notwithstanding Section 16.20, following Closing, the indemnification obligations of an Indemnifying Party pursuant to Section 10.1 and Section 10.2 shall be an Indemnified Party's sole and exclusive remedy against such Indemnifying Party for non-fulfillment of any covenant or agreement on the part of such Indemnifying Party under this Agreement, any incorrectness in or breach of any representation or warranty of that Indemnifying Party in this Agreement or any Losses described in Section 10.1(b) or Section 10.2(e) above (but for greater certainty shall not be the exclusive remedy for any breaches or claims under the Non-Competition Agreements or the Registration Rights Agreement, for which the Purchaser and the Vendors shall be entitled to pursue the remedies set forth in such agreements) subject to the following:

(a)	any claim for indemnification based on any incorrectness in or breach of any representation or warranty must be made before expiry of the applicable time periods in Article 6;

(b)

the indemnification obligations of an Indemnifying Party pursuant to Section 10.1 or Section 10.2 shall not be an Indemnified Party's sole and exclusive remedy with respect to any Losses incurred as a result of fraudulent misrepresentation or fraud;

(c)

all qualifications relating to materiality or Material Adverse Effect that are included in a representation or warranty shall be ignored for the purposes of determining the accuracy of such representation and warranty (other than the accuracy of Section 4.1(q) [Material Change], Section 4.1(y) [Other Disclosures], Section 4.1(mmmm) [Disclosure – Dene Koe] and Section 4.1(wwww) [Material Change – Dene Koe]) and the amount of any Loss in respect of which an Indemnified Party is entitled to indemnification;

(d)

an Indemnifying Party shall not be required to indemnify an Indemnified Party in respect of any claim under Section 10.1 or Section 10.2 for incorrectness in or breach of any representation or warranty contained in this Agreement until the amount of Losses in the aggregate with respect to any claim in respect of any individual event, matter or occurrence, or series of related events, matters or occurrences, exceeds Cdn.$100,000, in which event the full amount of Losses shall be indemnifiable hereunder and only until the aggregate amount of all Losses with respect to all such claims for incorrectness in or breach of any representation or warranty under Section 10.1 or Section 10.2 exceeds Cdn.$1,000,000 following which the Indemnified Party shall be entitled to indemnification for the amount of all such Losses above such Cdn.$1,000,000 threshold (and not for those Losses below such threshold amount, but subject still to Section 10.3(e), Section 10.3(f), Section 10.3(g), and Section 10.3(h)), other than with respect to Losses incurred as a result of fraudulent misrepresentation or fraud, or Losses suffered or incurred as a result of the incorrectness or breach of any Fundamental Representation (or for greater certainty in respect of claims under Sections 10.2(a)(i), 10.2(b), 10.2(c), 10.2(d), 10.2(f) or 10.2(g) as to which this Section 10.3(d) shall have no effect;

(e)

the maximum aggregate Liability of the Vendors (collectively) pursuant to this Agreement shall be limited to an amount equal to Cdn.$126,500,000.00 other than with respect to Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Vendors; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation or Section 4.1(u), as to each of which this 10.3(e) shall have no effect;

(f)	the maximum aggregate Liability of :

(i)

the Vendors (collectively) pursuant to this Agreement for Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Vendors; or (ii) a breach of or incorrectness of the representations and warranties in Section 4.1(u) shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Vendors and/or Torgerson pursuant to Section 10.3(e) or pursuant to Section 10.3(f)(ii));

(ii)

the Vendors and Torgerson (collectively) pursuant to this Agreement for Losses incurred as a result of any breach of or incorrectness in any Fundamental Representation shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Vendors pursuant to Section 10.3(e) or pursuant to Section 10.3(f)(i));

(g)

the maximum aggregate Liability of the Purchaser shall be limited to an amount equal to Cdn.$126,500,000.00, other than with respect to Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Purchaser; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation of the Purchaser or Section 3.1(v) as to each of which this Section 10.3(g) shall have no effect;

(h)

the maximum aggregate Liability of the Purchaser for Losses incurred as a result of: (i) fraud or fraudulent misrepresentation by the Purchaser; or (ii) as a result of any breach of covenant or incorrectness in or breach of any Fundamental Representation of the Purchaser shall be limited to Cdn.$420,000,000.00, subject to the adjustments set forth in Section 2.6 (less any amount paid by the Purchaser pursuant to Section 10.3(g));

(i)

for purposes of determining the Liability and indemnity obligations under this Agreement, Losses shall be limited to Losses that are the direct and reasonably foreseeable consequences of any breach, non-performance or non-fulfillment of any covenant or agreement or misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty (which may include Losses relating to diminution in the value of shares and loss of profits to the extent that they are determined by an arbitrator to be direct and reasonably foreseeable consequences), and no Party shall be entitled to punitive, exemplary, special or similar damages, or consequential damages (except where any such damages are related to diminution of the value of shares, loss of profits or other damages which are the reasonably foreseeable consequences of the related breach, non-performance or non-fulfillment or except to the extent that an aggrieved party is actually required to pay or otherwise satisfy a Claim by a third party that includes such damages);

(j)

in the event of a claim against the Torgerson Trust, the Purchaser shall only have recourse against the assets of the Torgerson Trust and shall not have any recourse against the personal assets of Torgerson, Tammy Torgerson or Richard Torgerson held in their own right or in any capacity other than as a trustee of Torgerson Trust. Notwithstanding anything else herein contained, a claim may be made against Torgerson personally if such claim relates to a breach of a Fundamental Representation but no claim may be made against Torgerson personally for any breach of representation or warranty that is not a Fundamental Representation;

(k)

a Party is not entitled to double recovery even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of another Party in this Agreement. No Party has any liability or obligation with respect to any claim for indemnification to the extent that such matter was reflected as a Working Capital adjustment pursuant to Section 2.6 of this Agreement, or as a deduction or set-off to the Purchase Price, including the Escrow Amount;

(l)

in seeking any recovery of indemnifiable Losses under Section 10.2(a) or 10.2(d), the Purchaser shall first exhaust all funds available from the Escrow Amount, and thereafter shall seek recovery from the Representation and Warranty Insurance, if available, before making any claims against the Vendors or Torgerson personally;

(m)

if the amount of Losses incurred by an Indemnified Party at any time subsequent to the making of an indemnity payment made pursuant to this Article 10 is reduced by any recovery, settlement or otherwise under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith). Upon making a full indemnity payment, the Indemnifying Party will, to the extent of that indemnity payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Losses to which the indemnity payment relates. Until the Indemnified Party recovers full payment of its Losses, any and all claims of the Indemnifying Party against any such third party on account of that indemnity payment will be postponed and subordinated in right of payment to the Indemnified Party’s rights against that third party;

(n)

to the extent that the Purchaser has a claim to which it is entitled to be indemnified by the Vendors or Torgerson pursuant to this Agreement, the Loss recoverable from the Vendors shall be reduced to the extent that the Purchaser received proceeds of insurance (net of any deductibles or increases of premiums associated therewith) with respect to such claim;

(o)

the Purchaser and the Vendors hereby agree that, with respect to any claim they may have as the case may be, they shall in good faith use commercially reasonable efforts to mitigate or minimize such claim and to reasonably cooperate: (i) in the case of the Purchaser, with the Vendors in the Vendors' efforts to minimize any of the Purchaser's claims, and (ii) in the case of the Vendors, with the Purchaser in the Purchaser's efforts to minimize any of the Vendors' claims. The Purchaser agrees that the employees and consultants of the Corporation (including, but not limited to, accountants, personnel and other staff) will be made reasonably available to the Vendors, during normal business hours, at the Vendors' expense, after the Closing Date, in computing, analyzing, settling or otherwise dealing with any Purchaser Indemnified Parties claims or any Vendors' claims, but only to the extent that such access to employees and consultants does not interfere with the business of the Corporation in any respect;

(p)

the Vendors accept each indemnity made by the Purchaser under this Article 10 in favour of each of the Vendors' Indemnified Parties, as the case may be, as agent and trustee of that Indemnified Party and may enforce an indemnity in favour of any of the Vendors' Indemnified Parties, as the case may be, on behalf of that Indemnified Party. The Purchaser accepts each indemnity made by the Vendors under this Article 10 in favour of each of the Purchaser's Indemnified Parties as agent and trustee of that Indemnified Party and may enforce an indemnity in favour of any of the Purchaser's Indemnified Parties on behalf of that Indemnified Party.

Procedure for Indemnification

10.4        The following provisions shall apply to any Claims for which an Indemnifying Party may be obligated to indemnify an Indemnified Party pursuant to this Agreement:

(a)

Direct Claims: If an Indemnified Party wishes to make a claim for indemnification (other than with respect to third party Claims, which are addressed in subsection (b) below), the Indemnified Party shall give notice to that effect to the Indemnifying Party with reasonable promptness, specifying the basis for indemnification and the amount claimed (or a reasonable estimate thereof, if possible). The Indemnifying Party shall then have 20 days after it receives such notice to make such investigation of such claim as it considers necessary or desirable. If the Indemnifying Party and the Indemnified Party agree on the amount of the claim subject to indemnification, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount so agreed. If the Indemnifying Party and the Indemnified Party do not agree on the amount of the claim subject to indemnification, then the procedure set out in Article 15 shall be utilized to resolve such claim and the Indemnified Party may serve a Dispute Notice to the Indemnifying Party in accordance with Section 15.1.

(b)	Third Party Claims:

(i)

Upon receipt from a third party by the Indemnified Party of notice of a Claim or the Indemnified Party becoming aware of a Claim in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party, the Indemnified Party shall give notice to that effect to the Indemnifying Party with reasonable promptness, provided that failure to give such notice shall not relieve the Indemnifying Party from any Liability it may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby or the notice is given outside the applicable time periods mentioned in Article 6 respecting the survival of the representations and warranties.

(ii)

In the case of Claims arising from third parties, the Indemnifying Party shall have the right by notice to the Indemnified Party not later than 15 days after receipt of the notice described in Subsection (i) above to assume the control of the defence, compromise or settlement of the Claims, provided that the Indemnifying Party shall acknowledge the applicability of these indemnity provisions to such Claim and such assumption shall, by its terms, be without costs to the Indemnified Party and the Indemnifying Party shall at the Indemnified Party's request furnish it with reasonable security against any costs or other Liabilities to which it may be or become exposed by reason of such defence, compromise or settlement. In the event the Indemnifying Party elects to conduct and control any proceedings itself, the Indemnified Party shall be entitled to fully participate at its own cost and expense and by its own separate counsel in any proceedings relating to any third-party claim, except that the Indemnifying Party shall pay the costs and expenses of such separate counsel if: (x) in the Indemnified Party's good faith judgment, it is advisable, based on the advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party; or (y) the named parties to such third party claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on the advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party.

(iii)

Upon the assumption of control by the Indemnifying Party as contemplated in Subsection (ii) above, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claims at its sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defence; provided always that in accordance with Section 10.4(b)(v), no definitive settlement shall be completed without the prior written consent of the Indemnified Party and the Indemnified Party shall be entitled to reasonable security from the Indemnifying Party for any expense, costs or other Liabilities to which it may be or may become exposed by reason of such cooperation.

(iv)

The final determination of any such Claims arising from third parties, including all related costs and expenses, will be binding and conclusive upon the Indemnifying Party and Indemnified Party as to the validity or invalidity, as the case may be, of such Claims against the Indemnifying Party hereunder.

(v)

Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in Subsection (ii) above, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any third party Claim, the Indemnified Party shall not settle or pay any such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party and the Indemnifying Party shall consult and co-operate fully with each other on a timely basis with respect to such third party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party shall make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection herewith, all at the cost and expense of the Indemnifying Party.

Article 11
CONDITIONS PRECEDENT

Mutual Conditions Precedent

11.1        The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of the Purchaser, and the Vendors and may be waived by the Purchaser and the Vendors, jointly, in writing:

(a)	the Parties shall have received the Regulatory Approvals;

(b)	the Parties shall have received the consents listed on Schedule 11.1(b) to the Disclosure Letter, in form and substance satisfactory to the Vendors and the Purchaser, each acting reasonably; and

(c)

all other approvals and consents from Governmental Entities and third parties in respect of the completion of the transactions contemplated hereby, shall have been obtained on terms and conditions acceptable to the Vendors and the Purchaser, each acting reasonably, and all other applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period, except in each case (but unless the Vendors and the Purchaser otherwise agree in writing) where the failure or failures to obtain such approvals or consents, or for the applicable waiting periods to have expired or terminated, would not reasonably be expected to have a Material Adverse Effect;

(d)

no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Entity or Securities Authority in Canada, the United States or elsewhere, whether or not having the force of law, and no Law shall have been proposed, enacted promulgated or applied, which has the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the transactions contemplated by this Agreement or which, if the Acquisition were consummated, would materially and adversely affect the Purchaser or the Corporation or its Subsidiaries; and

(e)

all applicable Shareholder Approvals and the acceptance of the New York Stock Exchange for the issuance and listing of all of the Purchaser Common Shares issuable to the Vendors as contemplated herein (including the Purchaser Common Shares issuable upon conversion of the Purchaser Preferred Shares), has been obtained.

Conditions Precedent for the Benefit of the Purchaser

11.2       The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)

(i) except for any breaches of representations and warranties of the Vendors set forth in this Agreement (other than the Fundamental Representations of the Vendors) that individually or in the aggregate would not have a Material Adverse Effect on the Corporation, the Subsidiaries or the Business (taken as a whole), the representations and warranties of the Vendors set forth in Article 4 and Article 5 (without giving effect to any qualification by reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct at the Closing Time as if made at and as of the Closing Time, (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (ii) each of the Fundamental Representations shall be true and correct at the Closing Time as if made as and at the Closing Time (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)

the Vendors and the Corporation shall have performed or complied in all material respects with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Vendors and the Corporation, respectively, at or prior to the Closing Time;

(c)

the Vendors shall have delivered to the Purchaser a certificate of an authorized officer (or equivalent) of each of the Vendors, and of the Corporation confirming the matters set forth in subsections (a) and (b) above, in form and substance satisfactory to the Purchaser;

(d)	there shall not have occurred any Material Adverse Effect with respect to the Corporation or any of its Subsidiaries;

(e)

there shall not have occurred any changes with respect to the Suncor Contract or the Syncrude Contract which may reasonably be considered to result in a Material Adverse Effect on the Corporation, the Purchaser or the Acquisition;

(f)

the Purchaser shall have either: (x) received consent from the Regional Municipality of Wood Buffalo for the continuation of all existing business licenses and permits; or (y) obtained new business licenses and permits from the Regional Municipality of Wood Buffalo as are required for the operation of the Business;

(g)	the Purchaser shall have received the Escrow Agreement and the Escrowed Shares Escrow Agreement, each duly executed by the Vendors and the Escrow Agent;

(h)	the Purchaser shall have received the Non-Competition Agreements duly executed by the Vendors, Torgerson and Corey Smith;

(i)	the Purchaser shall have received the Registration Rights Agreement duly executed by the Vendors;

(j)

the Vendors shall be, immediately before the Closing, the legal and beneficial owner (directly or indirectly) of all the Purchased Shares and, at the Closing, the Vendors will have delivered to the Purchaser original share certificates representing the Purchased Shares, together with duly executed stock powers of attorney or other instruments of transfer effectively transferring the Purchased Shares to the Purchaser, free and clear of any Encumbrances;

(k)	as of the Closing Date, there shall be no outstanding options, warrants or any other convertible securities or rights to acquire any of the Purchased Shares;

(l)

all Borrowed Money Indebtedness of the Corporation and its Subsidiaries other than trade payables and accrued liabilities included in Working Capital) shall have been repaid and all related security (other than Permitted Encumbrances) shall have been discharged and released (or irrevocably authorized the discharge and release of security).

Conditions Precedent for the Benefit of the Vendors

11.3       The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by all the Vendors, in their sole discretion:

(a)	at the Closing, the Purchaser shall have paid the Purchase Price in accordance with Section 2.3;

(b)	the Purchaser shall have filed articles of amendment to amend the Purchaser's authorized capital to create the Purchaser Preferred Shares;

(c)	the Purchaser Common Shares to be issued to the Vendors shall, upon issuance, be listed for trading on the New York Stock Exchange;

(d)

(i) except for any breaches of representations and warranties of the Purchaser set forth in this Agreement (other than the Fundamental Representations of the Purchaser) that individually or in the aggregate would not have a Material Adverse Effect on the Purchaser, the representations and warranties of the Purchaser set forth in Article 3 (without giving effect to any qualification by reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct at the Closing Time as if made at and as of the Closing Time, (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (ii) each of the Fundamental Representations shall be true and correct at the Closing Time as if made as and at the Closing Time (except to the extent any such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(e)

the Purchaser shall have performed or complied in all material respects with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Time;

(f)

the Consideration Shares shall have been (i) duly authorized and validly issued as fully paid and non-assessable Purchaser Shares; (ii) issued to the Vendors as contemplated herein with good and marketable title, free and clear of all Encumbrances other than Encumbrances arising under the Registration Rights Agreement, Escrowed Shares Escrow Agreement, and applicable securities Laws; and (iii) assuming the accuracy of the representations and warranties of the Vendors set forth in Section 5.2, issued in compliance with all applicable securities Laws and not issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right;

(g)

the Purchaser shall have delivered to the Vendors a certificate of an authorized officer confirming the matters set forth in subsections (d) and (e) above, in form and substance satisfactory to the Vendors;

(h)	the Vendors shall have received the Escrow Agreement and Escrowed Shares Escrow Agreement, each duly executed by the Purchaser and the Escrow Agent;

(i)	the Vendors shall have received the Registration Rights Agreement, duly executed by the Purchaser;

(j)	the Pre-Closing Transactions shall have been completed to the satisfaction of the Vendors;

(k)	the Purchaser shall have provided to the applicable Governmental Entity replacement letters of credit for those letters of credit listed on Schedule 11.3(k);

(l)	there shall not have occurred any Material Adverse Effect with respect to the Purchaser.

Article 12
CLOSING

Time of Closing

12.1       The Closing of the transactions contemplated herein shall be completed at the offices of Bennett Jones LLP, 4500 Bankers Hall East, 855 2nd Street SW, Calgary, Alberta, T2P 4K7 (or another place mutually agreed by the Parties) at a time to be mutually agreed by the Parties on the Closing Date.

Deliveries on the Closing Date

12.2

(a)	The Vendors and Amalco shall deliver or cause to be delivered to the Purchaser on the Closing Date:

(i)	a certificate of status for Amalco and each of the Subsidiaries of the Corporation, as issued by the Registrar of Corporations;

(ii)	a certified copy of the organizational or constating documents of the Amalco and each of the Subsidiaries of the Corporation;

(iii)	certified copies of the updated shareholders register showing the transfer of the Purchased Shares to the Purchaser;

(iv)	a certificate of incumbency in respect of Amalco;

(v)	a certified copy of the directors' and shareholders' and trustees' resolutions of each Vendor (to the extent applicable) approving this Agreement and the transactions contemplated hereby;

(vi)	a duly executed certificate of each Vendor certifying the accuracy of the representations in Section 5.2 made by such Vendors;

(vii)	all definitive certificates representing the Purchased Shares duly endorsed for transfer to the Purchaser or accompanied by a written instrument of transfer;

(viii)	a certified copy of the resolutions of the directors of Amalco, approving this Agreement and the transactions contemplated hereby and the transfer of the Purchased Shares to the Purchaser;

(ix)	all Corporate Records;

(x)

payout statements or similar documents evidencing the repayment and satisfaction, or describing the amounts required to be repaid and instructions with respect to the repayment, of all Indebtedness to be repaid at the Closing Time in accordance with Section 12.2(b)(ii) and Transaction Expenses to be paid and satisfied at Closing;

(xi)	written resignation of and a release by each director and officer of the Corporation of Claims against the Corporation and each of the Subsidiaries of the Corporation;

(xii)	such elections as may be contemplated in Section 2.9;

(xiii)

a mutual release of Claims between the Purchaser, the Corporation and any of its directors and officers, and each of the Vendors, in a form reasonably satisfactory to the Purchaser and the Vendor whereby the Vendors waive any claims against the Corporation related to their role as directors, officers or shareholders of the Corporation and the Purchaser and the Corporation waive any claims against the Vendors, as shareholders, officers or directors of the Corporation but exclusive of any Claims pursuant to this Agreement or any Ancillary Transaction Document;

(xiv)	the Escrow Agreement, the Escrowed Shares Escrow Agreement and the Registration Rights Agreement, each duly executed by Vendors;

(xv)	the Non-Competition Agreements, each duly executed by Vendors, Torgerson and Corey Smith;

(xvi)	each of the other deliveries contemplated in Section 7.2(a)(iii) and Section 11.2; and

(xvii)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement;

(b)	the Purchaser shall deliver to the Vendors on the Closing Date (except as otherwise indicated):

(i)	all payment amounts (or evidence of such payments) required pursuant to Section 2.3;

(ii)	evidence of the repayment of all Borrowed Money Indebtedness and the demand promissory note dated March 1, 2013 issued by 1201148 Alberta Ltd. to Balle Air Ltd. in the amount of $1,346,413.76;

(iii)	a certificate of status or equivalent for the Purchaser as issued by the Register of Corporations or the equivalent;

(iv)

evidence that the Consideration Shares have been registered in the name of each of the Vendors, as applicable, or such other name as each such Vendor may direct, and that the Escrowed Shares have been deposited with the Escrow Agent in accordance with the Escrowed Shares Escrow Agreement;

(v)

a certified copy of the resolutions of the board of directors of the Purchaser approving this Agreement and the transactions contemplated hereby, including but not limited to the issuance of the Consideration Shares;

(vi)

written release by the Corporation and its Subsidiaries of each director and officer of the Corporation and its Subsidiaries of Claims against such director or officer in their capacity as directors and officers, and subject to certain exclusions for matters relating to any dispute under the transactions contemplated in this Agreement, fraud or wilful misconduct.

(vii)

a mutual release of Claims between the Vendors and any of their nominee directors and officers and each of Amalco, the Subsidiaries of the Corporation and the Purchaser, in a form reasonably satisfactory to the Vendors and the Purchaser in respect of the actions of such Vendors as shareholders, officers or directors of Amalco but exclusive of any Claims pursuant to this Agreement or any Ancillary Transaction Document;

(viii)	the Escrow Agreement, Escrowed Shares Escrow Agreement, Non-Competition Agreements and Registration Rights Agreement, duly executed by the Purchaser;

(ix)	such elections as may be contemplated in Section 2.9;

(x)	each of the other deliveries required by Section 11.3; and

(xi)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendors to complete the transaction provided for in this Agreement.

Article 13
TERMINATION

Termination Rights

13.1        This Agreement may, by notice in writing given prior to the Closing Date, be terminated on the earliest of any of the following:

(a)	by mutual written consent of the Purchaser, on the one hand, and the Vendors, on the other hand;

(b)

by either the Purchaser, on the one hand, or the Vendors, on the other hand, if the Acquisition is not consummated by 5:00 p.m. (Edmonton time) on May 31, 2018 or such later date as mutually agreed to by the Parties (the "End Date");

(c)

by either the Purchaser, on the one hand, or the Vendors, on the other hand, if the Shareholder Approvals shall not have been obtained at the shareholder meeting duly convened by the Purchaser therefor or at any adjournment or postponement thereof at which a vote on the issuance of the Consideration Shares was taken; or

(d)	by the Purchaser, if any of the Vendors materially breaches any of its non-solicitation covenants set forth in Section 7.3;

and, in such event, each Party shall be released from all obligations under this Agreement, save and except for its obligations, if any, under this Article 13, Article 14, Article 15 and Section 16.1, which shall survive termination.

Effect of Termination

13.2        Subject to Article 15, each Party's right of termination under this Article 13 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

Article 14
EXPENSES

Professional Fees

14.1        Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred, except as otherwise specified in this Agreement.

Article 15
DISPUTE RESOLUTION

Commercially Reasonable Efforts to Settle Disputes

15.1       Except with respect to any dispute contemplated in Section 2.7, if any controversy, dispute, claim, question or difference arises with respect to this Agreement (including those which arise as a result of or after a termination of this Agreement pursuant to Article 13) after the execution of this Agreement (a "Dispute"), any Party hereto shall be entitled to deliver to the other Parties a written notice (a "Dispute Notice"), which notice shall include detailed particulars describing the nature of the Dispute. Upon receipt of a Dispute Notice, the Parties shall use all commercially reasonable efforts to settle the Dispute and to this end, they shall consult and negotiate with each other in good faith to reach a mutually acceptable solution satisfactory to all Parties. The provisions of this Article 15 shall survive the termination of this Agreement.

Arbitration

15.2       If the Parties do not reach a mutually acceptable solution to the Dispute pursuant to Section 15.1 within a period of twenty (20) Business Days following the receipt of a Dispute Notice, then upon written notice by any Party to the other Parties, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon the following:

(a)

the arbitration tribunal shall consist of one arbitrator, to be appointed by mutual agreement of the Parties, or in the event of failure to agree within twenty (20) Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Court of Queen's Bench of Alberta to appoint the arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)

the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within sixty (60) Business Days of the submission of the Dispute to arbitration;

after written notice is given to refer any Dispute to arbitration, the Parties will meet (or convene a conference call) within twenty (20) Business Days of delivery of the notice and will negotiate in good faith the selection of the arbitrator and any changes in the arbitration provisions and the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, these arbitration provisions shall apply without any changes;

(c)	the arbitration shall take place in Edmonton, Alberta;

(d)

the arbitration award shall be given in writing (the "Arbitration Award") and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

(e)

judgment upon any Arbitration Award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the Arbitration Award or an order of enforcement, as the case may be;

(f)

all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of Laws rules, tort claims and interest claims) shall be governed by the substantive Law of Alberta and the federal Laws of Canada applicable therein; and

(g)

the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrators, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

Article 16
GENERAL

Public Announcement/Proxy Statement

16.1       The Parties shall consult with and obtain the consent (not to be unreasonably withheld) of each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any such public statement prior to incorporating all reasonable comments from the other Party or Parties on such press release or public statement, which comments shall be provided by the other Party or Parties within two (2) Business Days after the receipt by the other Party or Parties of a draft of such press release or public statement and provided that the Parties may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases and provided further that the Purchaser shall be permitted to issue any press release or make any other public announcement without such consent or consultation if the Purchaser reasonably believes that it is required to do so by applicable Law or the listing requirements of the New York Stock Exchange.

16.2     Subject to Section 16.3, (i) the Purchaser shall be permitted to include financial or other information pertaining to the Corporation (excluding the Disclosure Letter) (the "Business Information") in a proxy statement or any related document required to be publicly filed as is necessary to comply with applicable Laws or stock exchange rules or policies of the SEC with respect to obtaining Shareholder Approvals (a "Disclosure Document"); and (ii) the Purchaser shall be permitted to make any public filing of a copy of this Agreement that may be required under applicable Laws or by the SEC, but shall not make any public filing of the Disclosure Letter unless required to do so by the SEC and in such case, only to the limited extent required by the SEC and subject to such redactions being made that are reasonably requested by the Vendors and permitted by applicable Law or are in respect of information that is not required to filed.

16.3     Prior to the mailing or filing by the Purchaser of any Disclosure Document, the Vendors shall be provided a reasonable opportunity to review and comment on any draft Disclosure Document containing Business Information, in advance of the mailing or filing or public disclosure thereof and the Purchaser shall give good faith consideration to any comments of the Vendors and the Purchaser shall make such revisions to such Disclosure Document, as are reasonably requested by the Vendors, to the extent permissible under applicable Laws.

16.4     From the date hereof to the Closing Date, the Corporation and the Vendors shall furnish such information concerning itself, their Affiliates and the holders of their capital stock to the Purchaser as may be reasonably requested by the Purchaser and provide such other assistance as may be reasonably requested by the Purchaser, in connection with the preparation, filing and distribution by the Purchaser of a Disclosure Document or other document in order to obtain all applicable Shareholder Approvals and Regulatory Approvals (including, for the avoidance of doubt, financial statements compliant with Regulation S-X (17 CFR Part 210)).

16.5     The Corporation and the Vendors hereby covenant and agree that none of the information to be supplied by or on behalf of them for inclusion or incorporation by reference in the proxy statement prepared by the Purchaser in order to obtain the applicable Shareholder Approvals shall, at the date it is first mailed to the stockholders of the Purchaser, contain any untrue statement of a material fact relating to the Corporation or its Subsidiaries or omit to state any material fact relating to the Corporation or its Subsidiaries necessary in order to make the statements made therein relating to the Corporation or its Subsidiaries, in the light of the circumstances under which they are made, not misleading.

Independent Legal Advice

16.6     Each of the Parties acknowledges having been encouraged to seek and has had the opportunity to obtain independent legal advice with respect to the terms of this Agreement.

Entire Agreement

16.7     This Agreement (together with the Disclosure Letter and its Schedules, Exhibits, documents and instruments to be delivered under this Agreement) and the Confidentiality Agreements constitute the entire agreement among the Parties hereto and supersedes all prior agreements, letters of intent, the indications of interest from the Purchaser to the Corporation dated August 24, 2017 and August 30, 2017, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the Schedules, Exhibits, documents and instruments to be delivered under this Agreement.

Further Assurances

16.8     Each of the Parties hereto will from time to time after the Closing Date at the other's request and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Commercially Reasonable Efforts

16.9     For purposes of this Agreement, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other Contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents, pay any fee (not otherwise required to be paid pursuant such document) to any Person, or to prepay or incur additional material obligations to such other Person.

Closing Date Determinations

16.10     All effects arising from the consummation of the transactions contemplated hereby and any transaction outside the Ordinary Course that is taken on the Closing Date by the Corporation at the written direction of the Purchaser or any of its Affiliates will be disregarded for the purpose of making any determination of the Purchase Price as of the Closing Date.

Severability

16.11     If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by Law.

Applicable Law

16.12     This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein without reference to conflict of Laws principles.

Governing Language

16.13     This Agreement is drawn up in the English language. This Agreement may be translated into any language other than English provided however that the English text shall in any event prevail.

Attornment

16.14     The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

16.15     This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and permitted assigns and successors including any successor resulting from any amalgamation, merger, arrangement or other reorganization or any continuance under the Laws of another jurisdiction, provided that this Agreement shall not be assigned or transferred by any one of the Vendors without the prior written consent of the Purchaser and further provided that this Agreement shall not be assigned or transferred by the Purchaser without the prior written consent of all of the Vendors.

Time of Essence

16.16     Time is of the essence hereof.

Notices

16.17     Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile transmission or other means of electronic communication addressed as follows:

in the case of notice to the Purchaser, after the Closing, the Corporation:

Civeo Corporation

333 Clay Street Suite 4980

Houston, TX, 77002

Attention:     Collin Gerry, VP Corporate Development
Fax:              (713) 510-2499

With a copy to (which shall not constitute notice):

Bennett Jones LLP

Suite 4500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention:     Bruce Hibbard

Fax:              (403) 265-7219

and

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, TX 77010

Attention:     Tull Florey

Fax:               (346) 718-6901

in the case of notice to the Vendors or, before the Closing, the Corporation:

Torgerson Family Trust and 989677 Alberta Ltd.

596 McClure Road

Kelowna, British Columbia V1W 1H3

Attention: Lance Torgerson

with a copy to (which shall not constitute notice):

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention:     Leanne Krawchuk
Fax:              (780) 423-7276

in the case of notice to Torgerson:

Lance Torgerson

596 McClure Road

Kelowna, British Columbia V1W 1H3

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)

if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service;

(c)

if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date on which it was delivered by facsimile transmission to the number provided herein, unless actually delivered after 4:00 p.m. (local time at the point of delivery) in which case it shall be deemed to have been received on the next succeeding Business Day; and

Waiver

16.18     Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

Amendments

16.19     No amendment, modification or supplement to this Agreement shall be effective unless provided in writing and signed by all the Parties hereto.

Remedies Cumulative

16.20     Subject to Article 15, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

Third Parties

16.21     Unless otherwise specified in Article 10, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Indemnified Parties, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

Disclosure Letter

16.22     In connection with their representations, warranties, covenants and agreements in this Agreement, the Vendors and the Purchaser have contemporaneously with the execution of this Agreement, delivered the Disclosure Letter arranged in Sections and subsections corresponding with Sections and Subsections of this Agreement.

Counterparts

16.23     This Agreement may be executed in several counterparts (by original, facsimile, pdf or other electronic signature), each of which when so executed shall be deemed to be an original and each such counterpart shall constitute a valid and enforceable agreement among the Parties.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Share Purchase Agreement has been executed by the Parties hereto as of the date first above written.

CIVEO CORPORATION

Per:	/s/ Bradley J. Dodson
Name: Title:	Bradley J. Dodson President and Chief Executive Officer

TORGERSON FAMILY TRUST

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Trustee

2073357 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2073358 ALBERTA LTD.

Per:	/s/ Corey Smith
Name: Title:	Corey Smith Authorized Signatory

1818939 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2040618 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

2040624 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

989677 ALBERTA LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

NORALTA LODGE LTD.

Per:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Authorized Signatory

Wes Fairbanks	/s/ Lance Torgerson
WITNESS	LANCE TORGERSON

[Signature Page – Share Purchase Agreement]

Exhibit “1”

ESCROW AGREEMENT

THIS AGREEMENT made as of the [●] day of [●],

AMONG:

CIVEO CORPORATION, a corporation incorporated under the Laws of the Province of British Columbia (the "Purchaser"),

- and -

TORGERSON FAMILY TRUST, a trust resident in the Province of British Columbia ("Torgerson Trust")

- and -

989677 ALBERTA LTD., a corporation incorporated under the Laws of the Province of Alberta ("989677")

(Torgerson Trust and 989677 hereinafter collectively referred to as "Vendors")

- and -

LANCE TORGERSON, an individual residing in the City of Edmonton, in the Province of Alberta ("Torgerson")

- and -

ALLIANCE TRUST COMPANY, a trust company existing under the Loan and Trust Corporations Act (Alberta) and having an office located in Calgary, Alberta (hereinafter referred to as "Escrow Agent")

WHEREAS:

A.

The Purchaser, the Vendors, 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 2073357 Alberta Ltd.. 2073358 Alberta Ltd., Torgerson and Noralta Lodge Ltd. are parties to a Share Purchase Agreement dated as of November ___, 2017 (the "Purchase Agreement"), pursuant to which, among other things, the Vendors agreed to sell and the Purchaser agreed to Purchase from the Vendors all of the issued and outstanding shares of Noralta Lodge Ltd.

B.

Torgerson is the beneficial shareholder of 989677 and a beneficiary and trustee of the Torgerson Trust and will obtain a significant financial benefit from the transactions set out in the Purchase Agreement.

C.

In accordance with the Purchase Agreement, Cdn. $28,500,000 (the "Escrow Amount"), being an amount to be funded from the consideration payable to the Vendors pursuant to the transactions contemplated by the Purchase Agreement, will be paid by the Purchaser and deposited with the Escrow Agent, to be held in escrow and released pursuant to the terms of this Agreement.

D.

The Escrow Amount is being deposited with the Escrow Agent for the payment and performance by the Vendors of their obligations with respect to (i) indemnification claims payable by the Vendor Indemnifying Parties to the Purchaser Indemnified Parties (as such terms are defined in the Purchase Agreement) under Article 10 of the Purchase Agreement; (ii) certain post-Closing purchase price adjustments; and expenditures in respect of the Required Work.

E.	It is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Parties and the Escrow Agent enter into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto have agreed as follows:

1.	Definitions

Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to them in the Purchase Agreement.

2.	Establishment of Escrow

(a)

The Purchaser hereby deposits with the Escrow Agent cash in an amount equal to the Escrow Amount, and the Escrow Agent acknowledges to the parties hereto receipt of the funds so deposited. The Escrow Agent agrees to hold such Escrow Amount and any interest actually earned thereon in escrow in accordance with this Agreement and to release the Escrow Amount, together with any interest actually earned thereon, pursuant to the express provisions of this Agreement.

(b)	The Escrow Agent shall hold the Escrow Amount in a separate and distinct account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

(c)

The Escrow Agent shall hold, cause to invest and disburse the Escrow Amount, and all interest actually earned thereon, as provided for in this Agreement. Any interest or other income earned or realized on such investments ("Earnings") and received by the Escrow Agent shall form a part of the Escrow Account and be available for distribution under this Agreement.

3.	Placement of Escrow Amount

(a)

Until released in accordance with this Agreement, the Escrow Agent may hold, invest and reinvest all or any portion of the Escrow Amount in Permitted Investments as directed in writing by the Vendors. “Permitted Investments” for the Escrow Amount shall be Canadian dollar treasury bills guaranteed by the Government of Canada having a term to maturity not to exceed ninety (90) days, or Canadian dollar term deposits or bankers’ acceptances of a Canadian chartered bank having a term to maturity not to exceed ninety (90) days, or such other Canadian dollar investments that the Escrow Agent is able to effect; provided that in each case such investments or obligations have a rating of at least R1 (middle) by DBRS Inc. or an equivalent rating from another nationally recognized rating service. Such written direction to the Escrow Agent shall be provided no later than 10:00 a.m. (Toronto time) on the day on which the investment is to be made. Any written direction received by the Escrow Agent after 10:00 a.m. or on a day which is not a Business Day, shall be deemed to have been given prior to 10:00 a.m. on the next succeeding Business Day. For the purposes of this Agreement, "Business Day" shall mean any day of the year, other than Saturday, Sunday or any other day on which banks in Calgary, Alberta are closed for business.

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(b)

All amounts held by the Escrow Agent pursuant to this Agreement shall be held by the Escrow Agent for the Vendors or the Purchaser, as applicable, in accordance with the terms hereof, and the delivery of the Escrow Amount to the Escrow Agent shall not give rise to a debtor-creditor or other similar relationship. The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of the Vendors and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount which may result from any deposit made with a bank listed in Schedule A (each such bank, an "Approved Bank") pursuant to this Section 3, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity.

(c)

The parties hereto acknowledge and agree that the Escrow Agent will have acted prudently in investing the Escrow Amount in any Permitted Investment or in depositing the Escrow Amount at any Approved Bank, and that the Escrow Agent is not required to make any further inquiries in respect of any such investment or bank.

(d)

At any time and from time to time, the Vendors shall be entitled to direct the Escrow Agent by written notice: (i) not to deposit any new amounts in any Approved Bank specified in the notice; (ii) to withdraw all or any of the Escrow Amount that may then be deposited with any Approved Bank specified in the notice and re-deposit such amount with one or more of such other Approved Banks as specified in the notice or to re-invest such amount in any Permitted Investments as specified in the notice; and (iii) to liquidate any Permitted Investments and to re-invest or deposit the proceeds thereof into different Permitted Investments or with one or more Approved Banks. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Vendors acknowledge and agree that such specified amount remains at the sole risk of the Vendors prior to and after such withdrawal.

4.	No Encumbrance

No portion of the Escrow Amount (including any interest actually earned thereon) or any beneficial interest therein, may be pledged, sold, assigned or transferred, including by operation of law or otherwise, by any of the Vendors or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any of the Vendors prior to the delivery by the Escrow Agent of all or any portion of the Escrow Amount to any party pursuant to this Agreement, and then only to the extent of the portion so delivered and only by the party entitled to same.

5.	Indemnification Obligations, Purchase Price Adjustments and Required Work

The Escrow Amount together with the Earnings will serve as a source of funds for payments owing on account of: (i) the indemnity obligations of the Vendor Indemnifying Parties to the Purchaser Indemnified Parties pursuant to and in accordance with the terms of Article 10 of the Purchase Agreement ("Indemnity Claims"); (ii) certain post-Closing Purchase Price adjustments; and (iii) expenditures in respect of the Required Work.

6.	Release from Escrow Account in Respect of an Indemnity Claim

(a)

Within five (5) Business Days of receipt by the Escrow Agent of a written direction, signed by each of the Purchaser and the Vendors, to release any Escrow Amount from escrow (each being an "Adjustment Escrow Amount Notice"), the Escrow Agent shall pay or release monies from the Escrow Amount in accordance with the instructions set out in such Adjustment Escrow Amount Notice. Each of the Purchaser and the Vendors agree to sign and send such an Adjustment Escrow Amount Notice promptly after the facts are established as to whether such notice should be issued and an adjustment made under the terms of the Purchase Agreement. The Escrow Agent shall have no duty to inquire as to the truth of any statements made in an Adjustment Escrow Amount Notice nor shall the Escrow Agent have a duty to confirm receipt by the Parties of such Notice.

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(b)

Upon making any payment pursuant to this Section 6 the Escrow Agent shall provide notice thereof to both the Purchaser and the Vendors. Upon such payment, the Purchaser's and/or the Vendors' obligation (as applicable) to make such payment pursuant to the applicable indemnity or post-closing adjustment provisions of the Purchase Agreement shall be deemed to be reduced by a corresponding amount.

7.	Claims for Indemnification; Final Release of Escrow Amount

(a)

The escrow of the Escrow Amount hereunder is to be in effect from the Closing Date until the date that is eighteen (18) months after the Closing Date (the "Final Release Date"); provided, however, that if such date is not a Business Day then the Final Release Date shall be the next Business Day after such date. Within five (5) Business Days after the Final Release Date, the Purchaser and the Vendors shall sign a written direction to the Escrow Agent directing the Escrow Agent to pay to the Vendors the Escrow Amount, together with any interest or earnings thereon, and upon receipt of such written direction the Escrow Agent shall pay to the Vendors, within five (5) Business Days of receipt of such written direction, an amount equal to the then remaining Escrow Amount on hand, together with any accrued interest or earnings thereon, less the aggregate of all amounts: (i) paid to the Purchaser and/or Vendors, as applicable, pursuant to Section 6 of this Agreement; (ii) reserved for all unresolved Disputed Claims, as defined below (including for this purpose, any Claimed Amount, as defined below, with respect to which the applicable Objection Period, as defined below, has not expired); and (iii) resolved, but not yet paid claims (except to the extent determined to be payable to the Purchaser), in each case relating to Notices (as defined below) timely made by the Purchaser on or prior to the Final Release Date, if any.

(b)

After the Final Release Date and upon resolution of each Disputed Claim, the Vendors and the Purchaser shall jointly instruct the Escrow Agent to pay or release from the Escrow Amount, to the Vendors, an amount equal to the excess of the then remaining Escrow Amount (if any) over the aggregate Claimed Amount in respect of all remaining unresolved Disputed Claims relating to Notices timely made by the Purchaser prior to the Final Release Date, in each case, if any. Subsequent to the Final Release Date, after the earlier of receipt of: (i) written notice from the Purchaser and the Vendors setting forth the Final Agreement, as defined below, with respect to the last Disputed Claim or (ii) written notice from the Purchaser or the Vendors (with evidence of concurrent notice to the other) accompanied by a Final Judgment, as defined below, with respect to the last Disputed Claim (in either case, the "Final Notice"), the Escrow Agent shall, within five (5) Business Days of receipt of such written notice, release from the Escrow Amount (A) to the account or accounts of, if applicable, the Purchaser (or its designee) designated in the Final Notice, if any, the amount awarded to the Purchaser in the Final Judgment or agreed to be paid to the Purchaser under the Final Agreement, and set forth in the Final Notice and (B) the remaining portion of the Escrow Amount (if any) to the Vendors.

(c)

Notwithstanding any provision in this Agreement to the contrary, the Escrow Agent shall pay the Escrow Amount as directed by a certified final judgment of a court of competent jurisdiction for which all periods to appeal have lapsed without appeal, or for which an appeal has been definitively resolved.

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8.	Claims and Restrictions on Claims

(a)

If the Purchaser or any Purchaser Indemnified Party intends to assert a claim for indemnity under the Purchase Agreement (a "Claim"), at any time on or prior to the Final Release Date, the Purchaser shall give notice in writing of such Claim to the Escrow Agent, together with evidence that concurrent notice has been given to the Vendors, such notice to specify the information set out below in Section 9 (a "Notice") in connection with such Claim. The Escrow Agent shall assume, and shall have no obligation to determine, that any such Notice delivered to it by the Purchaser is in accordance with Section 9 of this Agreement and within the applicable survival period for such Claim in accordance with the Purchase Agreement.

(b)

If, within ten (10) Business Days after receipt by the Vendors of any Notice (the "Objection Period"), the Vendors do not deliver to the Escrow Agent and the Purchaser a written notice (the "Objection Notice") disputing the Purchaser's right to payment, the amount of the Claimed Amount (as defined in Section 9 below), and/or the sufficiency of the Notice, then the Vendors shall be deemed to have agreed to such Claimed Amount without dispute, and the Escrow Agent shall (with written notice to the Vendors), within five (5) Business Days following the expiration of the Objection Period, pay to the Purchaser (or its designee) out of the Escrow Amount, an amount equal to the lesser of (x) the amount of the remaining Escrow Amount (if any) and (y) the Claimed Amount specified in the Notice.

(c)

If, during the Objection Period, the Escrow Agent receives an Objection Notice, the Escrow Agent shall: (i) if applicable, promptly (but in any event within five (5) Business Days of receipt of such Objection Notice) pay the Purchaser out of the then remaining Escrow Amount (if any) an amount equal to the amount that is specifically set forth in the Objection Notice as not being disputed by the Vendors or, if an insufficient Escrow Amount is available to pay such undisputed amount, the amount of the remaining Escrow Amount; and (ii) continue to hold in escrow the amount in dispute (the "Disputed Claim") until the earlier to occur of the Escrow Agent's receipt of: (A) a joint written instruction signed by the Vendors and the Purchaser (a "Final Agreement") directing the disposition of all or part of the remaining Escrow Amount with respect to such Disputed Claim; and (B) written notice from the Purchaser or the Vendors (with a copy to the other), accompanied by a certified copy of a final, non-appealable Arbitration Award (as defined in the Purchase Agreement) resolving the Disputed Claim set forth in the Objection Notice (a "Final Judgment"). Upon receipt of any such Final Agreement or Final Judgment, the Escrow Agent shall promptly (but in any event within five (5) Business Days) comply with its terms and disburse to the Purchaser (or its designee) the portion of the Escrow Amount to which it is entitled pursuant to such Final Agreement or Final Judgment, if any, without any duty to inquire as to whether such judgment or order complies with the requirements of this Section 8(c).

(d)

If the Purchaser or the Vendors obtain(s) a Final Judgment directing the Escrow Agent to transfer any Escrow Amount to the Purchaser or the Vendors, as applicable and as contemplated herein, the Purchaser or the Vendors, as applicable, shall deliver a copy of such judgment or order to the Escrow Agent who shall pay such Escrow Amount to the Purchaser (or its designee) or the Vendors, as applicable, in accordance with the terms of such judgment or order and the balance of the Escrow Amount then remaining, if any, shall be dealt with by the Escrow Agent in accordance with the terms of this Agreement.

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9.	Contents of Notice

The Purchaser agrees that any Notice delivered to the Escrow Agent and the Vendors, shall contain the following information:

(a)	a description of the Claim;

(b)

an estimate of the amount of the Escrow Amount to be reserved with respect to such Claim that has been prepared in good faith based on information then available (the amount set forth in the applicable Notice, "Claimed Amount");

(c)	a reference to the Section of the Purchase Agreement under which the Purchaser is making the Claim; and

(d)	a demand for payment in the amount of the Claimed Amount and payment instructions therefor.

10.	Working Capital Adjustment Obligations

In the event that:

(a)	the Purchaser has prepared the Closing Statement in accordance with Section 2.6(b) of the Purchase Agreement; and

(b)	the Working Capital, as finally determined in accordance with the provisions contained in Section 2.6 of the Purchase Agreement is less than the Estimated Working Capital,

the Escrow Agent will promptly, and in any event, within fifteen (15) days following the acceptance of the Closing Statement by the Vendors or the date of final determination pursuant to Section 2.6 of the Purchase Agreement, release to the Purchaser from the Escrow Amount, an amount equal to the difference between the Working Capital as finally determined in accordance with the provisions in Section 2.6 of the Purchase Agreement and the Target Working Capital.

11.	Expenditures for Required Work

In the event that:

(a)	the Purchaser is required to pay expenditures for the Required Work pursuant to Section 2.6(d)(vi) of the Purchase Agreement; and

(b)	the Purchaser and Vendor jointly instruct the Escrow Agent to pay or release from the Escrow Amount, to the Purchaser, an amount equal to any such expenditures for Required Work,

the Escrow Agent will promptly, and in any event, within fifteen (15) days following delivery of the joint instruction pursuant to Section 11(b) above, release to the Purchaser from the Escrow Amount, an amount equal to such expenditures for the Required Work up to, in the aggregate, the Required Work Cap.

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12.	Compensation and Expenses

In consideration for its services as escrow agent, the Escrow Agent shall be entitled to receive its reasonable fees (the "Administration Fee"), as well as the reimbursement of all reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent in its ordinary course of business in the performance of its duties hereunder. Any such compensation, costs or expenses owed to the Escrow Agent shall be paid equally by the Purchaser, on the one hand, and the Vendors collectively, on the other, provided that the Escrow Agent shall provide to the parties hereto an itemized schedule showing the amount of its compensation and costs and expenses. The Escrow Agent shall not be obligated to release any funds from the Escrow Account under this Agreement if its fees and expenses payable under this Agreement have not then been paid.

13.	Indemnification

The parties hereto hereby agree to indemnify and hold the Escrow Agent, its Directors and its partners, employees, and agents, harmless from and against all costs, damages, judgments, legal fees (whether attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent's fraud, gross negligence, or wilful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, legal fees, expenses, obligations, and liabilities. The amounts ultimately payable to the Escrow Agent pursuant to this Section 13 shall be paid equally by the Purchaser, on the one hand, and the Vendors collectively, on the other. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

14.	Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile transmission or email addressed as follows:

(a)	in the case of notice to the Purchaser:

Civeo Corporation

333 Clay Street Suite 4980

Houston, TX, 77002

Attention:       Collin Gerry, VP Corporate Development
Fax:                 (713) 512-2499
Email:            collin.gerry@civeo.com

With a copy to (which shall not constitute notice):

Bennett Jones LLP

Suite 4500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention:     Bruce Hibbard

Fax:              (403) 265-7219

Email:          HibbardB@bennettjones.com

and

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, TX 77010

Attention:     Tull Florey

Fax:              (346) 718-6901

Email:          tflorey@gibsondunn.com

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(b)	in the case of notice to the Vendors:

Torgerson Family Trust and 989677 Alberta Ltd.

596 McClure Road

Kelowna, British Columbia V1W 1H3

Attention: Lance Torgerson

With a copy to (which shall not constitute notice):

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention:     Leanne Krawchuk
Fax:              (780) 423-7276

Email:          leanne.krawchuk@dentons.com

(c)	in the case of the Escrow Agent, at:

Alliance Trust Company

1010, 407 – 2nd Street SW

Calgary, Alberta

T2P 2Y3

Attention:      President & CEO

Fax:               403-237-6181

Email:           zinat@alliancetrust.ca

Any notice delivered personally, shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day; otherwise on the first Business Day thereafter. Any notice mailed shall be deemed to have been given and received on the third Business Day after it was mailed, provided that if the party giving the notice knows or ought reasonably to know of any actual or threatened disruptions in the postal system that might affect the delivery of mail, such notice shall not be mailed but shall be given by personal delivery or facsimile transmission. Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter. Any notice transmitted by email shall be deemed to have been given and received on the day of its transmission if sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.

Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing provisions.

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15.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the Province of Alberta and the federal Laws of Canada applicable in the Province of Alberta. Each party hereto submits to the exclusive jurisdiction of any Alberta courts sitting in Calgary in any action, application, reference or other proceeding arising out of or related to this Agreement and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such Alberta courts. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. Each party hereto consents to any action, application, reference or other proceeding arising out of or related to this Agreement being tried in Calgary. The parties hereto shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or related to this Agreement in the Alberta Courts sitting in Calgary, including the objection that the proceedings have been brought in an inconvenient forum.

16.	Counterparts

This Agreement may be executed in any number of counterparts and delivered by way of facsimile or other electronic means including by portable document format (pdf), each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

17.	Further Assurances

Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable law to carry out the provisions of this Agreement.

18.	Termination

This Agreement may be terminated, other than the provisions of this Agreement for the protection of the Escrow Agent (including Sections 12, 13 and 23) at any time upon the receipt of a written notice of termination signed by the Purchaser and the Vendors, in which case all funds in the Escrow Account shall be released in accordance with the instructions contained in such notice of termination. Unless so terminated, this Agreement, other than the provisions of this Agreement for the protection of the Escrow Agent (including Sections 12, 13 and 23), shall terminate upon the delivery or disposition, as applicable, by the Escrow Agent in accordance with the terms of this Agreement, of all of the funds in the Escrow Account. Upon termination of this Agreement by virtue of the delivery or disposition of all funds in the Escrow Account the Purchaser and Vendors acknowledge and agree that the Escrow Agent shall be released from any and all claims that the Purchaser and Vendors may have otherwise had against the Escrow Agent, except where such claims related to the gross negligence, fraud or wilful misconduct of the Escrow Agent.

19.	Captions

The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

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20.	No Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

21.	Exclusive Agreement; Amendment

This Agreement supersedes all prior agreements among the parties with respect to its subject matter, with the exception of the Purchase Agreement, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by the Purchaser, Vendors and the Escrow Agent.

22.	Automatic Succession

Any Person into which the Escrow Agent may be merged or with which it may be consolidated shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

23.	Matters Concerning the Escrow Agent

(a)

The Purchaser and the Vendors acknowledge and agree that the Escrow Agent acts hereunder as an escrow agent only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it (including, without limitation, the Purchase Agreement), for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent, and unless it is indemnified and funded, in a manner satisfactory to it, against such expense or liability; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; and, (v) may employ and consult counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(b)

The Escrow Agent shall hold and safeguard the Escrow Amount in trust for the benefit of the Vendors and the Purchaser, as applicable, until such Escrow Amount is distributed to the Vendors or paid and/or transferred to the Purchaser (or its designee) in accordance with the terms of this Agreement. In the exercise and discharge of its rights and duties hereunder, the Escrow Agent will act honestly and in good faith with a view to the best interests of the Vendors and the Purchaser, and will exercise that degree of care, diligence and skill that a reasonably prudent Escrow Agent would exercise in comparable circumstances.

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(c)

The Escrow Agent may employ or retain such counsel, accountants, or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them and shall not be responsible for any misconduct on the part of any them, provided they were selected in good faith and with reasonable care by the Escrow Agent. The Escrow Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of any such counsel, accountant or other expert or adviser for the purpose aforesaid.

(d)

The Escrow Agent shall be fully protected in acting and relying on any document, certificate, statement, instrument, opinion, report or notice, believed by it in good faith to be genuine and to have been signed, sent by or on behalf of the proper party or parties and delivered to it pursuant to this Agreement, without the need to verify its due execution, validity and effectiveness or verify the truth and accuracy of any information contained therein.

(e)

The Escrow Agent shall have no duties in connection with the matters contemplated in this Agreement except those which are expressly set forth in this Agreement, and it shall not be bound by any notice of a claim or demand with respect to this Agreement, or any waiver, modification, amendment, termination or recession of this Agreement, unless received by it in writing in accordance with this Agreement and, if its duties under this Agreement are affected, unless it shall have given its prior written consent.

(f)	The Escrow Agent shall have no liability or responsibility arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

(g)

In the event of any disagreement arising regarding the terms of this Agreement, the Escrow Agent shall be entitled, at its option, to refuse to comply with any or all demands whatsoever, until the dispute is settled either by agreement amongst the various parties or the matter is determined by a court of competent jurisdiction.

(h)

The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation. Further, should the Escrow Agent reasonably determine at any time that its actions under this Agreement have resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation, it shall have the right to resign on written notice to the parties hereto in the manner and pursuant to the procedures contemplated pursuant to Section 23(h). Current anti-money laundering and anti-terrorist legislation and regulations require the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the parties to this Agreement acknowledge that the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the identity of the parties to this Agreement or the Vendors including without limitation their name, address and organizational documents ("identifying information"). The Purchaser and Vendors agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

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(i)

The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least sixty (60) days written notice to the parties hereto; provided, however, that the Escrow Agent’s resignation shall not be effective unless and until a successor Escrow Agent is appointed and the Escrow Agent delivers the funds in the Escrow Account, as applicable, to such successor. Upon such resignation, the resigning Escrow Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder except for liability arising in connection with its fraud, gross negligence or wilful misconduct. Upon its receipt of a notice of resignation from the Escrow Agent, the Purchaser and Vendors shall use commercially reasonable efforts to designate a successor Escrow Agent. By written agreement, upon at least thirty (30) days prior written notice, the parties hereto shall have the right to terminate the appointment of the Escrow Agent, or successor Escrow Agent, and to appoint a replacement Escrow Agent. The Escrow Agent or successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent hereunder. Upon the appointment of its successor under this Section 23(i), the Escrow Agent shall deliver all funds then remaining in the Escrow Account to such successor.

(j)

The Escrow Agent shall have no liability for the inability to make any investment as required under Section 3 or with respect to any loss in the value of investments made in accordance therewith. The Escrow Agent shall not be liable for any loss sustained from the early termination of any investment it has made in accordance with the terms of this Agreement if such early termination is required to enable the Escrow Agent to make a payment required to made hereunder.

24.	Taxes

(a)

The parties hereto agree that for purposes of United States and Canadian federal, state and provincial laws and for purposes of all other taxes based on income or otherwise the Vendors shall have beneficially received and will be treated as the beneficial owner of the Escrow Amount. All Earnings on the amounts in the Escrow Account shall be treated as having been received by the Vendors, for tax purposes. Unless otherwise required by applicable law, the parties hereto agree that, for United States and Canadian federal, state and provincial income tax purposes, as applicable, the Vendors, shall report such Earnings as their income and shall report related expenses as their expenses and the Escrow Agent will in a timely manner provide to the parties hereto such information as is reasonably necessary to enable the parties to report such Earnings.

(b)

As of the date hereof the Vendors represent and warrant to the Escrow Agent that they are not non-residents of Canada for tax purposes. The Vendors shall notify the Escrow Agent of any change in their residency for tax purposes so long as there are funds in the Escrow Account.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CIVEO CORPORATION

Per:
Name: Title:

TORGERSON FAMILY TRUST

Per:
Name: Title:

989677 ALBERTA LTD.

Per:
Name: Title:

ALLIANCE TRUST COMPANY, as Escrow Agent

By:
Name: Title:

By:
Name: Title:

WITNESS	LANCE TORGERSON

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SCHEDULE “A”

APPROVED BANKS

1.	Canadian Imperial Bank of Commerce; and

2.	Alberta Treasury Branches.

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Exhibit “2”

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AGREEMENT dated the [●] day of [●], 2018.

AMONG:

Civeo CORPORATION, a corporation incorporated under the Laws of the Province of British Columbia (the "Purchaser")

-and-

[●], [a corporation incorporated under the laws of the Province of Alberta/a trust resident in the Province of British Columbia/an individual resident in the Province of Alberta] (the "Covenantor") [NTD: Covenantors to include each of the Vendors as well as Lance Torgerson personally]

WHEREAS:

(a)

Pursuant to a Share Purchase Agreement (the "Purchase Agreement") dated November ___, 2017, the Purchaser has agreed to purchase and the Vendors have agreed to sell, all of the issued and outstanding shares in the capital of Noralta Lodge Ltd. (the "Corporation");

(b)	Pursuant to the terms of the Purchase Agreement, the Vendors and the Purchaser have agreed to the Acquisition under the condition that the Covenantor execute and deliver this Agreement;

(c)

The Covenantor has considerable knowledge and expertise in relation to the Business (as defined herein) and has considerable knowledge of and contacts with customers and suppliers of the Business, as well as substantial knowledge of the Confidential Information (as defined herein) as a result of being a [shareholder/director and/or officer] of the Corporation;

(d)	The restrictive covenants granted herein can reasonably be regarded to have been granted to maintain and preserve the value of the Business;

(e)	If not for the execution and delivery of this Agreement by the Covenantor, the Purchaser would not complete the Acquisition; and

(f)	The Covenantor has agreed to be bound by this Agreement.

NOW THEREFORE this Agreement witnesses that in consideration of the completion of the Acquisition by the Purchaser, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

Article I
INTERPRETATION

1.1	Defined Terms

Capitalized words used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

"Acquisition" means the transactions contemplated in the Purchase Agreement;

"Affiliate" shall have the meaning as set out in the Purchase Agreement;

"Business" means the business of providing workforce accommodation, workforce lodging, and logistics, catering and facility management services relating to workforce accommodation and workforce lodging, in each case for the oil and gas industry as conducted in the Province of Alberta by the Corporation, the Subsidiaries, Dene Koe GP and Dene Koe LP up to and including the Closing Date;

"Closing Date" shall have the meaning as set out in the Purchase Agreement;

"Confidential Information" shall have the meaning as set out in Section 2.5(b);

"Customers" means all Persons who are customers of the Business as of the Closing Date;

"Dene Koe GP" shall have the meaning as set out in the Purchase Agreement;

"Dene Koe LP" shall have the meaning as set out in the Purchase Agreement;

"Intellectual Property" shall have the meaning as set out in the Purchase Agreement;

"Non-Competition Term" means the entire period of time from the Closing Date until the date that is five (5) years from the Closing Date;

"Parties" means all of the parties to this Agreement and "Party" means any one of them;

"Person" includes any individual, corporation, partnership, limited liability corporation, unlimited liability corporation, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

"Purchase Agreement" has the meaning set out in the recitals;

"Purchaser Common Shares" shall have the meaning as set out in the Purchase Agreement;

"Purchaser Preferred Shares" shall have the meaning as set out in the Purchase Agreement;

"Subsidiaries" shall have the meaning as set out in the Purchase Agreement; and

"Territory" means the Provinces of Alberta and British Columbia.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)

the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety, as amended, modified, replaced or supplemented from time to time and not to any particular provision hereof;

(b)	references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word "including" is deemed to mean including without limitation;

(f)	any time period within which any action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(g)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

Article II
NON-COMPETITION AND NON-DISCLOSURE

2.1	Non-Competition

(a)

Throughout the Non-Competition Term and subject to Section 2.6, the Covenantor shall not without the prior written consent of the Purchaser, on the Covenantor’s own behalf or on behalf of or in connection with any Person, either directly or indirectly, in any capacity whatsoever, carry on, be engaged in, assist, service, consult for, invest in, represent, advise or be otherwise commercially or financially involved in any business (or any part thereof) which is the same as or is in competition with the Business or any part thereof that is carried on by the Purchaser, the Corporation, the Subsidiaries or any of their valid successors or assigns anywhere in the Territory.

(b)

For clarity, and notwithstanding anything to the contrary herein, this Section 2.1 shall not restrict or prohibit the Covenantor, or its Affiliates, from, directly or indirectly, working, providing services, developing, marketing products, or being involved in any manner in any business which does not compete with the Business in the Territory.

2.2	Non-Solicitation of Customers

Without restricting Section 2.1, throughout the Non-Competition Term, the Covenantor shall not without the prior written consent of the Purchaser, on the Covenantor’s own behalf or on behalf of or in connection with any other Person, in any capacity whatsoever, anywhere in the Territory:

(a)	canvass or solicit any business that competes with the Business carried on by the Purchaser from any Customer;

(b)	accept any business that competes with the Business carried on by the Purchaser from any Customer; or

(c)	supply any goods or services that compete with the Business carried on by the Purchaser.

2.3	Non-Solicitation of Employees

(a)

Throughout the Non-Competition Term, the Covenantor shall not without the prior written consent of the Purchaser, on the Covenantor’s own behalf or on behalf of or in connection with any other Person, in any capacity whatsoever, solicit the employment of or otherwise entice away from the retention or employment of the Purchaser, the Corporation or any of their Affiliates any Person who is employed by, or engaged full time on a contract or consulting basis by, the Purchaser, the Corporation or any of their Affiliates, whether or not such Person would commit any breach of his, her or its contract or terms of employment by leaving the employ of the Purchaser.

(b)

For clarity, and notwithstanding anything to the contrary herein, this Section 2.3 shall not restrict or prohibit the Covenantor, or its Affiliates, from employing, in any business which is not involved in the Business, any former employee of the Purchaser, the Corporation or any of their Subsidiaries whose employment is terminated by the Purchaser, the Corporation, or any of their Affiliates during the Non-Competition Term or who resign from their employment with the Purchaser, the Corporation or any of their Affiliates during the Non-Competition Term for reasons other than the Covenantor’s breach of Section 2.3(a).

2.4	Non-Interference

Without restricting Sections 2.1, 2.2 or 2.3, the Covenantor shall not without the prior written consent of the Purchaser, on the Covenantor’s own behalf or on behalf of or in connection with any other Person, in any capacity whatsoever, interfere or attempt to interfere, in an adverse manner, with the Business carried on by the Purchaser in the Territory, or persuade or attempt to persuade any Customer, employee, consultant, contractor, subcontractor, lessor, lessee or supplier of the Purchaser to discontinue or alter, in an adverse manner, such Person's relationship, contractual or otherwise, with the Purchaser.

2.5	Confidential Information

(a)

The Covenantor acknowledges and confirms that all Confidential Information related to the Business, is and shall remain, the exclusive property of the Purchaser. Therefore, the Covenantor shall not without the prior written consent of the Purchaser at any time disclose or utilize any Confidential Information at any time.

(b)

In this Agreement, the term "Confidential Information" means all information, know-how, data, techniques, knowledge and other information of every kind or character relating to or connected with the Business and includes, without limitation, the following categories of information:

(i)	financial information, such as earnings, assets, debts, pricing structure, volumes of purchases or sales, or other financial data;

(ii)

supply and service information, such as goods and services suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers;

(iii)

marketing information, such as details about ongoing or proposed marketing or agreements by or on behalf of the Purchaser, the Corporation or the Subsidiaries, sales forecasts or results of marketing efforts, or information about impending transactions;

(iv)

personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information;

(v)

Customer information, such as any compilation of past, existing or prospective Customers' names, addresses, contacts, backgrounds, records of purchases and prices, proposals or agreements between Customers of the Corporation, the Purchaser or the Subsidiaries, status of Customers' accounts or credit, or related information about actual or prospective Customers;

(vi)

technical information, such as the function and design of specialized equipment, methodology and techniques employed in use of specialized equipment and specifications concerning the construction and fabrication thereof; or

(vii)	Intellectual Property,

excepting thereout information which:

(viii)	is or becomes generally available to the public other than as a result of disclosure by the Covenantor;

(ix)	can, by documentary evidence, be established to have been within the Covenantor’s possession on a non-confidential basis;

(x)

is or becomes available to the Covenantor on a non-confidential basis from a source other than the Corporation or the Purchaser or any of their representatives unless the Covenantor knows that such source is prohibited from disclosing such information by any legal, contractual or fiduciary obligation; or

(xi)	is independently developed or acquired by the Covenantor or its representatives without the use of any Confidential Information or any breach by the Covenantor of this Agreement.

(c)

Notwithstanding Section 2.5(a), the Covenantor shall not be in violation of this Agreement in the event of a disclosure pursuant to a court action or governmental rule, regulation, or proceeding (an “Ordered Disclosure”) provided that the Covenantor has notified the Purchaser of such Ordered Disclosure within two business days of being personally served with such Ordered Disclosure. The Covenantor agrees to cooperate in good faith with the Purchaser in responding to such Ordered Disclosure in order to prevent, limit or impose restrictions on such Ordered Disclosure. In no event, however, shall this Section require the Covenantor to take action or otherwise cause it to be in violation of any law or result in contempt of such Ordered Disclosure.

2.6	Exceptions

Notwithstanding any other provision of this Agreement or the Purchase Agreement, the Covenantor shall not be in default under this Agreement or the Purchase Agreement by virtue of the Covenantor and/or its Affiliates:

(a)

acting for or on behalf of the Purchaser, the Corporation or any of their Affiliates at the request of the Purchaser, the Corporation or any of their Affiliates or pursuant to any agreement between the Covenantor and the Purchaser, the Corporation or any of their Affiliates; or

(b)	being a holder of any Purchaser Common Shares or Purchaser Preferred Shares; or

(c)

being a security holder of any publicly traded entity which competes with the Business, provided that the Covenantor owns at all times less than 5% of the issued and outstanding securities of such publicly traded entity; or

(d)

providing, owning, operating, or acquiring any Person who provides, owns or operates, seniors accommodation, seniors lodging, and logistics, catering and facility management services relating to seniors accommodation and seniors lodging.

Article III
REMEDIES AND REPRESENTATIONS

3.1	Indemnification

The Covenantor indemnifies and saves the Purchaser harmless of and from any claim, demand, action, cause of action, judgment, loss, liability, damage or expense (including legal fees on a solicitor/client basis) suffered by, incurred by, imposed upon or asserted against the Purchaser or any members thereof as a result of, in connection with or arising out of any violation, contravention or breach of this Agreement by the Covenantor, or as a result of the enforcement of this Agreement by the Purchaser.

3.2	Equitable Remedies

The Covenantor acknowledges that should the Covenantor breach or violate any of the Covenantor’s obligations to the Purchaser as set out in this Agreement, the Purchaser shall be irreparably harmed and that such harm cannot be adequately compensated for in damages. The Covenantor further acknowledges and agrees that in the event of such breach or threatened breach, the Purchaser shall be entitled to injunctive relief without bond or deposit and without having to prove damages or irreparable harm. The right of the Purchaser to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent the Purchaser from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it, including the recovery of monetary damages.

3.3	Restrictions Reasonable

(a)

The Covenantor acknowledges that the Covenantor will receive substantial direct and indirect financial benefit from the completion of the Acquisition by the Purchaser and that in light of such substantial consideration, all of the restrictions contained in Article 2 of this Agreement, and all of the remedies provided for in Article 3 of this Agreement, are reasonable and necessary to protect the legitimate proprietary interests of the Purchaser.

(b)

Without in any way limiting the generality of Section 3.3(a), the Covenantor acknowledges and agrees that the applicability of these restrictions is reasonable in view of the intention of the Purchaser to implement and foster a close operational and business relationship with Persons in the Territory.

Article IV
MISCELLANEOUS

4.1	Notices

(a)

Any notice, direction or other communication (in this Section 4.1, a "notice") given pursuant to this Agreement or otherwise regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by courier or transmitted by facsimile or email, as follows:

(i)	in the case of the Purchaser, as follows:

Civeo Corporation

333 Clay Street Suite 4980

Houston, TX, 77002

Attention: Collin Gerry, VP Corporate Development
E-mail: collin.gerry@civeo.com

With a copy to (which shall not constitute notice):

Bennett Jones LLP

Suite 4500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention:       Bruce Hibbard

E-mail.           HibbardB@bennettjones.com

(ii)	in the case of the Covenantor , as follows:

[●]

Email: [●]

with a copy to:

[●]

(b)	A notice is deemed to be delivered and received:

(i)	if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day;

(ii)	if sent by same day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day;

(iii)	if sent by overnight courier, on the next Business Day; and

(iv)

if sent by email, on the date of sending if sent prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day provided the sender has not received a message indicating that the email has not been received or that the recipient is out of the office.

(c)	Any Party may change its address for notices from time to time by notice given in accordance with the foregoing provisions.

(d)

Notwithstanding the foregoing, email shall not be good delivery of notice hereunder if the sender receives a delivery failure notice or otherwise has reason to believe that delivery by email has not been received by the intended recipient.

Any notice given by mail shall be deemed to have been received five (5) Business Days after the date of mailing. Any party may designate a new address by giving written notice to the other Parties hereto as herein provided.

Article V
GENERAL

5.1	General

(a)	Time is of the essence in this Agreement.

(b)

This Agreement, together with the Purchase Agreement, constitutes the entire agreement among the Parties hereto with respect to the matters contained herein and hereby supersedes and replaces any previous agreements, contracts, understandings or discussions regarding such matters. The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.

(c)

Each Party acknowledges that such Party has been given sufficient time to consider such Party’s actions and to seek such independent legal or other advice as such Party deems appropriate and that such Party understands the terms of this Agreement. Each Party further acknowledges that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by any Party to induce the other to sign this Agreement and that there is no condition, express or implied or collateral agreement with respect to this Agreement.

(d)

This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, excluding any conflict of laws principles, and the Parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of Alberta.

(e)	This Agreement may not be amended or modified in any way except by written instrument signed by all of the Parties.

(f)

This Agreement may not be assigned by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, the rights of the Purchaser under this Agreement may be assigned to an Affiliate of the Purchaser, or to the purchaser of substantially all of the Business, whether or not such purchaser is an Affiliate. In the event of such assignment, any and all references to "the Purchaser" in other paragraphs of this Agreement shall be deemed to mean and include such assignee.

(g)	This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, legal personal representatives, successors and permitted assigns.

(h)

Any covenant or provision of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed from the balance of this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability, and shall not affect or impair the remaining provisions of this Agreement, which shall remain in full force and effect, the intention of the Parties being to provide for the maximum legitimate and reasonable protection of the interests of the Purchaser. Further, if any court of competent jurisdiction holds that the whole or any part of this Agreement is unenforceable by reason of its substance, duration or geographic scope, then the court making that determination shall have the right to reduce or read down such substance, duration or geographic scope as applicable so as to provide the maximum protection of the interests of the Purchaser permitted by law, and, in such reduced form, to enforce such provision in the manner contemplated by the Parties in this Agreement.

(i)

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement, shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(j)

This Agreement may be executed in any number of counterparts, and by facsimile or other electronic means, each of which shall be considered an original, and all of which together shall be considered one and the same Agreement.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF the Parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

Witness	[●]

CIVEO CORPORATION

Per:
Name:
Title:

This is the execution page to the Non-Competition and Non-Solicitation Agreement dated [●] between [●], and the Purchaser.

Exhibit “3”

Civeo Corporation (the “Company”)

RESOLVED, that the following special rights and restrictions with respect to the Class A Series 1 Preferred Shares of the Company be and are hereby authorized, and the Articles of the Company be and are altered by adding as Part 27.1 the special rights and restrictions set out below:

Part 27.1
Special Rights and Restrictions of
Class A Series 1 Preferred Shares

27.1.1	Definitions

As used herein, the following terms shall have the following meanings:

(a)

“Accrued Dividends” shall mean, with respect to any Class A Series 1 Preferred Share, as of any date, the accrued and unpaid dividends on such share from, and including, the most recently preceding Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(b)	“Article 27.1.9(a) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(A).

(c)	“Article 27.1.9(b) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(B).

(d)	“Article 27.1.9(d) Distribution” shall have the meaning set forth in Article 27.1.9(d)(v)(B).

(e)	“Automatic Conversion” shall have the meaning set forth in Article 27.1.6(d)(i).

(f)	“Automatic Conversion Time” shall have the meaning set forth in Article 27.1.6(d)(i).

(g)	“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

(h)

“Business Day” shall mean any day other than a Saturday or Sunday or any other day on which commercial banks in New York City or the province of British Columbia, Canada are authorized or required by law or executive order to close.

(i)	“Cash Dividends” shall have the meaning set forth in Article 27.1.3(a).

(j)

“Change of Control” shall mean any proposed transaction or series of related transactions (i) that results in any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total combined voting power of outstanding Common Shares and Class A Series 1 Preferred Shares (considered on a basis as if fully converted into Common Shares) or (ii) pursuant to which the Company is consolidated, merged, combined or amalgamated with another corporation or entity, and, as a result of such consolidation, merger, combination or amalgamation, less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity are then owned by the former shareholders of the Company and, in each of clause (i) and (ii), the Common Shares are converted into, or exchanged for, cash, securities or other property of another Person.

(k)	“close of business” as of any Business Day shall mean 5:00 p.m. (New York City time) on such Business Day.

(l)	“Conversion” means Early Conversion, Forced Conversion, Mandatory Conversion or Automatic Conversion, as applicable.

(m)	“Conversion Date” shall mean the Early Conversion Date, the Forced Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, as applicable.

(n)	“Conversion Price” shall mean, as of any time, US$10,000 divided by the Conversion Rate as of such time.

(o)

“Conversion Rate” shall equal 3,030.3030 Common Shares per each US$10,000 of Liquidation Preference of Class A Series 1 Preferred Shares, subject to adjustment in accordance with Article 27.1.9, rounded to the nearest 1/10,000th of a share.

(p)

“Current Market Price” per Common Share (or, in the case of Article 27.1.9(d), per Common Share, shares, capital stock or equity interests, as applicable) on any date means for the purposes of determining an adjustment to the Conversion Rate:

(i)

for purposes of any adjustment pursuant to Article 27.1.9(b), Article 27.1.9(d) (but only in the event of an adjustment thereunder not relating to a Spin-Off), or Article 27.1.9(e), the Average VWAP per Common Share over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii)

for purposes of any adjustment pursuant to Article 27.1.9(d) relating to a Spin-Off, the Average VWAP per Common Share, share, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first 10 consecutive Trading Days commencing on and including the fifth Trading Day immediately following the effective date of such distribution; and

(iii)

for purposes of any adjustment pursuant to Article 27.1.9(f), the Average VWAP per Common Share over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

(q)	“Dividend Payment Date” shall mean March 30, June 30, September 30 and December 30 of each year, commencing [●], 2018. [1]

(r)

“Dividend Rate” shall mean, as of any date of determination, the rate per annum of 2.0%, subject to increase and subsequent decrease as set forth in [Section 3(e)(iv)] of the Registration Rights, Lock-Up and Standstill Agreement, dated as of [●], 2018, between the Company and the shareholders party thereto, as may be amended from time to time.

1     NTD: To be the end of the first full quarterly period following the Issue Date.

(s)	“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 25, June 25, September 25 or December 24 immediately preceding such Dividend Payment Date.

(t)	“Early Conversion” shall have the meaning set forth in Article 27.1.6(a)(i).

(u)	“Early Conversion Date” shall have the meaning set forth in Article 27.1.6(a)(i).

(v)	“Early Conversion Effective Date” shall have the meaning set forth in Article 27.1.6(a)(iii).

(w)	“Exchange Property” shall have the meaning set forth in Article 27.1.10(a).

(x)

“Ex-Date,” when used with respect to any issuance or distribution on the Common Shares or any other securities, means the first date on which the Common Shares or such other securities trade without the right to receive such issuance or distribution.

(y)	“Expiration Date” shall have the meaning set forth in Article 27.1.9(f)(i).

(z)	“Fair Market Value” means the fair market value as determined in good faith by the Board (or an authorized committee thereof), whose determination shall be conclusive and final.

(aa)	“Forced Conversion” shall have the meaning set forth in Article 27.1.6(b)(i).

(bb)	“Forced Conversion Date” shall have the meaning set forth in Article 27.1.6(b)(ii).

(cc)	“Forced Conversion Notice” shall have the meaning set forth in Article 27.1.6(b)(ii).

(dd)	“Forced Conversion Notice Date” shall have the meaning set forth in Article 27.1.6(b)(ii).

(ee)	“Issue Date” shall mean the original date of issuance of the Class A Series 1 Preferred Shares.

(ff)

“Liquidation Preference” shall mean, with respect to each Class A Series 1 Preferred Share, $10,000, subject to increase in accordance with Article 27.1.3(c), and, with respect to any Conversion only, shall include any Accrued Dividends as provided in Article 27.1.3(e).

(gg)	“Mandatory Conversion” shall have the meaning set forth in Article 27.1.6(c)(i).

(hh)	“Mandatory Conversion Date” means [●], 2023. [2]

(ii)	“Mandatory Conversion Issuance Date” shall have the meaning set forth in Article 27.1.6(c)(ii).

2        NTD: To be on the first dividend payment date that occurs after the fifth anniversary of the Issue Date.

(jj)

“Ownership Notice” shall mean any written notice of the Company containing the information, if any, required to be set forth or stated on certificates pursuant to the Business Corporations Act, which shall include the information set forth in Exhibit B.

(kk)	“Redemption Date” shall have the meaning set forth in Article 27.1.7(a).

(ll)	“Reorganization Event” shall have the meaning set forth in Article 27.1.10(a).

(mm)	“Settlement Period” means the 10-consecutive Trading Day period before a Conversion Date.

(nn)

“Spin-Off” means a distribution by the Company to all holders of Common Shares consisting of common shares or capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of the Company.

(oo)

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Shares are not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, “Trading Day” shall mean a Business Day.

(pp)	“Trigger Event” shall have the meaning set forth in Article 27.1.9(d)(iv).

(qq)	“Unit of Exchange Property” shall have the meaning set forth in Article 27.1.10(a).

(rr)

“VWAP” per Common Share on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “CVEO Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per Common Share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. VWAP for any other security will be determined in the manner set forth above, with all references to Common Shares being to such other securities.

27.1.2	Amount; Ranking

(a)	There shall be created from the Class A Series 1 Preferred Shares of the Company authorized to be issued pursuant to the Articles of the Company, [●] Class A Series 1 Preferred Shares.

(b)

The Class A Series 1 Preferred Shares that are redeemed, purchased or otherwise acquired by the Company, or converted into Common Shares, shall be cancelled, shall revert to authorized but unissued Class A Series 1 Preferred Shares and shall not be reissued.

(c)

The Class A Series 1 Preferred Shares shall rank senior in all respects to the Common Shares with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Company up to the amount of the Liquidation Preference and Accrued Dividends, as provided more fully herein.

27.1.3	Dividends

(a)

Holders of Class A Series 1 Preferred Shares shall be entitled to receive, with respect to each Class A Series 1 Preferred Share, and as, when and if declared by the Board out of funds of the Company legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or if there has been no prior Dividend Payment Date, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, compounded quarterly on each Dividend Payment Date.

(b)

To the extent the Board so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending immediately prior to the first Dividend Payment Date), to the holders of the Class A Series 1 Preferred Shares as they appear on the Company’s central securities register at the close of business on the relevant Dividend Record Date. If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date without any accrual of additional dividends or interest on account of such delay in payment.

(c)

Notwithstanding Article 27.1.3(a), the Company may, at the sole election of the Board, elect not to declare or pay a Cash Dividend, or to pay a partial Cash Dividend, in respect of any Dividend Payment Date, subject to the provisions of this Article 27.1.3(c). In the event that the Company does not declare and pay a Cash Dividend, or elects to pay a partial Cash Dividend, at the Dividend Rate in respect of any Dividend Payment Date, then, effective upon such Dividend Payment Date, an amount equal to, if the Board elects not to declare or pay a Cash Dividend, the amount that would have been payable if such dividend had been paid as a Cash Dividend, or if the Board elects to pay a partial Cash Dividend, the amount not paid as a Cash Dividend, shall be deemed paid-in-kind and such amount shall be added to the Liquidation Preference.

(d)

Dividends on the Class A Series 1 Preferred Shares shall accumulate and become Accrued Dividends on a day-to-day basis, whether or not declared (and whether or not permitted to be declared under applicable law), from the most recent Dividend Payment Date, or if there has been no prior Dividend Payment Date, from the Issue Date, until Cash Dividends are paid pursuant to Article 27.1.3(b) in respect of such accumulated amounts or the Liquidation Preference is increased in respect of such accumulated amounts pursuant to Article 27.1.3(c).

(e)

Notwithstanding anything to the contrary herein, if any Class A Series 1 Preferred Shares are converted into Common Shares, any Accrued Dividends with respect to such Class A Series 1 Preferred Shares shall not be permitted to be paid in cash, but shall be added to the Liquidation Preference for purposes of such Conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the most recently preceding Dividend Payment Date to, but not including, the Conversion Date.

27.1.4	Liquidation, Dissolution or Winding-Up

(a)

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Class A Series 1 Preferred Shares shall be entitled to receive pro rata the Liquidation Preference and Accrued Dividends for each Class A Series 1 Preferred Share held before any amount shall be paid or any property or assets of the Company distributed to the holders of Common Shares or shares ranking junior to the Class A Series 1 Preferred Shares. Upon payment of the amount so payable to them, the holders of the Class A Series 1 Preferred Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

27.1.5	Voting Rights.

(a)

Each Class A Series 1 Preferred Share shall have only such voting rights as prescribed by the Business Corporations Act and, in connection with such voting rights, shall be entitled to one vote per Class A Series 1 Preferred Share.

27.1.6	Conversion

(a)	Early Conversion at the Option of the Holder

(i)

The holders of the Class A Series 1 Preferred Shares shall have the right, exercisable from time to time, to convert their Class A Series 1 Preferred Shares, in whole or in part (but in no event less than whole Class A Series 1 Preferred Shares), at any time after [●], 2020 [3] and prior to the Mandatory Conversion Date (“Early Conversion”), into Common Shares at the Conversion Rate then in effect, subject to satisfaction of the Conversion procedures set forth in this Article 27.1.6(a) (the date of issuance of such Shares, the “Early Conversion Date”).

(ii)

To effect an Early Conversion of any Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(a), the holder thereof must deliver to the Company the Share Certificate(s) representing such Class A Series 1 Preferred Shares, together with the Notice in Exhibit A hereto and, if required by clause (iv) of this Article 27.1.6(a) below, pay all transfer or similar taxes or duties, if any.

(iii)

The Early Conversion shall be effective on the date on which a holder of Class A Series 1 Preferred Shares has satisfied the foregoing requirements, to the extent applicable (such date, the “Early Conversion Effective Date”). A holder of Class A Series 1 Preferred Shares shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of any Common Shares if such holder exercises its conversion rights, but such holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such holder. As Common Shares issued upon an Early Conversion will be in book entry form, the Common Shares issuable upon conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. The Common Shares will be issued on the latest of (i) the 10th Business Day immediately succeeding the Early Conversion Effective Date, and (ii) the Business Day after such holder has paid in full all applicable taxes and duties, if any, in accordance with the foregoing provisions. On any Early Conversion Effective Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

3      NTD: To be the second anniversary of the Issue Date.

(iv)

The Person or Persons entitled to receive the Common Shares issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Except as set forth in Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on such applicable Early Conversion Date, the Common Shares issuable upon Early Conversion of any Class A Series 1 Preferred Shares shall not be deemed to be outstanding for any purpose, and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers for the Common Shares or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares.

(v)

In the event that an Early Conversion is effected with respect to Class A Series 1 Preferred Shares representing less than all the Class A Series 1 Preferred Shares held by a holder of Class A Series 1 Preferred Shares, upon such Early Conversion the Company shall execute and instruct its transfer agent to countersign and deliver to the holder thereof, at the expense of the Company, a certificate evidencing the Class A Series 1 Preferred Shares as to which Early Conversion was not effected.

(b)	Forced Conversion by the Company.

(i)

The Company shall have the right, at any time and from time to time, to cause the outstanding Class A Series 1 Preferred Shares to be converted, in whole or in part, into Common Shares at the Conversion Rate then in effect (“Forced Conversion”); provided, however that, in order for the Company to exercise such right, the Average VWAP of the Common Shares during a 15 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Forced Conversion Notice Date shall be greater than or equal to the Conversion Price then in effect.

(ii)

To convert Class A Series 1 Preferred Shares into Common Shares pursuant to this Article 27.1.6(b), the Company shall give written notice (the “Forced Conversion Notice” and the date of such notice, the “Forced Conversion Notice Date”) to each holder of Class A Series 1 Preferred Shares stating that the Company elects to force Conversion of such Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(b) and shall state therein:

(A)	the number of Class A Series 1 Preferred Shares to be converted;

(B)	the Conversion Rate on the Forced Conversion Notice Date; and

(C)	the Company’s computation of the number of Common Shares to be received by such holder.

If the Company validly delivers a Forced Conversion Notice in accordance with this Article 27.1.6(b), the Company shall issue the Common Shares as soon as reasonably practicable, but not later than 10 Business Days thereafter (the date of issuance of such shares, the “Forced Conversion Date”).

(iii)

The Person or Persons entitled to receive the Common Shares issuable upon the Forced Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Forced Conversion Date. Except as provided under Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on the Forced Conversion Date, the Common Shares issuable upon the Forced Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. As Common Shares issued upon a Forced Conversion will be in book entry form, the Common Shares issuable upon Forced Conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. On the Forced Conversion Notice Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

(iv)

In the event that a Forced Conversion is effected with respect to Class A Series 1 Preferred Shares representing less than all the Class A Series 1 Preferred Shares held by a holder of Class A Series 1 Preferred Shares, upon such Forced Conversion the Company shall execute and instruct its transfer agent to countersign and deliver to the holder thereof, at the expense of the Company, a certificate evidencing the Class A Series 1 Preferred Shares as to which Forced Conversion was not effected.

(c)	Mandatory Conversion

(i)	Each Class A Series 1 Preferred Share shall automatically convert on the Mandatory Conversion Date (“Mandatory Conversion”) into Common Shares at the Conversion Rate in effect on such date.

(ii)

The Person or Persons entitled to receive the Common Shares issuable upon the Mandatory Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Issuance Date. Except as provided under Article 27.1.9(j)(iii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Issuance Date, the Common Shares issuable upon the Mandatory Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. As Common Shares issued upon a Mandatory Conversion will be in book entry form, the Common Shares issuable upon Mandatory Conversion shall be delivered to the converting holder through book-entry transfer through the facilities of DTC or the Company’s transfer agent, as applicable, together with delivery by the Company to the converting holder of Class A Series 1 Preferred Shares of any cash to which such converting holder is entitled. The Common Shares will be issued as soon as reasonably practicable but in no event later than the 10th Business Day immediately succeeding the Mandatory Conversion Date (the date of issuances of such shares, the “Mandatory Conversion Issuance Date”). On the Mandatory Conversion Date, dividends shall cease to accrue on the Class A Series 1 Preferred Shares so converted and all other rights with respect to the Class A Series 1 Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the number of whole Common Shares into which such of Class A Series 1 Preferred Shares have been converted (with cash payment for fractional shares pursuant to Article 27.1.8).

(d)	Automatic Conversion on Change of Control

(i)

Immediately prior to the consummation of a Change of Control, each Class A Series 1 Preferred Share shall automatically convert (“Automatic Conversion”) into Common Shares at the Conversion Rate in effect on such date (the “Automatic Conversion Time”). Such Automatic Conversion shall be automatic, without need for any further action by the holders of Class A Series 1 Preferred Shares and regardless of whether the certificates representing such shares are surrendered to the Company or its transfer agent. Upon the Automatic Conversion of the Class A Series 1 Preferred Shares pursuant to this Article 27.1.6(d), the Company shall promptly send written notice thereof to each holder of record of the Class A Series 1 Preferred Shares at such holder’s address then shown on the records of the Company.

(ii)

The Person or Persons entitled to receive the Common Shares issuable upon the Automatic Conversion of Class A Series 1 Preferred Shares shall be treated as the record holder(s) of such Common Shares as of the Automatic Conversion Time. Except as provided under Article 27.1.9(j)(iii), prior to the Automatic Conversion Time, the Common Shares issuable upon the Automatic Conversion of Class A Series 1 Preferred Shares shall not be outstanding for any purpose and holders of Class A Series 1 Preferred Shares shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or other distributions on the Common Shares, by virtue of holding Class A Series 1 Preferred Shares. The Common Shares will be deemed issued as of the Automatic Conversion Time.

(e)

General Conversion Provisions. The Company shall be entitled to register the Common Shares issued on a Conversion, and make such payment, in the name of the holder of Class A Series 1 Preferred Shares as shown on the records of the Company.

27.1.7	Redemption

(a)

Redemption at the Company’s Option. The Company shall have the right, at any time and from time to time, to redeem the Class A Series 1 Preferred Shares, in whole or in part, for cash. The Company may exercise such right upon giving notice of redemption pursuant to Article 27.1.7(b) and paying a redemption price per share equal to the Liquidation Preference plus Accrued Dividends as of the Business Day immediately preceding the date of redemption (the “Redemption Date”).

(b)

Notice of Redemption. Notice of redemption of Class A Series 1 Preferred Shares shall be given to the holders of record of the Class A Series 1 Preferred Shares to be redeemed at their respective last addresses appearing on the books of the Company at least 15 days and not more than 60 days before the Redemption Date. Any notice given as provided in this Article 27.1.7(b) shall be conclusively presumed to have been duly given, whether or not the holder of the Class A Series 1 Preferred Shares to be redeemed receives such notice, but failure duly to give such notice, or any defect in such notice, to any holder of Class A Series 1 Preferred Shares shall not affect the validity of the proceedings for the redemption of any other Class A Series 1 Preferred Shares. The notice of redemption given to a holder of the Class A Series 1 Preferred Shares shall state:

(i)	the Redemption Date;

(ii)	the number of Class A Series 1 Preferred Shares to be redeemed;

(iii)	the redemption price as provided in Article 27.1.7(a); and

(iv)	the place or places where certificates for such Class A Series 1 Preferred Shares are to be surrendered for payment of the redemption price.

(c)

Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in New York City, and having a capital and surplus of at least $50 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by applicable law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

27.1.8	No Fractional Shares

(a)	No fractional Common Shares shall be issued upon Conversion, whether voluntary or mandatory.

(b)

In lieu of any fractional Common Shares otherwise issuable in respect of a Conversion, the Company shall make a cash payment to each holder of the Class A Series 1 Preferred Shares that would otherwise be entitled to a fractional share (based on the Average VWAP of the Common Shares over the five consecutive Trading Day period beginning on, and including, the seventh Trading Day immediately prior to the applicable Conversion Date).

(c)

If more than one Class A Series 1 Preferred Share is surrendered for Conversion at one time by or for the same holder, the number of full Common Shares issuable upon Conversion thereof shall be computed on the basis of the aggregate number of Class A Series 1 Preferred Shares so surrendered.

27.1.9	Anti-Dilution Adjustments to the Conversion Rate

The Conversion Rate shall be subject to the following adjustments:

(a)	Stock Dividends and Distributions

(i)

If the Company issues Common Shares to all holders of Common Shares as a dividend or other distribution, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be divided by a fraction:

(A)	the numerator of which is the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

(B)

the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Common Shares constituting such dividend or other distribution.

(ii)

Any adjustment made pursuant to this Article 27.1.9(a) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this Article 27.1.9(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this Article 27.1.9(a), the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

(b)	Issuance of Stock Purchase Rights

(i)

If the Company issues to all holders of Common Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan or share purchase plan or other similar plans) entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per share less than the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such rights or warrants shall be increased by multiplying the Conversion Rate by a fraction:

(A)

the numerator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares issuable pursuant to such rights or warrants; and

(B)

the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

(ii)

Any adjustment made pursuant to this Article 27.1.9(b) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this Article 27.1.9(b) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase Common Shares at less than the Current Market Price, and in determining the aggregate offering price payable for Common Shares, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board or an authorized committee thereof, which determination shall be conclusive and final). For the purposes of this Article 27.1.9(b), the number of Common Shares at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.

(c)	Subdivisions and Combinations of the Common Shares

(i)

If outstanding Common Shares shall be subdivided into a greater number of Common Shares or combined into a lesser number of Common Shares, the Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A)	the numerator of which is the number of Common Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

(B)	the denominator of which is the number of Common Shares outstanding immediately prior to such subdivision or combination.

(ii)	Any adjustment made pursuant to this Article 27.1.9(c) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(d)	Debt or Asset Distribution

(i)

If the Company distributes to all holders of Common Shares evidences of its indebtedness, shares, securities, rights to acquire shares of the Company, cash or other assets (excluding: (1) any dividend or distribution covered by Article 27.1.9(a); (2) any rights or warrants covered by Article 27.1.9(b); (3) any dividend or distribution covered by Article 27.1.9(e); and (4) any Spin-Off to which the provisions set forth in Article 27.1.9(d)(ii) apply), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(A)	the numerator of which is the Current Market Price; and

(B)

the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares, securities, rights to acquire the Company’s shares, cash or other assets so distributed applicable to one Common Share.

(ii)

In the case of a Spin-Off, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution shall be multiplied by a fraction:

(A)

the numerator of which is the sum of the Current Market Price of the Common Shares and the Fair Market Value of the portion of those shares or similar equity interests so distributed that is applicable to one Common Share as of the 15th Trading Day after the effective date for such distribution (or, if such shares or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities); and

(B)	the denominator of which is the Current Market Price of the Common Shares.

(iii)

Any adjustment made pursuant to this Article 27.1.9(d) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In the event that such distribution described in this Article 27.1.9(d) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to the Conversion Rate is required under this Article 27.1.9(d) during any Settlement Period in respect of Class A Series 1 Preferred Shares that have been tendered for Conversion, delivery of the Common Shares issuable upon Conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 27.1.9(d).

(iv)

For purposes of this Article 27.1.9(d) (and subject in all respects to Article 27.1.9(b)), rights, options or warrants distributed by the Company to all holders of its Common Shares entitling them to subscribe for or purchase shares of the Company, including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Article 27.1.9(d) (and no adjustment to the Conversion Rate under this Article 27.1.9(d) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Article 27.1.9(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and the date fixed for the determination of the holders of Common Shares entitled to receive such distribution with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Article 27.1.9(d) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued, and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase; and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

(v)	For purposes of Article 27.1.9(a), Article 27.1.9(b) and this Article 27.1.9(d), if any dividend or distribution to which this Article 27.1.9(d) is applicable includes one or both of:

(A)	a dividend or distribution of Common Shares to which Article 27.1.9(a) is applicable (the “Article 27.1.9(a) Distribution”); or

(B)	an issuance of rights or warrants to which Article 27.1.9(b) is applicable (the “Article 27.1.9(b) Distribution”), then

(1)

such dividend or distribution, other than the Article 27.1.9(a) Distribution, if any, and the Article 27.1.9(b) Distribution, if any, shall be deemed to be a dividend or distribution to which this Article 27.1.9(d) is applicable (the “Article 27.1.9(d) Distribution”) and any Conversion Rate adjustment required by this Article 27.1.9(d) with respect to such Article 27.1.9(d) Distribution shall then be made; and

(2)

the Article 27.1.9(a) Distribution, if any, and Article 27.1.9(b) Distribution, if any, shall be deemed to immediately follow the Article 27.1.9(d) Distribution and any Conversion Rate adjustment required by Article 27.1.9(a) and Article 27.1.9(b) with respect thereto shall then be made, except that, if determined by the Company:

(I)

the date fixed for determination of the holders of Common Shares entitled to receive any Article 27.1.9(a) Distribution or Article 27.1.9(b) Distribution shall be deemed to be the date fixed for the determination of holders of Common Shares entitled to receive the Article 27.1.9(d) Distribution; and

(II)

any Common Shares included in any Article 27.1.9(a) Distribution or Article 27.1.9(b) Distribution shall be deemed not to be “outstanding at 5:00 p.m., New York City time, on the date fixed for such determination” within the meaning of Article 27.1.9(a) and Article 27.1.9(b).

(e)	Cash Distributions

(i)

If the Company pays or makes a dividend or other distribution consisting exclusively of cash to all holders of Common Shares (excluding (1) any cash that is distributed in a Reorganization Event to which Article 27.1.10 applies; (2) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (3) any consideration payable as part of a tender or exchange offer by the Company or any subsidiary of the Company covered by Article 27.1.9(f)), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(A)	the numerator of which is the Current Market Price per share of Common Shares; and

(B)	the denominator of which is the Current Market Price per share of Common Shares minus the amount per share of such dividend or other distribution.

(ii)

Any adjustment made pursuant to this Article 27.1.9(e) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this Article 27.1.9(e) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay such dividend or make such other distribution, to the Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(f)	Self Tender Offers and Exchange Offers

(i)

If the Company or any subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 (or any successor form) for Common Shares (excluding any securities convertible or exchangeable for Common Shares), where the cash and the value of any other consideration included in the payment per share of Common Shares exceeds the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A)	the numerator of which shall be equal to the sum of:

(1)	the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for Common Shares purchased in such tender or exchange offer; and

(2)	the product of (x) the Current Market Price and (y) the number of Common Shares outstanding at the time such tender or exchange offer expires, less any purchased shares; and

(B)	the denominator of which shall be equal to the product of:

(1)	the Current Market Price; and

(2)	the number of Common Shares outstanding at the time such tender or exchange offer expires, including any purchased shares.

(ii)

Any adjustment made pursuant to this Article 27.1.9(f) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Article 27.1.9(f) to any tender offer or exchange offer would result in a decrease the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Article 27.1.9(f). If an adjustment to the Conversion Rate is required pursuant to this Article 27.1.9(f) during any Settlement Period in respect of Class A Series 1 Preferred Shares that have been tendered for Conversion, delivery of the related Conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this Article 27.1.9(f).

(g)

Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Company’s indebtedness, shares, securities, rights to acquire the Company’s shares, cash or other assets as to which Article 27.1.9(d) or Article 27.1.9(e) apply, applicable to one share of Common Shares, distributed to holders of Common Shares equals or exceeds the Current Market Price (as determined for purposes of calculating the Conversion Rate adjustment pursuant to such Article 27.1.9(d) or Article 27.1.9(e)), rather than being entitled to an adjustment in the Conversion Rate, holders of Class A Series 1 Preferred Shares shall be entitled to receive upon Conversion, in addition to a number of Common Shares otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Company’s indebtedness, shares of the Company, securities, rights to acquire the Company’s shares, cash or other assets comprising the distribution that such holder of Class A Series 1 Preferred Shares would have received if such holder of Class A Series 1 Preferred Shares had owned, immediately prior to the record date for determining the holders of Common Shares entitled to receive the distribution, for each Class A Series 1 Preferred Share, a number of Common Shares equal to the Conversion Rate in effect on the date of such distribution.

(h)

Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Shares on any Conversion Date, upon Conversion of any Class A Series 1 Preferred Shares, converting holders of Class A Series 1 Preferred Shares shall receive, in addition to the Common Shares, the rights issued under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case the Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Shares as described in Article 27.1.9(d), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow holders of Class A Series 1 Preferred Shares to receive upon Conversion, in addition to any Common Shares, the rights described therein (unless such rights or warrants have separated from Common Shares) shall not constitute a distribution of rights or warrants that would entitle holders of the Class A Series 1 Preferred Shares to an adjustment to the Conversion Rate.

(i)

Adjustment for Tax Reasons. The Company may make such increases in the Conversion Rate, in addition to any other increases required by this Article 27.1.9, as the Company deems advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of Common Shares (or issuance of rights or warrants to acquire Common Shares) or from any event treated as such for income tax purposes or for any other reason; provided that the same proportionate adjustment must be made to the Conversion Rate.

(j)	Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Share Price

(i)

All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a Common Share. Prior to any Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Article 27.1.9(j)(i) is not required to be made because it would not change the Conversion Rate by at least one percent, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that on a Conversion Date, adjustments to the Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii)

Whenever any provision of these Articles requires the Company to calculate the VWAP per Common Share over a span of multiple days, the Board (or an authorized committee thereof) shall make appropriate adjustments (including, without limitation, to the Fair Market Value and the Current Market Price (as the case may be)) to account for any adjustments, pursuant to Article 27.1.9, to the Conversion Rate that become effective, or any event that would require such an adjustment if the Ex-Date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

(iii)

Notwithstanding anything herein to the contrary, no adjustment to the Conversion Rate shall be made if holders of the Class A Series 1 Preferred Shares may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Common Shares and solely as a result of holding Class A Series 1 Preferred Shares, in the transaction that would otherwise give rise to an adjustment as if they held, for each Class A Series 1 Preferred Share, a number of Common Shares equal to the Conversion Rate then in effect. The Company shall notify holders of the Class A Series 1 Preferred Shares, in the event they may so participate, at the same time it notifies holders of Common Shares of their participation in such transaction. In addition, the Conversion Rate shall not be adjusted:

(A)

upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any plan;

(B)

upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit, compensation or stock purchase plan or program of or assumed by the Company or any of its subsidiaries;

(C)	upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	for a change in the par value of the Common Shares;

(E)	for stock repurchases that are not tender offers or exchange offers, including structured or derivative transactions; or

(F)	for Accrued Dividends.

(k)

Notice of Adjustment. Whenever the Conversion Rate is to be adjusted, the Company shall compute such adjusted Conversion Rates and transmit to the holders of the Class A Series 1 Preferred Shares a statement setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based in reasonable detail.

27.1.10	Recapitalization, Reclassifications and Changes of Common Shares

(a)	In the event of the following, other than on a transaction which results in a Change of Control (each, a “Reorganization Event”):

(i)

any consolidation, amalgamation, arrangement or merger of the Company with or into another Person (other than an amalgamation, arrangement, merger or consolidation in which the Company is the surviving corporation and in which the Common Shares outstanding immediately prior to the amalgamation, arrangement, merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii)	any reclassification of Common Shares into securities other than Common Shares; or

(iv)	any statutory exchange or arrangement of securities of the Company with another Person (other than in connection with a merger or acquisition);

in each case, as a result of which the Common Shares would be converted into, or exchanged for, securities, cash or property, each Class A Series 1 Preferred Share outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of Class A Series 1 Preferred Share, become convertible into the kind of securities, cash and other property that such holder of Class A Series 1 Preferred Shares would have been entitled to receive if such holder had converted its Class A Series 1 Preferred Shares into Common Shares immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one Common Share is entitled to receive).

(b)

For purposes of the foregoing in Article 27.1.10(a), the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election (or of all holders of Common Shares if none makes an election). The value of a Unit of Exchange Property shall be determined in good faith by the Board or an authorized committee thereof (which determination will be conclusive and final). The Company shall notify holders of the Class A Series 1 Preferred Shares of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each Class A Series 1 Preferred Share converted or subject to Conversion or redemption following the effective date of such Reorganization Event shall be determined as if references in Article 27.1.6 to Common Shares were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to such Conversion Date, except as provided in Article 27.1.9(j)(iii)).

(c)

The above provisions of this Article 27.1.10 shall apply to any shares or capital stock of the Company (or any successor thereto) received by the holders of Common Shares in connection with any such Reorganization Event.

(d)

The Company (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of Class A Series 1 Preferred Shares of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Article 27.1.10.

27.1.11	Other Provisions.

(a)

If any of the Class A Series 1 Preferred Shares are issued in uncertificated, book entry form as permitted by the Business Corporations Act and the Articles of the Company, then within a reasonable time after the issuance or transfer of such uncertificated shares, the Company shall send to the registered owner thereof an Ownership Notice.

(b)

The Company shall use its commercially reasonable efforts to ensure that all Common Shares issued upon a Conversion will be listed and posted for trading on each stock exchange on which the Common Shares are then listed and posted for trading.

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert Class A Series 1 Preferred Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) Class A Series 1 Preferred Shares (the “Class A Series 1 Preferred Shares”), of Civeo Corporation (hereinafter called the “Company”), represented by stock certificate No(s). [     ] (the “Class A Series 1 Preferred Shares Certificates”), into Common Shares, without par value, of the Company (the “Common Shares”) according to the conditions of the Articles of the Company (“Articles”), as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all applicable taxes and duties payable with respect thereto, if any. Each Class A Series 1 Preferred Shares Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles of the Company.

Date of Conversion:
Applicable Conversion Rate:
Class A Series 1 Preferred Shares to be Converted:
Common Shares to be Issued:*
Signature:
Name:
Address:**
Fax No.:

*                If the Class A Series 1 Preferred Shares are evidenced by a Share Certificate, the Company is not required to issue Common Shares until the original Class A Series 1 Preferred Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its transfer agent.

**               Address where Common Shares and any other payments or certificates shall be sent by the Company.

EXHIBIT B

OWNERSHIP NOTICE

There are special rights or restrictions attached to each Class A Series 1 Preferred Share. A copy of the full text of those special rights or restrictions may be obtained, without charge, at the registered or records office of the Company.

Exhibit “4”

REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT

This REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), is made as of [●], by and among Civeo Corporation, a corporation organized and existing under the laws of British Columbia, Canada (the “Corporation”), and each of the other parties set forth on the signature pages hereto under the caption “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”). Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Section 1. The Corporation and the other parties hereto are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”

W I T N E S S E T H

WHEREAS, the Shareholders are acquiring, upon completion of the transactions pursuant to the Share Purchase Agreement (referred to below), Common Shares and Preferred Shares convertible into Common Shares of the Corporation pursuant to that certain Share Purchase Agreement dated as of [●] by and among the Corporation, Noralta Lodge Ltd. and the other parties thereto (the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement by the Corporation and the Shareholders concurrently with completion of the transactions under the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of shares of or other equity interests in that Person, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles” means the Articles of the Corporation, as the same hereafter may be amended, restated or supplemented from time to time (except as otherwise specified herein).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state, Canadian, provincial or other foreign law for the relief of debtors.

“Beneficial Ownership”, “Beneficial Owner” and “Beneficially Own”, with respect to any security, refer to ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.

“Business” means the business of providing workforce accommodations, catering, facilities management, water systems and/or logistics to third-party businesses.

“Business Day” means any day excluding Saturdays, Sundays or any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions are authorized or required by law or other governmental action to close.

“Change of Control” has the meaning specified in Article 27.1.1(j) of the Articles, as in effect on the date hereof; provided, however, that a transaction contemplated by clause (ii) of the definition thereof that would not qualify as a Change of Control thereunder but would result in a Change of Control under clause (i) of the definition thereof shall not constitute a Change of Control under this Agreement. For the avoidance of doubt, any transaction or series of related transactions pursuant to which the Corporation is consolidated, merged, combined or amalgamated with another corporation or entity, and, as a result of such consolidation, merger, combination or amalgamation, at least 50% of the outstanding voting securities of the surviving or resulting corporation or entity are then owned by the former shareholders of the Corporation, shall not constitute a Change of Control hereunder.

“Common Shares” means the common equity interests in the Corporation designated as “Common Shares” in the Articles.

“Competitor” means a Person that is, directly or indirectly, engaged in the Business and is determined in good faith by the Corporation to be a competitor, directly or indirectly, with the Corporation; provided, however, that any Shareholder shall be permitted to submit to the Corporation a list of potential competitors and receive a reasonably prompt response from the Corporation with respect to which (if any) of such potential competitors are Competitors, as determined by the Corporation.

“Corporation” has the meaning set forth in the preamble hereto.

“Covered Person” has the meaning set forth in Section 4(b).

“Delayed Registration Dividend Adjustment” has the meaning set forth in Section 3(e)(iv).

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“De Minimis Registration Rights” means registration rights granted to any Person (or Persons) in connection with any single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons), with respect to not more than an aggregate of five percent of the Common Shares outstanding as of the closing of such single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons).

“Escrowed Shares” has the meaning set forth in the Purchase Agreement.

“Escrowed Shares Escrow Agreement” means that certain escrow agreement, dated as of [●], by and between the Corporation, the Shareholders and Alliance Trust Company, acting as escrow agent.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Family Group” means, with respect to any natural person: (i) any lineal descendant or ancestor or sibling (in each case, by birth or adoption) of such natural person or of such natural person's spouse; (ii) any spouse of such natural person or of any of the Persons described in the immediately preceding clause (i); and (iii) any trust or other bona fide estate-planning vehicle, the only beneficiaries of which are such natural person and any of the foregoing Persons described in the immediately preceding clauses (i) and (ii).

“FINRA” means the Financial Industry Regulatory Authority or any successor agency having jurisdiction under the Exchange Act.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal).

“Indemnified Party” has the meaning set forth in Section 4(c).

“Group” means “group” as such term is used under  Rule 13d-5(b) under the Exchange Act.

“Indemnifying Party” has the meaning set forth in Section 4(c).

“Parties” or “Party” have the meaning set forth in the preamble hereto.

“Permitted Transferee” has the meaning set forth in Section 2(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Piggyback Notice” has the meaning set forth in Section 3(a).

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“Piggyback Request” has the meaning set forth in Section 3(a).

“Preferred Shares” means the preferred equity interests in the Corporation designated as “Class A Series 1 Preferred Shares” in the Articles.

“Proceeding” means any action, claim, suit, investigation, audit, controversy, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act and any free writing prospectus), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means the offer and sale of Common Shares to the public pursuant to a Registration Statement that has been filed and become effective under the Securities Act.

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Registrable Securities” means all the Shares held by the Shareholders as of the date hereof (including any Escrowed Shares), any Shares issued upon conversion of the Preferred Shares held by the Shareholders as of the date hereof and any other securities issued or issuable with respect to any such Shares by way of share split, or in connection with a combination of shares, share dividend, recapitalization, conversion, reclassification or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) they are Transferred in a Public Offering in accordance with the provisions of Section 3; (ii) they become Rule 144 Eligible Securities; (iii) they have been Transferred pursuant to any section of Rule 144; (iv) they have been Transferred in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (v) they shall have ceased to be outstanding after issuance thereof. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if: (i) such Person directly holds Registrable Securities; and (ii) such Person is a Shareholder. For the avoidance of doubt, Preferred Shares shall in no event be Registrable Securities hereunder.

“Registration Statement” means any registration statement of the Corporation under the Securities Act which covers the offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus or amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requesting Holder” has the meaning set forth in Section 3(a).

“Rule 10b5-1 Plan” has the meaning set forth in Section 3(e)(ii).

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“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144 Eligible Securities” means Shares that may be sold pursuant to Rule 144, without being subject to the volume limitations set forth in Rule 144.

“SEC” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Shareholder” has the meaning set forth in the preamble hereto.

“Shareholder Change of Control” shall mean the occurrence of any of the following events: (i) any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the outstanding Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates); (ii) a merger or consolidation of the Corporation with or into another Person or the merger or consolidation of another Person into the Corporation, as a result of which transaction or series of related transactions any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates) outstanding immediately after such transaction or transactions; or (iii) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation and its Subsidiaries to any Shareholder or its Affiliates.

“Shares” means, subject to the provisions of Section 3(j), the Common Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement or upon conversion of the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement and shall include the Escrowed Shares until such time as such Escrowed Shares are released to the Corporation pursuant to the terms of the Purchase Agreement and the Escrowed Shares Escrow Agreement. For purposes of the restrictions on Transfer set forth in Section 2 only, “Shares” shall also include the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement.

“Shelf Registration Statement” means a Registration Statement on an appropriate form to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

“Shelf Takedown” has the meaning set forth in Section 3(e)(ii).

“Standstill Shareholder” means each of the Torgerson Family Trust and 989677 Alberta Ltd. and their Permitted Transferees.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

5

“Target Effective Date” has the meaning set forth in Section 3(e)(iv).

“Termination Event” means any of the following: (a) the Corporation, pursuant to or within the meaning of any Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors; (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 90 days and that (i) is for relief against the Corporation as debtor in an involuntary case, (ii) appoints a Bankruptcy Custodian of the Corporation or a Bankruptcy Custodian for all or substantially all of the property of the Corporation, or (iii) orders the liquidation of the Corporation; or (c) a Change of Control is consummated.

“Transfer” means any direct or indirect sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition (whether with or without consideration and whether voluntary, involuntary or by operation of law, including to the Corporation or any of its Subsidiaries) of any Shares or any interest therein (including any option to buy or sell), including any transaction the intent or effect of which is to reduce the risk of owning Shares (including, for example, engaging in a put, call, short-sale, straddle or similar market transaction with respect to any Shares or any interest therein); provided, however, that, for purposes of Section 2, during any period that neither Lance Torgerson nor any designee of a Standstill Shareholder serves on the board of directors of the Corporation, any bona fide pledge of ten percent or less of the number of a Shareholder’s Shares (calculated assuming conversion of such Shareholder’s Preferred Shares) shall not constitute a Transfer under this Agreement, provided that any Transfer of such Shares by or to the pledgee upon or after a default in the obligation secured by the pledge shall be deemed a Transfer by such Shareholder hereunder. For purposes hereof, a release of Escrowed Shares to the Corporation or any Shareholder pursuant to the Escrowed Shares Escrow Agreement shall not be a Transfer subject to the provisions hereof.

“underwritten Public Offering” or “underwritten offering” means a Public Offering in which Common Shares are sold to an underwriter or underwriters for reoffering to the public. For the avoidance of doubt, any offering or sale of Common Shares by the Corporation pursuant to an “at-the-market” offering as defined in Rule 415(a)(4) of the Securities Act shall not be considered an underwritten Public Offering or underwritten offering hereunder.

“Voting Securities ” has the meaning set forth in Section 6(c)(i).

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the SEC).

6

Section 2.            Restrictions on Transfer.

(a)     General Transfer Restrictions. Each Shareholder covenants and agrees that, except as permitted by Section 2(b) or Section 2(d), such Shareholder will not Transfer any Shares without the prior written consent of the Corporation, and each Standstill Shareholder further covenants and agrees that, prior to the date that is 18 months after the date of this Agreement, except as permitted by Section 2(b), no Standstill Shareholder (or any Permitted Transferee thereof) shall Transfer any Shares hereunder, including pursuant to Section 2(d), without the prior written consent of the Corporation. Each Shareholder understands and agrees that the issuance and transfer of the Shares held by such Shareholder on the date hereof have not been registered under the Securities Act or under any securities laws of any state or other jurisdiction and, therefore, such Shares may not be resold or otherwise transferred by such Shareholder without compliance with the registration provisions of the Securities Act and any other applicable securities laws or applicable exemptions therefrom. Accordingly, no Shareholder shall Transfer such Shares (or solicit any offers in respect of any Transfer of such Shares), except in compliance with the Securities Act, any applicable securities laws of any applicable state or other jurisdiction and any restrictions on Transfer contained in this Agreement. No Shareholder shall avoid any of the restrictions or obligations set forth in this Section 2 by undergoing an ownership change itself or Transferring any Shares to any other Person and then Transferring or permitting the Transfer of such other Person in whole or in part.

(b)     Certain Permitted Transfers. Notwithstanding the general Transfer restrictions set forth in Section 2(a): (i) any Shareholder may Transfer any or all of such Shareholder’s Shares to an Affiliate of such Shareholder (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shares back to such Shareholder if such transferee ceases to be an Affiliate of such Shareholder); (ii) any Shareholder who is a natural person may Transfer any or all of such Shareholder’s Shares among such Shareholder’s Family Group (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shareholder’s Shares back to such Shareholder if such transferee ceases to be a member of such Shareholder’s Family Group, other than as a result of the death of such Shareholder); and (iii) upon the death of any Shareholder who is a natural person, such Shareholder’s Shares may be Transferred by the will or other instrument taking effect at death of such Shareholder or by applicable laws of descent and distribution to such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees.

(c)     Permitted Transferees Bound. Except in the case of a Transfer in accordance with the provisions of Section 2(d), no Transfer permitted under the terms of (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall be effective unless the transferee of such Shares (each, a “Permitted Transferee”), if not already bound by this Agreement, has complied with Section 2(e) by delivering to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that such Shares to be received by such Permitted Transferee shall remain subject to all of the provisions of this Agreement, and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as the holder of such Shares; provided, however, that no Transfer by any Shareholder of Shares to a Permitted Transferee shall relieve such Shareholder of any of its obligations under this Agreement.

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(d)     Other Permitted Transfers. Notwithstanding the foregoing provisions of this Section 2 and subject to the first sentence of Section 2(a), any Shareholder may Transfer any or all of such Shareholder’s Shares (other than any Preferred Shares): (i) in any Public Offering (including any Shelf Takedown); or (ii) subject to the provisions of Section 3(g), in a sale transaction pursuant to and in accordance with Rule 144; provided that, in each case, any such Transfer shall not, when taken together with any and all other Transfers pursuant to this Section 2(d) during the period of 90 consecutive days ending on the date of such Transfer (which date, for the purposes of this Section 2(d), shall be the trade date for such Transfer, rather than the settlement date for such Transfer), involve a number of Shares in excess of ten percent of the number of such Shareholder’s Shares issued to such Shareholder pursuant to the Purchase Agreement (calculated assuming conversion of such Shareholder’s Preferred Shares, if any). For the avoidance of doubt, this Section 2(d) does not apply to any Transfer of Preferred Shares. Notwithstanding the foregoing, the volume restrictions set forth in this Section 2(d) shall not apply to a Transfer by a Requesting Holder in a Public Offering pursuant to a Piggyback Request in accordance with Section 3(a).

(e)     Certain Transferees to Become Parties. Except in the case of a Transfer in accordance with the provisions of Section 2(d), any transferee receiving Shares in a Transfer permitted pursuant to (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall become a Shareholder, a party to this Agreement and subject to the terms and conditions of, and be bound by and entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transfers such Shares to such transferee; provided, however, that no Transfer by any holder of Shares to a Permitted Transferee shall relieve such holder of any of its obligations under this Agreement. Prior to the Transfer of any Shares to any transferee pursuant to Section 2(b) and as a condition thereto, each Shareholder effecting such Transfer shall (i) cause such transferee to deliver to the Corporation its written agreement, in form and substance reasonably satisfactory to the Corporation, to be bound by the terms and conditions of this Agreement, if not already bound by this Agreement, and (ii) remain directly liable for the performance by such Permitted Transferee of all obligations of such transferee under this Agreement.

(f)     Transfers to Competitors or Greater Than 10% Holders. Notwithstanding anything to the contrary in the foregoing provisions of this Section 2, without the prior written consent of the Corporation, no Shareholder may Transfer any Shares to (i) any Competitor or (ii) any Person who, either alone or as part of a Group, is, or would become after giving effect to such Transfer, the Beneficial Owner of, or otherwise has, or would have, the right to acquire, through any option, warrant, forward contract, share loan, swap, contract of sale or other derivative or similar agreement, more than ten percent of the Common Shares then outstanding, in either case other than through Transfers in accordance with Section 2(d) in an underwritten Public Offering or in a market transaction pursuant to Rule 144.

(g)     Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 2 shall be null and void, and the Corporation shall not in any way give effect to any such impermissible Transfer.

(h)     Period of Restriction. The foregoing provisions of this Section 2 shall expire automatically in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

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(i)     Legends. Each Shareholder agrees that the certificates evidencing the Shares held by such Shareholder will bear legends substantially in the form set forth below and containing such other information as the Corporation may deem necessary or appropriate:

Except pursuant to the terms of the Registration Rights, Lock-Up and Standstill Agreement among the issuer, the holder of this certificate and the other parties thereto, the shares represented by this certificate may not be sold, transferred, assigned, distributed, exchanged, pledged, encumbered, appointed or otherwise disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition of any of those shares.

The shares represented hereby have been issued pursuant to a claim of exemption under the U.S. Securities Act of 1933 and other applicable securities laws and may not be sold or otherwise transferred without compliance with the registration provisions of the U.S. Securities Act of 1933 and any other applicable securities laws or in accordance with applicable exemptions therefrom.

The Corporation may instruct any transfer agent for the Common Shares or Preferred Shares not to register the Transfer of any Shares subject to the restrictions set forth in this Section 2. Whenever the Common Shares represented by any such certificate no longer constitute Shares pursuant to the provisions of Section 3(j), or are being Transferred in a transaction upon consummation of which such Common Shares will no longer constitute Shares pursuant to the provisions of Section 3(j), the holder of such certificate shall be entitled to receive from the Corporation, at the Corporation’s sole cost and expense and upon receipt by the Corporation of appropriate certifications, a new certificate not bearing the legends set forth in this Section 2(i).

Section 3.            Registration Rights.

(a)     General. Subject to the provisions of Section 3(b), if the Corporation proposes to file a Registration Statement under the Securities Act (on a form of Registration Statement that would permit registration of the offering and sale of Registrable Securities) providing for the public offering of Common Shares, for its own account or for the account of a selling shareholder, for sale to the public in an underwritten Public Offering for cash, the Corporation will give written notice (a “Piggyback Notice”) to all holders of Registrable Securities of its intention to do so. Each holder of Registrable Securities agrees that the fact that such a Piggyback Notice has been delivered shall constitute confidential information and such holder agrees not to disclose that such Piggyback Notice has been delivered or effect any public sale or distribution of Common Shares until the earlier of (i) the date that the applicable Registration Statement has been filed with the SEC and (ii) 20 days after the date of such Piggyback Notice. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request. Any such holder may, by written response (a “Piggyback Request”) delivered to the Corporation within five days after the effectiveness under Section 7(f) of such Piggyback Notice, request that all or a specified part of the Registrable Securities held by such holder be included in such Registration Statement (each such holder being a “Requesting Holder”), which request shall inform the Corporation of the number of shares of Registrable Securities such holder wishes to include in such Registration Statement and provide the Corporation with such information with respect to such holder as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws. If no request for inclusion from a holder is received within the time period specified in the immediately preceding sentence, such holder shall have no further right to participate in such Registration Statement and any Public Offering pursuant thereto. Following the end of such time period, the Corporation will use commercially reasonable efforts to cause to be included in such registered Public Offering under the Securities Act all shares of Registrable Securities which the Corporation has been so requested to register by any Requesting Holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Corporation or other holders of Common Shares in such Public Offering) of the Registrable Securities to be so registered; provided, however, that: (i) if, at any time after giving written notice of its intention to undertake an underwritten Public Offering and prior to the closing of such underwritten Public Offering, the Corporation shall determine for any reason not to undertake or to delay such underwritten Public Offering, the Corporation may, at its election, give written notice of such determination to the Requesting Holders and (x) in the case of a determination not to undertake such underwritten Public Offering, shall be relieved of its obligation to sell any Registrable Securities in connection with such terminated underwritten Public Offering, and (y) in the case of a determination to delay such underwritten Public Offering, shall be permitted to delay offering any Registrable Securities for the same period as the delay in the underwritten Public Offering; and (ii) all Requesting Holders must, with respect to their Registrable Securities to be offered and sold in such Public Offering, sell such Registrable Securities to the underwriters selected by the Corporation, on the same terms and conditions as applicable to the Corporation (with such differences as may be customary or appropriate in combined primary and secondary offerings and applied in a manner that does not discriminate among holders that are similarly situated with respect to the circumstances related thereto, in accordance with the terms of this Agreement). For the avoidance of doubt, the Corporation shall not be required to register any Registrable Securities upon the request of any holder pursuant to a Registration Statement, or to permit the related Prospectus or prospectus supplement to be used, in connection with any offering or Transfer of Registrable Securities by a holder other than pursuant to an underwritten Public Offering.

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(b)     Excluded Transactions. The Corporation shall not be obligated to provide any Piggyback Notice with respect to, or effect the registration of the offer and sale of any Registrable Securities under this Section 3, incidental to any Public Offering:

(i)     relating to any employee benefit, compensation, incentive or savings plans or dividend reinvestment plans;

(ii)     relating to the acquisition or merger after the date hereof by the Corporation or any of its Subsidiaries of or with any other business;

(iii)     under the Corporation’s existing shelf registration statement on Form S-3 (Reg. No. 333-212754);

(iv)     to be registered on a registration statement on Form S-4 or Form S-8 (or any successor forms thereto) or a registration statement for the offering or sale of Common Shares issuable upon conversion of debt securities; or

(v)     only to existing holders of securities issued by the Corporation (including the Shareholders).

(c)     Certain Obligations of Requesting Holders. Any Requesting Holders participating in any underwritten Public Offering pursuant to this Section 3 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Corporation to effect the offer and sale, in such Public Offering, of the Registrable Securities they have requested to be included in such Public Offering pursuant to a Piggyback Request, including becoming parties to the underwriting agreement entered into by the Corporation and any other selling shareholders in connection therewith and being liable (severally, and not jointly and severally) in respect of the representations and warranties by such selling shareholder, and the other agreements (including customary selling shareholder questionnaires, powers of attorney, representations, warranties, indemnification and contribution arrangements and “lock-up” agreements) for the benefit of the underwriters. In connection with any Public Offering, no Shareholder who has provided a Piggyback Request with respect thereto may, after such time as the Corporation has delivered to such Requesting Holder the expected range of pricing for the Common Shares to be offered and sold in any such Public Offering, thereafter elect to withdraw therefrom without the written consent of the Corporation.

(d)     Underwriters’ Cutback. In connection with any underwritten Public Offering, the underwriters may determine that marketing factors (including an adverse effect on the per-share offering price) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 3 and subject to the terms of this Section 3(d), the underwriters may limit the number of shares which would otherwise be included in such Public Offering by the exclusion of any or all Registrable Securities from such Public Offering (it being understood that the number of Common Shares which the Corporation seeks to have included in such Public Offering shall not be subject to exclusion, in whole or in part, under this Section 3(d)). Upon receipt of notice from the underwriters of the need to reduce the number of shares to be included in any underwritten Public Offering pursuant to the foregoing provisions of this Section 3, the Corporation shall advise all Requesting Holders with respect to such Public Offering, and the number of Common Shares, including Registrable Securities, that may be included in such Public Offering shall be allocated in the following manner, unless the underwriters in their discretion shall determine in good faith that marketing factors require a different allocation: Common Shares, other than Registrable Securities, requested to be included in such Public Offering by Persons other than the Requesting Holders shall be excluded; and, if a limitation on the number of Common Shares is still required, the number of Registrable Securities shall be allocated among holders thereof in proportion, as nearly as practicable, to the respective amounts of Common Shares which each Shareholder requested to be so included. No Common Shares designated for exclusion from a Public Offering by reason of the underwriters’ marketing limitation shall be included in such Public Offering.

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(e)     Shelf Registration.

(i)     Shelf Registration. As soon as practicable following the date that is 18 months after the date of this Agreement, but in no event more than 30 days thereafter, the Corporation shall use its commercially reasonable efforts to prepare and file a Shelf Registration Statement under the Securities Act covering the Public Offering of the Registrable Securities held by the Standstill Shareholders. The Corporation shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective within 150 days after the date of filing of such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this Section 3(e)(i) shall be on Form S-3 (or any successor provision to Form S-3) for so long as the Corporation is eligible to use Form S-3 and, if the Corporation is a WKSI at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be filed as an Automatic Shelf Registration Statement. If the Corporation is not eligible to use Form S-3 at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be on such other form of the SEC as shall be selected by the Corporation. As soon as practicable following the date that a Shelf Registration Statement filed pursuant to this Section 3(e)(i) becomes effective, but in any event within five Business Days of such date, the Corporation shall provide the Standstill Shareholders with written notice of the effectiveness of such Shelf Registration Statement; provided that no such notice shall be required if such Shelf Registration Statement is an Automatic Shelf Registration Statement.

(ii)     Right to Effect a Shelf Takedown. Following the date that is 18 months after the date of this Agreement, from time to time when a Shelf Registration Statement is effective, each Standstill Shareholder that has Registrable Securities covered by such Shelf Registration Statement shall be entitled to sell such Registrable Securities pursuant to the plan of distribution in such Shelf Registration Statement (each, a “Shelf Takedown”), including pursuant to any sale pursuant to a plan that complies with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), but only in accordance with the limitations set forth in Section 2(d) hereof; provided that no holder of Registrable Securities shall be entitled to request that a Shelf Takedown be an underwritten offering. Each Standstill Shareholder shall also give the Corporation prompt written notice of the consummation of each Shelf Takedown or the entry into a Rule 10b5-1 Plan in respect of the Registrable Securities.

(iii)     Delay Rights. Notwithstanding anything to the contrary contained herein, the Corporation may delay the filing or effectiveness of a Shelf Registration Statement required by this Section 3(e) and may, upon written notice to any Standstill Shareholder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Standstill Shareholder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event such Standstill Shareholder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (a) the Corporation is pursuing an acquisition, merger, reorganization, disposition or similar transaction and the Corporation determines in good faith that the Corporation’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (b) the Corporation has experienced some other non-public event the disclosure of which at such time, in the good faith judgment of the Corporation, would materially and adversely affect the Corporation; provided, however, that in no event shall the Standstill Shareholders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180 day period. Upon disclosure of such information or the termination of the condition described above, the Corporation shall provide prompt notice to the Standstill Shareholders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect under this clause (iii) and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

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(iv)     Failure to Become Effective. If a Shelf Registration Statement required by Section 3(e)(i) does not become or is not declared effective within 180 days after the date that is 18 months after the date of this Agreement (such 180th day, the “Target Effective Date”), then, the Dividend Rate (as defined in the Articles) with respect to the Preferred Shares held by the Standstill Shareholders will be increased by (i) 0.25% per annum commencing on the first Dividend Payment Date (as defined in the Articles) immediately following the Target Effective Date and (ii) an additional 0.25% per annum commencing on each subsequent Dividend Payment Date (as defined in the Articles), up to a maximum increase of 1.00% per annum (“Delayed Registration Dividend Adjustment”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding; provided that, if the failure of the Shelf Registration Statement to become or be declared effective is due primarily to effects, events or circumstances arising out of or related to (a) a breach of any representation or warranty or any covenant by any party to the Purchase Agreement other than the Corporation or (b) a failure by a Standstill Shareholder to furnish to the Corporation the information specified in the second paragraph of Section 3(f), then no Delayed Registration Dividend Adjustment shall be payable hereunder for such failure.

(f)     Registration Procedures. If and in each case when any Registrable Securities are included in a Public Offering as provided in this Section 3, the Corporation shall (in each case, subject to the limitations set forth in Section 3(a) and Section 3(e)):

(i)     prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the Prospectus used in connection therewith as may be necessary to (A) keep such Registration Statement effective for a period not in excess of the later of (x) four years (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold) and (y) the date that is one year after the date on which the last Escrowed Shares are released from escrow pursuant to the Purchase Agreement and the Escrowed Shares Escrow Agreement, and (B) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

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(ii)     furnish or make available to each holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus and summary Prospectus), in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the offering and sale of such Registrable Securities by such holder; provided, however, that the Corporation may furnish or make available any such documents in electronic format;

(iii)     use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each holder of such Registrable Securities may reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holder to consummate the offer and sale in such jurisdictions of such Registrable Securities owned by such holder, except that the Corporation shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iii), it would not be obligated to be so qualified or to consent to general service of process or become subject to taxation in any such jurisdiction;

(iv)     promptly notify each holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the Corporation’s becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder, prepare and furnish or make available to such holder a reasonable number of copies of an amended or supplemental Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that the Corporation may furnish or make available any such amended or supplemental Prospectus in electronic format;

(v)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(vi)     cooperate with each underwriter or agent, if any, participating in the disposition of such Registrable Securities and its counsel in connection with any filings required to be made with FINRA;

(vii)     use commercially reasonable efforts to list such Registrable Securities on any securities exchange or authorize for quotation on each other market on which Common Shares are then listed or authorized for quotation at the Corporation’s initiation, if such Registrable Securities are not already so listed or authorized for quotation;

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(viii)     make available for inspection by any holder of such Registrable Securities, by any managing underwriter or underwriters participating in any such Public Offering and by any attorney, accountant or other agent retained by any such holder of Registrable Securities or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors and employees to supply all information reasonably requested by any such holder, underwriter, attorney, accountant or agent in connection with such Public Offering; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (A) disclosure of such information is required by court or administrative order, (B) disclosure of such information, in the opinion of counsel to such Person, is required by applicable law or applicable legal process or (C) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person (in the case of a proposed disclosure pursuant to the immediately preceding clauses (A) or (B), such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation (at the Corporation’s sole cost and expense) in seeking to prevent or limit the proposed disclosure); and without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Corporation or its Subsidiaries in violation of applicable law;

(ix)     notify the holders of such Registrable Securities and any managing underwriter or agent, promptly, and confirm the notice in writing (A) when the Registration Statement, or any post-effective amendment to the Registration Statement, shall have become effective, or any supplement to the Prospectus or any amendment to the Prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the Registration Statement or amend or supplement the Prospectus or for additional information and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus, or of the suspension of the qualification of the Registration Statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(x)     use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable; and

(xi)     cooperate with the holders of such Registrable Securities and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold in such Public Offering, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request.

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The Corporation may require each holder of Registrable Securities that has requested to include, or will have included, any Registrable Securities in a Public Offering or a Shelf Registration Statement in accordance with this Section 3 to furnish to the Corporation in writing such information required in connection with such Public Offering or Shelf Registration Statement regarding such holder of Registrable Securities and the distribution of such Registrable Securities as the Corporation may, from time to time, reasonably request in writing and the Corporation may exclude from such Public Offering or Shelf Registration Statement the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Upon any determination by the Corporation of the existence of facts or circumstances resulting in the application of Section 3(f)(iv) or the occurrence of any event of the kind described in clause (B), (C) or (D) of Section 3(f)(ix), all disposition efforts with respect to any Registrable Securities included in any Public Offering or Shelf Registration Statement will forthwith be discontinued until the Corporation has furnished or made available the supplemented or amended Prospectus contemplated by Section 3(f)(iv) or Section 3(f)(ix), or until the Corporation has advised all holders of such Registrable Securities that the use of the applicable Prospectus may be resumed.

(g)     Lock-Up Arrangements. Notwithstanding any other provision of this Agreement, without the prior written consent of the underwriters managing any underwritten Public Offering, for a period beginning seven days immediately preceding, and ending on the 90th day following, the effective date of the Registration Statement used in connection with such Public Offering, neither the Corporation nor any Shareholder (whether or not a selling shareholder pursuant to such Public Offering) shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise Transfer, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, except pursuant to such Public Offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to: (A) Transfers to a Permitted Transferee of such holder in accordance with the terms of this Agreement; or (B) any transaction referred to in clause (i), (ii) or (v) of Section 3(b).

(h)     Registration Expenses. Except as provided in the last sentence of this Section 3(h), the Corporation will pay or otherwise bear all the expense attributable to the registration of Registrable Securities under the Securities Act for sale pursuant to this Section 3, including all of the following: (i) registration and filing fees payable under the Securities Act; (ii) filing fees payable to FINRA; (iii) fees and expenses attributable to the listing of the Common Shares that are Registrable Securities on each securities exchange on which the Common Shares are then listed or included at the Corporation’s initiation; (iv) registrar and transfer agents’ fees; (v) fees and disbursements of the Corporation’s counsel and independent registered public accounting firm; (vi) printing expenses; (vii) messenger and delivery expenses; (viii) the Corporation’s internal expenses, including the salaries and expenses of its employees; and (ix) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Requesting Holders participating in any Public Offering. Each Requesting Holder participating in any Public Offering will pay or otherwise bear all underwriting commissions and discounts and transfer taxes or stamp or other duties attributable to such Requesting Holder’s sale or other disposition of shares of Registrable Securities, and other than as set forth in the foregoing clause (ix), each such Requesting Holder will pay or otherwise bear (i) the fees and expenses of that Requesting Holder’s counsel and any other advisor or other Person such Requesting Holder may retain in connection with such Public Offering, and (ii) such Requesting Holder’s internal expenses, including the salaries and expenses of its employees (if any).

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(i)     Transfers of Registration Rights. A Shareholder may not transfer the registration rights provided for in this Agreement to any other Person, except to a Permitted Transferee in accordance with the provisions of Section 2(b), Section 2(c) and Section 2(e).

(j)     Effect of Certain Transfers of Registered Securities. Any Common Shares that constitute Shares that are (i) Transferred in a Public Offering in accordance with the provisions of this Section 3 or (ii) in a transaction pursuant to Rule 144 in accordance with the provisions of Section 2(d) shall conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

(k)     No Inconsistent Registration Rights Agreements. Except with respect to any acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving the grant of De Minimis Registration Rights, without the prior written consent of holders of a majority of the then outstanding Registrable Securities, the Corporation will not enter into any agreement with respect to its securities that (i) conflicts with the provisions of this Section 3; (ii) provides rights to the other party that are pari passu with, or more favorable than, the rights granted to the Shareholders under this Section 3 in any material respect; or (iii) imposes obligations on the other party that are less restrictive than the obligations imposed on the Shareholders under this Section 3 in any material respect, other than any lock-up agreement with the underwriters in connection with any registered offering effected hereunder pursuant to which the Corporation shall agree not to register for sale, and the Corporation shall agree not to sell or otherwise dispose of, Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, for a specified period following the registered offering; provided, however, that notwithstanding any other provision of this Section 3(k), the Corporation shall not grant registration rights to any Person in any transaction (or series of transactions) that would enable such Person to resell Common Shares pursuant to a registration statement that became effective prior to the effective date of the first Shelf Registration covering the resale of Registrable Securities that the Corporation is required to file on behalf of the Shareholders pursuant to Section 3(e)(i) hereof unless such registration rights cover (i) Common Shares issued to such Person in a capital raising transaction (or transactions) for the sole or primary benefit of the Corporation or (ii) piggyback registration rights otherwise in compliance with this sentence, including cutback provisions complying with Section 3(d). Notwithstanding any other rights and remedies the Shareholders may have in respect of the Corporation or such other party pursuant to this Agreement, if the Corporation enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Section 3 shall immediately be deemed to have been amended without further action by the Corporation or any of the holders of Registrable Securities so that the such holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

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(l)     Equivalent Registration Rights for New Listings. In the event the Corporation proposes to list its Common Shares on the Toronto Stock Exchange, or any other securities exchange (other than the New York Stock Exchange), or proposes to authorize the Common Shares for quotation on any securities market, prior to the effectiveness of such listing, the Corporation and the Standstill Shareholders shall negotiate in good faith to amend this Agreement to grant the Standstill Shareholders registration rights for the Registrable Securities that are, to the extent permitted by law, rule or regulation, substantially equivalent (to the extent permitted by applicable law, rule and regulation) to the registration rights granted to the Standstill Shareholders hereunder. For the avoidance of doubt, (i) the holding periods and other restrictions applicable to any such Registrable Securities under this Agreement shall not be extended as a result of such additional listings and (ii) all of the benefits afforded to, and all of the obligations imposed upon, the holders of Registrable Securities in connection with any disposition of Registrable Securities pursuant to Section 3 of this Agreement shall apply, or shall apply as closely as possible in accordance with applicable law, rule and regulation, to any dispositions of securities by such holders of such Registrable Securities pursuant to such additional listings.

Section 4.            Indemnification and Contribution.

(a)     Indemnification by the Corporation. In the event any Registrable Securities are included in any underwritten Public Offering pursuant to the provisions of Section 3, and, in connection with such Public Offerings, Registrable Securities are sold, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Shareholder who is a seller of Registrable Securities in such Public Offering from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Shareholder may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any Registration Statement under the Securities Act, any preliminary Prospectus or final Prospectus included therein, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Shareholder for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceedings in respect thereof); provided, however, that the Corporation shall not be liable to any such Shareholder in any such case to the extent that any such loss, claim, damage or liability (or Proceeding) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of any Shareholder for use in the preparation thereof. It is agreed that the Corporation’s indemnification obligations provided for in this Section 4(a) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld).

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(b)     Indemnification by Selling Shareholders. Each Shareholder that participates in a Public Offering pursuant to the provisions of Section 3 shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Corporation, each of its directors, officers, accountants, attorneys, agents and employees, each Person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Shareholder who participates in such Public Offering (each of the Corporation and such other Persons being referred to in this Section 4(b) as a “Covered Person”), from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon any statement in or omission from such Registration Statement, any preliminary Prospectus, final Prospectus or summary Prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of such Shareholder for use in the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other document or report, and will reimburse such Covered Person for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceeding in respect thereof); provided, however, that the obligations of such Shareholder under this Section 4(b) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of such Shareholder (which consent shall not be unreasonably withheld).

(c)     Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnification pursuant to Section 4(a) or Section 4(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails to assume the defense of such claim or Proceeding promptly; (iii) the Indemnified Party reasonably concludes, based on the advice of counsel, that a conflict of interest exists between the Indemnifying Party and the Indemnified Party in the defense of such claim or Proceeding; or (iv) the Indemnifying Party fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense; provided, further, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties (unless there is an actual conflict of interest between one or more of the Indemnified Parties and the Indemnifying Party has been notified in writing of such conflict, in which case such conflicted Indemnified Parties or group of conflicted Indemnified Parties (as the case may be) may be represented by separate counsel, the fees and expenses of whom shall be borne by the Indemnifying Party), or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld).

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(d)     Contribution. If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities (other than in accordance with the terms of this Section 4), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities: (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, from the sale of the Registrable Securities covered by such Registration Statement; or (ii) if the allocation provided by the immediately preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the immediately preceding clause (i), but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 4(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to this Section 4(d) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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(e)     Limitation on Liability of Holders of Registrable Securities. The liability of each Shareholder in respect of any indemnification or contribution obligation of such Shareholder arising under this Section 4 with respect to any Public Offering shall not in any event exceed an amount equal to the net proceeds to such Shareholder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities sold or otherwise disposed of by such Shareholder pursuant to such Public Offering.

(f)     Relationship to Other Indemnification or Contribution Arrangements. The indemnification and contribution rights and obligations of the Parties set forth in this Section 4 are in addition to any other rights or obligations with respect to indemnification or contribution that any of the Parties may have pursuant to applicable law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of any Person entitled to the benefits thereof and shall survive any Transfer of Registrable Securities and the termination of this Agreement. Notwithstanding the foregoing provisions of this Section 4, in the event of any conflict between any of the provisions of this Section 4 and the provisions of any applicable underwriting agreement entered into in connection with any underwritten Public Offering that includes Registrable Securities, the provisions of such underwriting agreement shall control.

Section 5.     Rule 144 Reporting. For so long as any Shareholder holds Registrable Securities, the Corporation will promptly furnish to each holder of Registrable Securities following written request therefor, (a) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, (b) a copy of the most recent annual or quarterly report of the Corporation filed with the SEC under the Exchange Act, and (c) such other reports and documents so filed by the Corporation as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 6.             Standstill.

(a)     Acquisition of Common Shares. (i)  Except as provided in Sections 6(a)(ii) and 6(b), each Standstill Shareholder covenants and agrees with the Corporation that it will not, and will cause its Affiliates and their respective directors and executive officers not to, directly or indirectly, Beneficially Own or acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of, any Common Shares other than the Common Shares, and any Common Shares issuable upon conversion of the Preferred Shares, in each case, Beneficially Owned by such Standstill Shareholder and its Affiliates and their respective directors and executive officers as of the date hereof (except by way of stock splits, stock dividends, stock reclassifications or other distributions, recapitalizations or offerings made available to and, if applicable, exercised on a pro rata basis by, holders of Common Shares generally).

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(i)     Notwithstanding the foregoing, the prohibition set forth in Section 6(a)(i) shall not apply to (A) the release of Escrowed Shares to any Standstill Shareholder in accordance with the terms of the Purchase Agreement and the Escrowed Shares Escrow Agreement or (B) the acquisition (whether by merger, consolidation or otherwise) by any Standstill Shareholder or an Affiliate thereof of any entity that Beneficially Owns Common Shares at the time of the consummation of such acquisition, provided that in connection with any such acquisition such Standstill Shareholder or its Affiliate, as the case may be, (1) divests the Common Shares Beneficially Owned by the acquired entity at the time of the consummation of such acquisition within a reasonable period of time after the consummation of such acquisition, and (2) if any annual or special meeting of shareholders is held prior to the disposition thereof, votes such shares on each matter presented at any annual or special meeting of the shareholders or by written consent in a manner proportionate to the holders of the Common Shares (other than such Standstill Shareholder) voting on such matter.

(b)     Shareholder Communications. (i)  Except as required in connection with the execution, delivery or performance of this Agreement and as otherwise required, permitted or contemplated by this Agreement or the Purchase Agreement (including with respect to any Transfer permitted pursuant to Section 2(b)), each Standstill Shareholder agrees not to, and to cause each of its Affiliates and its and their respective directors and executive officers not to, directly or indirectly, alone or in concert with others, without express authorization of the Corporation:

(A)     effect, initiate, propose or otherwise solicit shareholders of the Corporation for the approval of one or more shareholder proposals or induce or attempt to induce any other Person to effect, initiate, propose or otherwise solicit any shareholder proposal;

(B)     (1) propose or seek to effect a Shareholder Change of Control of the Corporation by way of merger, consolidation, recapitalization, reorganization, sale, lease, exchange, pledge or other disposition of substantially all assets of the Corporation and its Subsidiaries or other business combination involving, or a tender or exchange offer for securities of, the Corporation or any of its Subsidiaries or any material portion of the business or assets of the Corporation or any of its Subsidiaries or any other type of transaction that would otherwise result in a Shareholder Change of Control of the Corporation (any such action described in this clause (1), a “Corporation Transaction Proposal”), (2) seek to exercise any control or influence over the management of the Corporation or its board of directors or any of the businesses, operations or policies of the Corporation (excluding, for the avoidance of doubt, any actions by members of the Corporation’s board of directors designated by such Standstill Shareholder, if any), or (3) present to the Corporation’s shareholders or any third party any proposal constituting or that can reasonably be expected to result in a Corporation Transaction Proposal;

(C)     solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation”, or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Corporation’s board of directors, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Common Shares or grant a proxy with respect to the voting of (or execution of a written consent in respect of) Common Shares to any Person other than an officer or agent of such Standstill Shareholder or the Corporation;

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(D)     form, join in or in any other way (including by deposit of Common Shares) participate in a partnership, pooling agreement, syndicate, voting trust or other Group (other than a Group comprised solely of Standstill Shareholders, its Affiliates and its Permitted Transferees) with respect to Common Shares, or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Common Shares;

(E)     take any action which might cause the Corporation to be required to make a public announcement regarding any of the types of matters set forth in (A) through (D) above;

(F)     enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(G)     request, or induce or encourage any other Person to request, that the Corporation amend or waive any of the provisions of this Agreement.

(ii)     Notwithstanding the foregoing restrictions, if, at any time, (A) the Corporation has entered into a definitive agreement, the consummation of which would result in a Change of Control or (B) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change of Control, then the limitations set forth in Section 6(b) shall not be applicable to the Standstill Shareholders for so long as the conditions described in this Section 6(b)(ii) continue.

(c)     Voting Agreement as to Certain Matters.

(i)     Each Standstill Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of the Corporation (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Corporation, except as otherwise approved in writing by the Corporation’s board of directors, (A) when a meeting of the shareholders of the Corporation is held, appear at such meeting or otherwise cause all of its Shares that are entitled to vote at such meeting (collectively, the “Voting Securities”), to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Corporation for written consent, if any, and (B) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such written consent to be granted with respect to), (1) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) in excess of 15% of the Corporation’s outstanding Common Shares in a manner that is proportionate to the manner in which all Common Shares (other than Shares voted by such Standstill Shareholders), which are voted in respect of such matter, are voted, and (2) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) equal to or less than 15% of the Corporation’s outstanding Common Shares in the sole discretion of the Standstill Shareholders in any manner such Standstill Shareholder chooses.

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(ii)     Each Standstill Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Standstill Shareholder (a) has not entered into, and shall not enter into at any time prior to the termination of its obligations under this Section 6 pursuant to Section 6(d), any voting agreement or voting trust with respect to any Voting Securities and (b) has not granted, and shall not grant at any time prior to the termination of such Standstill Shareholder’s obligations under this Section 6 pursuant to Section 6(d), a proxy or power of attorney with respect to any Voting Securities, in either case, which is inconsistent with such Standstill Shareholder’s obligations pursuant to this Agreement.

(d)     Termination of this Section 6. This Section 6 shall terminate and be of no further effect, in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

Section 7.            Miscellaneous.

(a)     Certain Representations and Warranties. Each Party represents and warrants to each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such Party or by which such Party’s assets are bound or otherwise subject. The Corporation further represents and warrants to the Shareholders that, as of the date hereof:

(i)     the Corporation is not a party to, or otherwise subject to, any agreement that grants registration rights to another Person with respect to Common Shares;

(ii)     the Corporation is not a party to, or otherwise subject to, any lock-up agreement or standstill agreement with any another Person with respect to Common Shares; and

(iii)     (A) the Corporation is not a “shell company” (as such term is defined in Rule 405 under the Securities Act), (B) the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (C) the Corporation has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 month period preceding the date hereof, other than Form 8-K reports, and (D) at least one year has elapsed from the time that the Corporation filed current Form 10 information (as such term is defined in Rule 144(i)(3) under the Securities Act) with the SEC reflecting its status as an entity that is not an issuer described in Rule 144(i)(1)(i), if applicable.

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(b)     Term. This Agreement shall terminate with respect to a Shareholder, except as provided in Section 2(e) on the date as of which such Shareholder ceases to directly or indirectly hold Shares as a result of one or more Transfers to Permitted Transferees (in accordance with the provisions of Section 2(a) and Section 2(b)) or pursuant to one or more Public Offerings in accordance with Section 3 (and shall terminate with respect to the Corporation on the date as of which no Shares are held by Shareholders as a result of such Transfers); provided, however, that such Shareholder’s (and the Corporation’s) rights and obligations pursuant to Section 4, as well as the applicable Parties’ obligations to pay expenses pursuant to Section 3(h), shall survive with respect to any Registration Statement relating to any Public Offering that included any Registrable Securities of such Shareholder and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this Section 7(b) shall remain in effect in accordance with its terms.

(c)     Entire Agreement. This Agreement (together with the documents referenced herein), constitutes the entire agreement and understanding between or among any of the Shareholders and the Corporation with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings of the Parties with respect to the subject matter hereof.

(d)     Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except as expressly provided in Section 4, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except as provided in Section 2(e), this Agreement may not be assigned by (i) any of the Shareholders, except with the prior written consent of the Corporation or (ii) the Corporation (except by operation of law), except with the prior written consent of the Shareholders who hold Shares as of the time of such assignment.

(e)     Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of (i) the Corporation and (ii) each Shareholder who holds Shares as of the time of such change or amendment. Any Shareholder who continues to hold Shares may (solely with respect to itself), at any time: (i) extend the time for the performance of any of the obligations or other acts of the Corporation; (ii) waive any inaccuracies in the representations and warranties of the Corporation contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the Corporation with any of the agreements, covenants or conditions contained herein. The Corporation may, at any time: (i) extend the time for the performance of any of the obligations or other acts of any Shareholder; (ii) waive any inaccuracies in the representations and warranties of any Shareholder herein or in any document delivered pursuant hereto; and (iii) waive compliance by any Shareholder with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

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(f)     Notices. All notices, requests, claims or other communications to be given or delivered to any Party hereunder or by reason of this Agreement: (i) shall be in writing; (ii) shall be deemed to be given for all purposes hereunder (A) upon delivery if delivered by hand, (B) one Business Day after being sent by internationally recognized courier or overnight delivery service, (C) five Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (D) when sent in the form of a e-mail (if confirmation of receipt is obtained, including by e-mail) between 9:00 a.m. and 6:00 p.m. (Houston time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (Houston time) on the next Business Day); and (iii) shall be directed to the address or e-mail set forth or referred to below (or at such other address or email address as such Party shall designate by like notice):

(i)	If to the Corporation:

Civeo Corporation
8333 Clay Street, Suite 4980
Houston, Texas 77002
Attention:     Frank Steininger
E-mail:          frank.steininger@civeo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1221 McKinney Street, 37th Floor
Houston, Texas 77010-2046
Attention: Tull R. Florey
E-mail: tflorey@gibsondunn.com

Bennett Jones LLP

4500 855 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: Bruce Hibbard

Email: hibbardb@bennettjones.com

(ii)	If to the Shareholders, at their respective addresses shown on the signature pages hereto.

with a copy (which shall not constitute notice) to:

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention: Leanne Krawchuk

Email: leanne.krawchuk@dentons.com

Dentons US LLP

303 Peachtree Street, NE Suite 5300

Atlanta, GA 30308-3265

Attn: Steven L. Berson

Email: steve.berson@dentons.com

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(g)     Headings; Construction. The titles of Sections and paragraphs of this Agreement are for convenience only and do not define or limit the provisions hereof. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Sections, Exhibits and Schedules and paragraphs shall be deemed to be references to Sections and paragraphs of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h)     Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult with legal counsel in connection with the drafting, negotiation and execution of this Agreement. The language used in this Agreement shall be deemed to be the language that the Parties have chosen to express their mutual intent. Accordingly, no provision of this Agreement shall be strictly construed against or interpreted to the disadvantage of any Party by any court or other Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.

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(i)     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined any New York state or federal court sitting in the Borough of Manhattan, City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)     Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity, may, in its sole discretion, obtain from a court of competent jurisdiction (in accordance with Section 7(i)) specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or to prevent any violation hereof. To the extent permitted by applicable law, each Party hereby (i) waives any objection to the imposition of such relief and agrees that it will not assert any defense that a Party may have an adequate remedy at law with respect to such relief, and (ii) waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees to indemnify and hold harmless the other Parties from any and all damage, loss, cost, expense or liability whatsoever (including legal fees and the cost of enforcing this Agreement) arising directly or indirectly from any willful or intentional breach by such Party of any obligation or agreement contained herein.

(k)     Severability. If any term, provision, covenant or restriction of this Agreement (or any portion thereof) or the application thereof to any Person or circumstance as contemplated hereby is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

(l)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CIVEO Corporation

By:
Name:
Title:

Signature Page to Registration Rights Agreement

shareholders

TORGERSON FAMILY TRUST

By:
Name: Title:

989677 ALBERTA LTD.

By:
Name: Title:

[Signature Pages to Registration Rights, Lock-up and Standstill Agreement]